   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 10, 2000.



                                                      REGISTRATION NO. 333-85745

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              COMCAST CORPORATION
             (Exact name of Registrant as specified in its Charter)

             PENNSYLVANIA                                4841                                 23-1709202
     (State or Other Jurisdiction            (Primary Standard Industrial                  (I.R.S. Employer
  of Incorporation or Organization)          Classification Code Number)                 Identification No.)

                         ------------------------------

  1500 MARKET STREET, PHILADELPHIA, PENNSYLVANIA 19102-2148, TELEPHONE: (215)
                                    665-1700
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                 JOHN R. ALCHIN
                      SENIOR VICE PRESIDENT AND TREASURER
                              COMCAST CORPORATION
           1500 MARKET STREET, PHILADELPHIA, PENNSYLVANIA 19102-2148,
                           TELEPHONE: (215) 665-1700
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent for Service)
                         ------------------------------

                                   COPIES TO:


               PETER D. CRIPPS, ESQ.                                BRUCE K. DALLAS, ESQ.
              DECHERT PRICE & RHOADS                                DAVIS POLK & WARDWELL
                4000 BELL ATLANTIC                                  450 LEXINGTON AVENUE
              TOWER 1717 ARCH STREET                              NEW YORK, NEW YORK 10017
       PHILADELPHIA, PENNSYLVANIA 19103-2793                           (212) 450-4000
                  (215) 994-4000


                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and all other conditions to the transactions described herein have been satisfied or waived.

    If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
        SECURITIES TO BE REGISTERED             REGISTERED (1)          PER UNIT             PRICE (2)       REGISTRATION FEE(3)
Class A Special Common Stock, par value
  $1.00 per share...........................      58,900,333               N/A            $2,311,276,023          $620,877



(1) Represents the maximum number of shares of Class A Special Common Stock issuable upon consummation of the merger of Jones Intercable, Inc. into Comcast JOIN Holdings, Inc., a wholly owned subsidiary of Comcast Corporation, as described in the proxy statement/prospectus filed as part of this Registration Statement.



(2) The initial filing of the Registration Statement on August 20, 1999, related to 23,182,599 shares of Comcast Class A Special Common Stock to be issued to holders of shares of Jones Intercable, Inc. This amendment registers an additional 35,717,734 shares of Comcast Class A Special Common Stock which will be issuable upon completion of the merger. The proposed maximum offering price for the purposes of calculating the registration fee for the initial 23,182,599 shares of Comcast Class A Special Common Stock was calculated in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended, based upon the average high and low per share prices quoted on the Nasdaq National Market System on August 16, 1999 for 1,161,135 shares of Jones Intercable, Inc. Common Stock and 15,397,864 shares of Jones Intercable Class A Common Stock. Pursuant to Rules 457(a) and 457(f)(1) the proposed maximum offering price for the additional 35,717,734 shares of Comcast Class A Special Common Stock is estimated solely for purposes of calculating the registration fee and computed pursuant to Rule 457(f)(1) based on the average of the high and low per share prices quoted on the Nasdaq National Market System on January 5, 2000 for an additional 3,951,886 shares of Jones Intercable Common Stock and 21,560,781 shares of Jones Intercable Class A Common Stock to be acquired in the merger. This amount assumes the exercise of all existing options for Jones Intercable shares.



(3) $212,439 of the registration fee was paid on August 20, 1999 in connection with the original filing of the Registration Statement.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             JONES INTERCABLE, INC.
                            C/O COMCAST CORPORATION
                               1500 MARKET STREET
                     PHILADELPHIA, PENNSYLVANIA 19102-2148



                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD             , 2000



To the Shareholders:



    Notice is hereby given that a special meeting of shareholders of Jones Intercable, Inc. will be held at 1500 Market Street, Philadelphia PA 19102 on
            , 2000, at 10:00 a.m., Eastern time, for the following purposes:



    1. To consider and act upon a proposal to approve a merger and merger agreement among Jones Intercable, Inc., Comcast Corporation and Comcast JOIN Holdings, Inc. a wholly owned subsidiary of Comcast Corporation. If the conditions to the merger are satisfied or waived, each outstanding share of Jones Intercable Common Stock and Class A Common Stock will be converted into the right to receive 1.4 shares of Comcast Class A Special Common Stock.



    2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.



    Information relating to the above matters is set forth in the accompanying proxy statement/ prospectus. A copy of the merger agreement is set forth as Appendix A to the proxy statement/ prospectus and is incorporated herein by reference.



    The close of business on January   , 2000 has been fixed as the record date
for determination of the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Approval of the merger agreement requires the affirmative vote of:



       - the holders of two-thirds of the outstanding shares of Common Stock voting as a single class,



       - the holders of two-thirds of the outstanding shares of Class A Common Stock voting as a single class, and



       - the holders of a majority of the shares of Jones Intercable Common Stock and Class A Common Stock that are not beneficially owned by Comcast or its affiliates voting together as a single class with each share of Common Stock and Class A Common Stock being entitled to one vote for the purposes of this approval.



    Comcast intends to vote its shares of Jones Intercable Common Stock and Class A Common Stock for approval of the merger and the merger agreement.



    Shareholders may vote in person or by proxy. The proxy statement, which explains in detail the merger, and the accompanying proxy card are attached to this notice. Only holders of record of Jones Intercable shares at the close of
business on January   , 2000 will be entitled to vote at the meeting or any
adjournment thereof with respect to all matters described above. Please sign, date and mail the enclosed proxy promptly using the enclosed postage-paid envelope. This action will not limit your right to vote in person if you wish to attend the special meeting.



    A special committee of the independent members of your Board of Directors has unanimously approved and adopted the merger and the merger agreement. After receiving the recommendation of the special committee, your Board of Directors unanimously approved and adopted the merger and the merger agreement. The special committee and your Board of Directors each recommends that you vote in favor of the proposal.

    THE MERGER IS AN IMPORTANT DECISION FOR JONES INTERCABLE AND ITS SHAREHOLDERS. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING.



    PLEASE DO NOT SEND ANY CERTIFICATES FOR JONES INTERCABLE SHARES AT THIS
     TIME.



                                          By Order of the Board of
                                          Directors,



                                          Stanley L. Wang
                                          Secretary



            , 2000



    Should you have any questions regarding the special meeting or the attached proxy statement/ prospectus, please contact our proxy solicitor, D.F. King & Co., at 77 Water Street, New York, NY 10005. D.F. King's telephone number for banks and brokers is (212) 269-5550 (call collect) and for all others is
(800) 207-3156.

      SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS DATED JANUARY 10, 2000


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECUTS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT SI NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                PROXY STATEMENT
                                       OF
                             JONES INTERCABLE, INC.


                                 --------------


                             PRELIMINARY PROSPECTUS
                                       OF
                              COMCAST CORPORATION



    This proxy statement/prospectus is being furnished to holders of Common Stock and Class A Common Stock of Jones Intercable, Inc. in connection with the solicitation of proxies by the Board of Directors of Jones Intercable for use at a special meeting of holders of Jones Intercable common stock to be held at
10:00 a.m., Eastern time, on             , 2000, at 1500 Market Street,
Philadelphia, PA 19102 and at any adjournments of the special meeting. Jones Intercable is convening the special meeting to consider and act upon a proposal to approve the merger of Jones Intercable with Comcast JOIN Holdings, Inc., a wholly owned subsidiary of Comcast Corporation and the related merger agreement.



    This proxy statement/prospectus is also a prospectus of Comcast relating to shares of its Class A Special Common Stock to be issued to shareholders of Jones Intercable under the terms of the merger. At the time of the merger, each outstanding share of Jones Intercable Common Stock and Class A Common Stock not directly owned by Comcast or Comcast JOIN Holdings (or owned by Jones Intercable as treasury stock) will cease to be outstanding and will be converted into the right to receive 1.4 shares of Comcast Class A Special Common Stock. All Jones Intercable shares currently owned by Comcast are held indirectly by Comcast through a wholly owned subsidiary and therefore will be converted in the merger. Jones Intercable shares owned directly by Comcast or Comcast JOIN Holdings or owned by Jones Intercable as treasury stock will be canceled and no payment or distribution shall be made with respect to those shares. Jones Intercable will no longer exist and its successor by merger, Comcast JOIN Holdings, will be a wholly owned subsidiary of Comcast.



    We expect that the merger will take effect after approval by the shareholders of Jones Intercable at the special meeting and after the other conditions to the merger have been satisfied. We anticipate that the merger will close during the second quarter of 2000.



              INFORMATION ON COMCAST CLASS A SPECIAL COMMON STOCK



    Holders of Comcast Class A Special Common Stock are not entitled to vote in the election of directors or otherwise, except where class voting is required by applicable law.



    Comcast Class A Special Common Stock is listed on the Nasdaq National Market under the symbol "CMCSK." On December 21, 1999, the last trading day immediately
preceding the public announcement of the proposed merger, and on             ,
2000, the most recent practicable date prior to the mailing of this proxy statement/prospectus, the closing prices for the Comcast Class A Special Common
Stock were $51 per share and $      per share, respectively.



    SEE "RISK FACTORS" BEGINNING ON PAGE 16 FOR A DISCUSSION OF IMPORTANT RISKS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS IN CONNECTION WITH THE MERGER AND THE ACQUISITION OF COMCAST CLASS A SPECIAL COMMON STOCK OFFERED BY THIS PROXY STATEMENT/PROSPECTUS.



    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF COMCAST CLASS A SPECIAL COMMON STOCK TO BE ISSUED IN THE MERGER, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



    The date of this proxy statement/prospectus is       , 2000. It is first
being mailed or otherwise delivered to Jones Intercable shareholders on or about that date.

                             ADDITIONAL INFORMATION



    This proxy statement/prospectus incorporates important business and financial information about Comcast and Jones Intercable that is not included in or delivered with this document. This information is available without charge to shareholders of either company upon written or oral request. Shareholders may obtain information about Comcast or Jones Intercable upon request to the appropriate company at the following address or telephone number:



Marlene S. Dooner                              Kelley Claypool
Senior Director, Investor Relations            Senior Analyst, Investor Relations
Comcast Corporation                            Jones Intercable, Inc.
1500 Market Street                             c/o Comcast Corporation
Philadelphia, Pennsylvania 19102-2148          1500 Market Street
Comcast Investor Relations Hotline:            Philadelphia, Pennsylvania 19102-2148
(215) 655-8199                                 Jones Investor Relations Hotline:
                                               (215) 655-8198



    IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM US, PLEASE DO SO BY
            , 2000 TO ENSURE TIMELY DELIVERY.


                            ------------------------


    In this proxy statement/prospectus, "Comcast" refers to Comcast Corporation and its subsidiaries and "Jones Intercable" refers to Jones Intercable, Inc. and its subsidiaries. The terms "we," "us" and "our" refer collectively to Comcast and Jones Intercable and their respective subsidiaries.

                               TABLE OF CONTENTS



QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1

SUMMARY.....................................................      3
  The Companies.............................................      3
  The Merger................................................      4
  Summary Selected Historical Consolidated Financial Data of
    Comcast.................................................     10
  Summary Selected Historical Consolidated Financial Data of
    Jones Intercable........................................     13
  Comparative Per Share Data................................     15

RISK FACTORS................................................     16
  Risks Relating to Comcast.................................     16
  Risks Relating to the Merger..............................     18
  Special Note Regarding Forward-Looking Statements.........     19

THE MERGER..................................................     20
  The Companies.............................................     20
  Background of the Merger..................................     21
  Jones Intercable's Reasons for the Merger.................     28
  Recommendation of the Special Committee and the Jones
    Intercable Board of Directors...........................     31
  Comcast's Reasons for the Merger..........................     31
  Fairness Opinion of Financial Advisor.....................     32
  Consequences of the Merger................................     37
  Listing of Comcast Class A Special Common Stock...........     38
  No Dissenters' Rights.....................................     38
  Accounting Treatment......................................     38
  Material U.S. Federal Income Tax Consequences of the
    Merger..................................................     38
  Regulatory Matters; Litigation............................     39
  Plans for Jones Intercable After the Merger...............     41
  Conduct of the Business of Comcast and Jones Intercable if
    the Merger Is Not Consummated...........................     41
  Federal Securities Laws Consequences......................     41
  Comparative Per Share Market Price and Dividend
    Information.............................................     42
  Interests of Certain Persons in the Merger................     42
  Material Contracts Between Comcast and Jones Intercable...     43
  Security Ownership of Certain Beneficial Owners and
    Management..............................................     44
  Management of Jones Intercable and the Surviving
    Corporation.............................................     46

THE MERGER AGREEMENT........................................     46
  Material Provisions of the Merger Agreement...............     46
  Structure of the Merger...................................     46
  Merger Consideration......................................     46
  Effective Time............................................     46
  Exchange and Payment Procedures...........................     46
  Transfer of Jones Intercable Common Shares................     47
  Treatment of Jones Intercable Stock Options...............     47
  No Dissenters' Rights.....................................     47
  Principal Covenants.......................................     48
  Interim Operations........................................     48
  Registration Statement....................................     48
  Covenant to Recommend.....................................     48
  Meeting of Jones Intercable Shareholders..................     48
  Access to Information.....................................     48
  Notification of Certain Matters...........................     49

  Commercially Reasonable Efforts...........................     49
  Shareholder Litigation....................................     49
  Public Announcements......................................     49
  Affiliates................................................     49
  Representations and Warranties............................     49
  Conditions to the Completion of the Merger................     51
  Indemnification and Insurance of Jones Intercable
    Directors and Officers..................................     53
  Termination of the Merger Agreement.......................     53
  Termination Fees Payable by Jones Intercable..............     54
  Amendment and Waiver......................................     55
  General Provisions........................................     55

THE MEETING AND VOTING......................................     55
  Matters Relating to the Meeting...........................     55
  Vote Necessary to Approve Merger Proposal.................     56
  Recommendation of the Special Committee and Board of
    Directors of Jones Intercable...........................     57
  Proxies...................................................     57
  Voting In Person..........................................     57
  People With Disabilities..................................     58
  401(k) Plan Participants..................................     58
  Confidential Voting.......................................     58
  Adjournments..............................................     58

DESCRIPTION OF COMCAST CAPITAL STOCK........................     59
  Common Stock..............................................     59
  Preferred Stock...........................................     60

DESCRIPTION OF JONES INTERCABLE CAPITAL STOCK...............     60

COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF COMCAST AND
JONES INTERCABLE............................................     61
  Fiduciary Duties of Directors.............................     61
  Limitation of Director Liability..........................     62
  Indemnification...........................................     62
  Business Combinations.....................................     63
  Anti-takeover Protection..................................     64
  Voting Rights.............................................     65
  Amendments to the Articles of Incorporation...............     66
  Dividends and Repurchases of Shares.......................     68
  Dissenters' Rights........................................     69
  Special Treatment.........................................     70
  Amendments to Bylaws......................................     70
  Action By Written Consent.................................     70
  Special Meeting of Shareholders...........................     71
  Annual Meeting of Shareholders............................     71
  Business Conducted at Meeting of Comcast Shareholders.....     71
  Preemptive Rights.........................................     72
  Size of the Board of Directors............................     72
  Classification of the Board of Directors..................     72
  Vacancies on the Board....................................     73
  Removal of Directors......................................     73
  Interested Director Transactions..........................     74
  Shareholder Records.......................................     75
  Shareholder Derivative Suits..............................     75

  Dissolution...............................................     75

LEGAL MATTERS...............................................     76

EXPERTS.....................................................     76

FUTURE SHAREHOLDER PROPOSALS................................     76

WHERE YOU CAN FIND MORE INFORMATION.........................     76

INCORPORATION BY REFERENCE..................................     77

                     QUESTIONS AND ANSWERS ABOUT THE MERGER



    Q: When and where is the shareholder meeting?



    A: The meeting will take place on             , 2000 at 10:00 a.m., Eastern
time at 1500 Market Street, Philadelphia, PA 19102.



    Q: What will I receive in the merger?



    A: Holders of Jones Intercable shares, other than shares directly owned by Comcast or Comcast JOIN Holdings (or owned by Jones Intercable as treasury stock), will receive, for each share of Jones Intercable Common Stock and Class A Common Stock, 1.4 shares of Comcast Class A Special Common Stock.



    Q: Why is the Board of Directors of Jones Intercable recommending that I vote for the merger?



    A: A special committee comprised of the independent directors of the Jones Intercable Board of Directors has unanimously:



    - determined that the merger is fair to and in the best interests of the public shareholders of Jones Intercable without regard to Comcast's interests,



    - approved and adopted the merger and the merger agreement, and



    - recommended that the Jones Intercable Board of Directors and the shareholders of Jones Intercable approve and adopt the merger and the merger agreement.



    After receiving the unanimous recommendation of the special committee, the Jones Intercable Board of Directors determined that the approval and adoption of the merger and the merger agreement is in the best interests of Jones Intercable's shareholders. The Jones Intercable Board of Directors unanimously approved and adopted the merger and the merger agreement and recommends that you approve the merger and the merger agreement. To review the background and reasons for the merger in greater detail, see the sections entitled "The Merger--Background of the Merger" and "The Merger--Jones Intercable's Reasons for the Merger." The special committee was advised by Donaldson, Lufkin & Jenrette Securities Corporation, which delivered a fairness opinion in connection with the merger. For a more detailed description of the fairness opinion, see the section entitled "The Merger--Fairness Opinion of Financial Advisor."



    Q: What happened to the Comcast exchange offer?



    A: A special committee of the independent directors of Jones Intercable considered Comcast's exchange offer and proposed the merger to Comcast as a transaction that would offer advantages to the Jones Intercable shareholders over the exchange offer. The merger has replaced Comcast's previously announced exchange offer.



    Q: What vote is required for the merger to occur?



    A: Approval of the merger requires the affirmative vote of:



    - the holders of two-thirds of the outstanding shares of Jones Intercable Common Stock voting as a single class,



    - the holders of two-thirds of the outstanding shares of Jones Intercable Class A Common Stock voting as a single class, and



    - the holders of a majority of the outstanding shares of Jones Intercable Common Stock and Class A Common Stock that are not beneficially owned by Comcast or its affiliates voting together as a single class with each share being entitled to one vote for the purpose of this approval.

    Q: What will happen to the Jones Intercable shares as a result of the merger?



    A: As of the date of this proxy statement/prospectus, Comcast, through a wholly owned subsidiary, indirectly owned 2,878,151 shares of Jones Intercable Common Stock and 13,782,500 shares of Jones Intercable Class A Common Stock representing approximately 56.3% and 37.3% of each respective class. Comcast is seeking to acquire the remaining shares of Jones Intercable stock that it does not already own through the merger. As a result of the merger, Jones Intercable will merge with and into Comcast JOIN Holdings with Comcast JOIN Holdings being the surviving corporation of the merger. All Jones Intercable shares, other than shares directly held by Comcast or Comcast JOIN Holdings (or shares held by Jones Intercable as treasury stock) will be converted into the right to receive
1.4 shares of Comcast Class A Special Common Stock. All Jones Intercable shares currently owned by Comcast are held indirectly by Comcast through a wholly owned subsidiary and therefore will be converted in the merger. After completion of the merger, Jones Intercable will no longer exist and its successor by merger, Comcast JOIN Holdings, will be a wholly owned subsidiary of Comcast.



    Q: Will shareholders have dissenters' rights?



    A: No. Jones Intercable shareholders will not have any dissenters' rights or other rights to demand fair value in cash as a result of the merger under Colorado law.



    Q: What do I need to do now if I decide to vote yes?



    A: After carefully reading and considering the information contained in this document, please fill out, sign and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting.



    Q: Should I send in my share certificates now if I decide to vote in favor of the merger?



    A: No. After the merger is completed, we will send you written instructions for exchanging your share certificates.



    Q: If my shares are held in street name by my broker, will my broker vote my shares for me?



    A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.



    Q: May I change my vote after I have mailed my signed proxy card?



    A: Yes. Just deliver a later dated, signed proxy card to Jones Intercable before the special meeting or attend the special meeting and vote.



    Q: When do you expect the merger to be completed if approved?



    A: We are working toward completing the merger as quickly as possible. We expect that the merger will become effective after approval by the shareholders of Jones Intercable at the special meeting and after the other conditions to the merger have been satisfied. We currently believe that the merger will be completed in the second quarter of 2000.



    Q: What are the tax consequences of the merger?



    A: The merger generally will not be taxable to you for federal income tax purposes. However, you will be taxed on any cash that you receive in lieu of fractional shares of Comcast Class A Special Common Stock. To review in greater detail the tax consequences to shareholders, see the section entitled "The Merger--Material U.S. Federal Income Tax Consequences of the Merger."



    Q: What other matters will be voted on at the special meeting?



    A: We do not expect to ask you to vote on any other matters at the special meeting.

                                    SUMMARY



    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" AND "INCORPORATION BY REFERENCE."



                                 THE COMPANIES



COMCAST CORPORATION
1500 Market Street
Philadelphia, PA 19102-2148
(215) 665-1700



    Comcast is a Pennsylvania corporation that was organized in 1969. Comcast is principally engaged both in developing, managing and operating hybrid fiber-coaxial broadband cable communications networks and in providing programming content, primarily through QVC, Inc., its electronic retailing subsidiary. Comcast is currently the third-largest cable communications system operator in the United States and is in the process of implementing digital video applications and high-speed Internet access service to enhance the products available on its cable networks.



    Comcast's consolidated cable operations served approximately 5.7 million subscribers and passed approximately 9.4 million homes in the United States as of September 30, 1999. Comcast has entered into a series of transactions whereby it will acquire, subject to receipt of necessary regulatory and other approvals, approximately 2.5 million cable subscribers in a series of transactions over the next twelve to eighteen months. Upon completion of these pending transactions, Comcast will serve approximately 8.2 million subscribers.



    Comcast provides programming content through its majority-owned subsidiaries, QVC and E! Entertainment Television, Inc., and through other programming investments, including Comcast SportsNet, The Golf Channel, Speedvision and Outdoor Life. Through QVC, Comcast markets a wide variety of products directly to consumers primarily on merchandise-focused television programs. As of September 30, 1999, QVC was available, on a full and part-time basis, to over 73.6 million homes in the United States, over 7.7 million homes in the United Kingdom and Ireland and over 15.0 million homes in Germany.



    Comcast has a world wide web site at http://www.comcast.com. The information posted on Comcast's web site is not incorporated into this proxy statement/prospectus.



COMCAST JOIN HOLDINGS, INC.
c/o Comcast Corporation
1500 Market Street
Philadelphia, PA 19102-2148
(215) 665-1700



    Comcast JOIN Holdings, Inc. is a Delaware corporation and wholly owned subsidiary of Comcast formed by Comcast in December 1999 solely for the purpose of merging with Jones Intercable.



JONES INTERCABLE, INC.
c/o Comcast Corporation
1500 Market Street
Philadelphia, PA 19102-2148
(215) 665-1700

    Jones Intercable, Inc. is a Colorado corporation organized in 1970. It is principally engaged in developing, managing and operating hybrid fiber-coaxial broadband cable communications networks serving more than 1.0 million customers as of September 30, 1999. Jones Intercable is currently a consolidated public company subsidiary of Comcast Cable Communications, Inc., and an indirect consolidated subsidiary of Comcast Corporation.



    Jones Intercable has a world wide web site at http://www.jic.com. The information posted on the web site is not incorporated into this proxy statement/prospectus.



                                   THE MERGER



    At the effective time of the merger, Jones Intercable will merge with and into Comcast JOIN Holdings, with Comcast JOIN Holdings continuing as the surviving corporation of the merger. Upon completion of the merger, Jones Intercable will no longer exist and its successor by merger, Comcast JOIN Holdings, will be a wholly owned subsidiary of Comcast. The merger agreement is attached as Appendix A to this document. We encourage you to read the merger agreement as it is the legal document that governs the merger.



THE MERGER CONSIDERATION



    If the merger is completed, each share of Jones Intercable Common Stock and Class A Common Stock issued and outstanding immediately prior to the effective time of the merger (other than Jones Intercable shares directly owned by Comcast or Comcast JOIN Holdings and other than Jones Intercable shares held by Jones Intercable as treasury stock) shall be cancelled and shall be converted automatically into the right to receive 1.4 shares of Comcast Class A Special Common Stock, par value $1.00 per share of Comcast. All Jones Intercable shares currently owned by Comcast are held indirectly by Comcast through a wholly owned subsidiary and therefore will be converted in the merger.



    Each share of Jones Intercable Common Stock and Class A Common Stock issued and outstanding immediately prior to the effective time of the merger directly owned by Comcast or Comcast JOIN Holdings, and each share that is owned by Jones Intercable as treasury stock shall be canceled and no payment or distribution shall be made with respect to those shares.



    The exchange ratio of 1.4 shares of Comcast Class A Special Common Stock to one Jones Intercable share shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, recapitalization or other like change without receipt of consideration with respect to either the Jones Intercable shares or the shares of Comcast Class A Special Common Stock occurring on or after the date of the merger agreement and prior to the effective time of the merger.



NO FRACTIONAL SHARES



    Comcast will not issue any fractional shares of its Class A Special Common Stock in the merger. Holders of Jones Intercable shares will receive cash for any fractional shares in an amount based on the market value of Comcast Class A Special Common Stock on the last full trading day prior to the merger.



SHAREHOLDER VOTE REQUIRED



    Approval of the merger requires the affirmative vote of:



    - the holders of two-thirds of the outstanding shares of Jones Intercable Common Stock voting as a single class,



    - the holders of two-thirds of the outstanding shares of Jones Intercable Class A Common Stock voting as a single class, and

    - the holders of a majority of the outstanding shares of Jones Intercable Common Stock and Class A Common Stock that are not beneficially owned by Comcast or its affiliates voting together as a single class with each share being entitled to one vote for the purpose of this approval.



    As of the record date and the date of this proxy statement/prospectus, Comcast, through a wholly owned subsidiary, indirectly owned 2,878,151 shares of Jones Intercable Common Stock and 13,782,500 shares of Jones Intercable Class A Common Stock representing approximately 56.3% and 37.3% of each respective class. Comcast has agreed to vote its Jones Intercable shares in favor of approval of the merger and the merger agreement.



    As of the record date, the directors and executive officers of Jones Intercable owned and were entitled to vote an aggregate additional 1,300 shares of Jones Intercable Class A Common Stock, or less than 1% of the aggregate of the outstanding shares of Class A Common Stock. These individuals have indicated that they will vote these shares in favor of approval of the merger and the merger agreement.



    YOU SHOULD NOT SEND IN YOUR SHARE CERTIFICATES FOR EXCHANGE UNTIL WE INSTRUCT YOU TO DO SO IF WE COMPLETE THE MERGER.



RECOMMENDATION OF SPECIAL COMMITTEE AND JONES INTERCABLE'S BOARD OF DIRECTORS



    A special committee comprised of the independent directors of the Board of Directors of Jones Intercable has unanimously:



    - determined that the merger is fair to and in the best interests of the public shareholders of Jones Intercable without regard to Comcast's interests,



    - approved and adopted the merger and the merger agreement, and



    - recommended that the Jones Intercable Board and the shareholders of Jones Intercable approve the merger and the merger agreement.



    Jones Intercable's Board of Directors, based on the unanimous recommendation of its independent special committee, has unanimously approved and adopted the merger and the merger agreement and recommends that you vote to approve the merger and the merger agreement. Each of the special committee and Jones Intercable's Board of Directors believes that the merger is in the best interests of Jones Intercable's shareholders.



    Jones Intercable has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation (which is also referred to in this proxy statement/prospectus as DLJ), the financial advisor to the special committee and Jones Intercable, that the consideration to be received by the public shareholders for their shares of Jones Intercable in the merger is fair to the public shareholders from a financial point of view.



JONES INTERCABLE'S REASONS FOR THE MERGER



    The special committee of the independent directors of Jones Intercable considered Comcast's previous exchange offer and proposed the merger to Comcast as a transaction that would offer advantages to the shareholders of Jones Intercable over the exchange offer. Comcast had originally offered to exchange
1.4 shares of its Class A Special Common Stock for each share of Jones Intercable Common Stock or Class A Common Stock for up to a number of shares that when added to the Jones Intercable shares already owned by Comcast would equal approximately 79% of the total shares of each class of Jones Intercable common stock outstanding at the time of the announcement of the exchange offer. Under applicable law, the exchange offer was also taxable to the shareholders of Jones Intercable. In the merger, the Jones Intercable shareholders have the opportunity to receive 1.4 shares of Comcast Class A Special Common Stock for all of their Jones Intercable shares in a transaction that is generally not a taxable event for the Jones Intercable shareholders (other than cash received by holders of Jones Intercable shares in lieu of fractional shares, which will generally be taxable to the Jones Intercable shareholders). The special committee has unanimously approved and adopted the merger and the merger agreement and recommended that the Jones Intercable Board of Directors and shareholders approve the merger and the merger agreement. After receiving the special committee's recommendations, the Jones Intercable Board of Directors believes that the merger is in the best interests of the Jones Intercable shareholders.



NO DISSENTERS' RIGHTS



    Under Colorado law the holders of Jones Intercable shares do not have dissenters' rights in connection with the merger.



OPINION OF FINANCIAL ADVISOR



    In deciding to approve and adopt the merger and the merger agreement, the special committee and the Jones Intercable Board of Directors considered the opinion of DLJ. The special committee and the Jones Intercable Board of Directors received an opinion from DLJ that, as of the date of the opinion, the merger consideration was fair to Jones Intercable shareholders from a financial point of view. The opinion was based upon and subject to the assumptions, limitations and qualifications stated in the opinion. The opinion is attached as Appendix B to this document. We encourage you to read the opinion carefully.



INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER



    When you consider the Jones Intercable Board of Directors' recommendation that Jones Intercable shareholders vote in favor of the merger, you should be aware that a number of Jones Intercable officers and directors are affiliated with Comcast and may have interests in the merger that may be different from, or in addition to, yours.



MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER



    The merger is intended to qualify as a reorganization for U.S. federal income tax purposes under the provisions of the U.S. federal income tax law that deal with tax-free reorganizations. As such, no gain or loss will be recognized by the shareholders of Jones Intercable on the exchange of their shares solely for shares of Comcast Class A Special Common Stock. A shareholder may have to recognize gain, however, in connection with any cash received in lieu of fractional shares.



    THIS TAX TREATMENT MAY NOT APPLY TO EVERY JONES INTERCABLE SHAREHOLDER. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU MAY BE VERY COMPLICATED AND DEPEND ON YOUR SPECIFIC SITUATION. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.



CONDITIONS TO THE MERGER



    Comcast and Jones Intercable will complete the merger only if the conditions specified in the merger agreement are either satisfied or waived, including the conditions that:



    - the representations and warranties of the respective parties made in the merger agreement remain accurate;



    - the parties perform their respective covenants and obligations in the merger agreement;

    - the Jones Intercable shareholders approve the merger and the merger agreement by the requisite majorities;



    - there are no restraining orders, injunctions or administrative actions or proceedings preventing completion of the merger;



    - Jones Intercable and Comcast receive all required consents and approvals with respect to Jones Intercable's cable television franchises without any condition, limitation or restriction unless the failure to obtain such consent or any such limitation or condition to such consent would not be reasonably expected to result in a material adverse effect on the surviving corporation of the merger; and



    - neither the special committee nor the Board of Directors of Jones Intercable amends, withdraws or modifies in a manner adverse to Comcast or Comcast JOIN Holdings, its adoption or recommendation of the merger or the merger agreement.



TERMINATION OF THE MERGER AGREEMENT



    The merger agreement may be terminated at any time prior to the effective time of the merger as specified in the merger agreement, even if it was previously approved by Jones Intercable shareholders. The termination provisions contained in the merger agreement include the following:



    - Comcast, Comcast JOIN Holdings or Jones Intercable may terminate the merger agreement if:



       - the merger is not completed by December 31, 2000, but the right to terminate under this provision will not be available to a party whose failure to fulfill any obligation under the merger agreement has been the primary cause of the failure of the merger to occur;



       - a governmental authority or legal action permanently prohibits the merger;



       - the Jones Intercable shareholders do not approve the merger by the requisite majorities;



       - the other company breaches any of its representations or warranties, or any of its representations or warranties become inaccurate, in either case such that the breaching company is unable to satisfy certain conditions to the completion of the merger, and the breach or inaccuracy is not cured; or



       - a company's respective conditions are no longer capable of being fulfilled and such incapacity is not waived by the other party.



    - Comcast or Comcast JOIN Holdings may terminate the merger agreement if:



       - the special committee amends, withdraws or modifies in a manner adverse to Comcast or Comcast JOIN Holdings its approval or recommendation of the merger or the merger agreement;



       - DLJ amends, withdraws or modifies in a manner adverse to Comcast or Comcast JOIN Holdings its fairness opinion.



    - In addition, the parties may terminate the merger agreement upon their mutual consent.



TERMINATION FEES



    In the event that the merger agreement is terminated:



    - because the special committee has amended or withdrawn in a manner adverse to Comcast its recommendation of the merger,



    - because DLJ has amended or withdrawn in a manner adverse to Comcast its fairness opinion, or

    - under circumstances where Comcast or Comcast JOIN Holdings had the right to terminate the merger agreement pursuant to such provisions,



then upon such termination, Jones Intercable shall pay to Comcast $8,000,000. In the event that the $8,000,000 payment is not payable and the merger agreement is terminated because the requisite shareholder approval is not obtained then upon such termination, Jones Intercable shall pay to Comcast $2,000,000.



LISTING OF COMCAST CLASS A SPECIAL COMMON STOCK



    Comcast will list the shares of its Class A Special Common Stock issued in the merger on the Nasdaq National Market under the symbol "CMCSK."



COMPARATIVE MARKET PRICES FOR COMCAST CLASS A SPECIAL COMMON STOCK AND JONES INTERCABLE SHARES



    Comcast Class A Special Common Stock is traded on the Nasdaq National Market under the symbol "CMCSK." Jones Intercable Common Stock and Class A Common Stock are traded on the Nasdaq National Market under the symbols "JOIN" and "JOINA," respectively.



    The following table sets forth the closing prices per share of Comcast Class A Special Common Stock and Jones Intercable Common Stock and Class A Common Stock, all as reported on the Nasdaq National Market on:



    - August 6, 1999, the last trading day prior to the public announcement of Comcast's exchange offer,



    - December 21, 1999, the last trading day prior to the public announcement of the merger, and



    - January 7, 2000, the last trading day prior to the date of this proxy statement/prospectus.



                                                                                 JONES INTERCABLE
                                                                           -----------------------------
                                                             COMCAST                          CLASS A
                                                         CLASS A SPECIAL      COMMON          COMMON
                                                          COMMON STOCK         STOCK           STOCK
                                                          CLOSING PRICE    CLOSING PRICE   CLOSING PRICE
                                                         ---------------   -------------   -------------
August 6, 1999.........................................        $35 15/16        $44 5/8         $46 1/8
December 21, 1999......................................        $51              $63 1/4         $66 7/8
January 7, 2000........................................        $44 15/16        $60 3/4         $61 1/4



    Based upon the closing market prices of these shares on August 6, 1999, the day prior to the public announcement of Comcast's exchange offer, the exchange ratio represented a premium of approximately 12.7% and 9.1% for the Jones Intercable Common Stock and Class A Common Stock, respectively.



    Based upon the closing price of Comcast's Class A Special Common Stock on December 21, 1999, the last trading date prior to the public announcement of the merger, and the closing market prices of shares of Jones Intercable Common Stock and Class A Common Stock on August 6, 1999, the day prior to Comcast's public announcement of its exchange offer, the exchange ratio represented a premium of approximately 60.0% and 54.8% for the Jones Intercable Common Stock and Class A Common Stock, respectively.



    The market prices of Comcast Class A Special Common Stock and Jones Intercable Common Stock and Class A Common Stock may increase or decrease before the completion of the merger. Therefore, we urge you to obtain current market quotations for these securities.

REGULATORY MATTERS



    In connection with Comcast's acquisition of a controlling interest in Jones Intercable, we observed the notification and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. We filed the required notification with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission on August 25, 1998 and the waiting period expired on September 15, 1998. No further filings under the HSR Act are required in connection with the merger. Notwithstanding expiration of the waiting period and transfer of control of Jones Intercable to Comcast on April 7, 1999, the FTC, the Antitrust Division and others continue to have the authority to challenge the merger on antitrust grounds before and after the merger is completed.



    We were also required to obtain approval from the Federal Communications Commission with respect to Comcast's acquisition of a controlling interest in Jones Intercable. In addition, Comcast's acquisition of a controlling interest in Jones Intercable was subject to certain state and local franchise approvals or actions. We received all material FCC and state and local franchise approvals relating to the closing of the acquisition of Comcast's controlling interest in Jones Intercable prior to that closing. We do not believe that any further approvals from the FCC are required in order to complete the merger since Comcast already owns a controlling interest in Jones Intercable.



    Comcast and Jones Intercable intend to make the appropriate filings and take other actions necessary to obtain approval of the proposed merger from the appropriate state and local franchising authorities where further approvals may be required. However, we can give no assurances as to when or whether these approvals and consents will be obtained or the terms and conditions that may be imposed.



    Comcast is not required to complete the merger unless Jones Intercable and Comcast receive all required consents and approvals with respect to Jones Intercable's cable television franchises without any condition, limitation or restriction unless the failure to obtain such consents and approvals or any such limitation or condition to such consents and approvals would not be reasonably expected to result in a material adverse effect on the surviving corporation of the merger. For a more detailed description of the conditions to the merger, see the section entitled "The Merger Agreement--Conditions to the Completion of the Merger."



PURCHASE OF A BUSINESS ACCOUNTING TREATMENT



    The merger will be accounted for by Comcast as a step-acquisition under the purchase method of accounting. This means that, for accounting and financial reporting purposes, the assets and liabilities of Jones Intercable not previously owned by Comcast or its affiliates will be recorded at their fair value, and any excess of Comcast's purchase price over the fair value of Jones Intercable's tangible net assets not previously owned by Comcast or its affiliates will be recorded as intangible assets, including goodwill.

       SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF COMCAST



    The following table contains summary selected historical consolidated financial data of Comcast. Comcast has derived this data from its audited financial statements for the five years ended December 31, 1998 and from its unaudited financial statements for the nine months ended September 30, 1999. The following information is only a summary and you should read it together with Comcast's audited consolidated financial statements (and the related notes) and Comcast's unaudited quarterly condensed consolidated financial statements on file with the SEC. See "Where You Can Find More Information."



                                                           YEAR ENDED DECEMBER 31,
                                          ---------------------------------------------------------
                                           1998(1)     1997(1)     1996(1)      1995        1994
                                          ---------   ---------   ---------   ---------   ---------
                                                    (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues................................  $ 5,145.3   $ 4,467.7   $ 3,612.3   $ 2,988.1   $ 1,089.2
Operating income........................      557.1       466.6       465.9       397.7       213.4
Income (loss) from continuing operations
  before extraordinary items............    1,007.7      (182.9)       (6.4)       48.0       (46.1)
Loss from discontinued operations (2)...       31.4        25.6        46.1        85.8        29.2
Extraordinary items.....................       (4.2)      (30.2)       (1.0)       (6.1)      (11.7)
Net income (loss).......................      972.1      (238.7)      (53.5)      (43.9)      (87.0)

BASIC EARNINGS (LOSS) FOR COMMON
  STOCKHOLDERS PER COMMON SHARE (3)
  Income (loss) from continuing
    operations before extraordinary
    items...............................  $    1.34   $   (0.29)  $   (0.01)  $    0.10   $   (0.10)
  Loss from discontinued operations
    (2).................................      (0.04)      (0.04)      (0.10)      (0.18)      (0.06)
  Extraordinary items...................      (0.01)      (0.05)                  (0.02)      (0.03)
                                          ---------   ---------   ---------   ---------   ---------
  Net income (loss).....................  $    1.29   $   (0.38)  $   (0.11)  $   (0.10)  $   (0.19)
                                          ---------   ---------   ---------   ---------   ---------

DILUTED EARNINGS (LOSS) FOR COMMON
  STOCKHOLDERS PER COMMON SHARE (3)
  Income (loss) from continuing
    operations before extraordinary
    items...............................  $    1.25   $   (0.29)  $   (0.01)  $    0.10   $   (0.10)
  Loss from discontinued operations
    (2).................................      (0.03)      (0.04)      (0.10)      (0.18)      (0.06)
  Extraordinary items...................      (0.01)      (0.05)                  (0.02)      (0.03)
                                          ---------   ---------   ---------   ---------   ---------
  Net income (loss).....................  $    1.21   $   (0.38)  $   (0.11)  $   (0.10)  $   (0.19)
                                          =========   =========   =========   =========   =========
Cash dividends declared per common share
  (3)...................................  $  0.0467   $  0.0467   $  0.0467   $  0.0467   $  0.0467

BALANCE SHEET DATA (AT YEAR END):
Total assets............................  $14,710.5   $11,326.8   $10,660.4   $ 8,159.9   $ 5,480.0
Long-term debt..........................    5,464.2     5,334.1     5,998.3     6,014.8     4,066.0
Stockholders' equity (deficiency).......    3,815.3     1,646.5       551.6      (827.7)     (726.8)

SUPPLEMENTARY FINANCIAL DATA:
Operating income before depreciation and
  amortization (4)......................  $ 1,496.7   $ 1,293.1   $ 1,047.0   $   881.0   $   459.9
Net cash provided by (used in) (5)
  Operating activities..................    1,079.7       855.3       644.5       466.7       339.7
  Financing activities..................      809.2       283.9       (88.0)    1,785.7     1,089.2
  Investing activities..................   (1,427.3)   (1,056.5)     (749.5)   (2,060.3)   (1,254.4)

                                                                     NINE MONTHS ENDED
                                                                       SEPTEMBER 30,
                                                              -------------------------------
                                                                 1999(1)          1998(1)
                                                              --------------   --------------
                                                              (IN MILLIONS, EXCEPT PER SHARE
                                                                           DATA)
 STATEMENT OF OPERATIONS DATA:
  Revenues..................................................   $  4,377.6       $ 3,698.3
  Operating income..........................................        487.4           366.3
  Income from continuing operations before extraordinary
    items...................................................        948.5           574.7
  Discontinued operations(2)................................       (335.8)           21.4
  Extraordinary items.......................................        (44.4)           (3.0)
  Net income................................................      1,217.5           528.6

BASIC EARNINGS (LOSS) FOR COMMON STOCKHOLDERS PER COMMON
  SHARE(3)
  Income from continuing operations before extraordinary
    items...................................................   $      1.24      $     0.75
  Discontinued operations(2)................................          0.45           (0.03)
  Extraordinary items.......................................         (0.06)
                                                               -----------      -----------
  Net income................................................   $      1.63      $     0.72
                                                               ===========      ===========

DILUTED EARNINGS (LOSS) FOR COMMON STOCKHOLDERS PER COMMON
  SHARE(3)
  Income from continuing operations before extraordinary
    items...................................................   $      1.16      $     0.72
  Discontinued operations(2)................................          0.41           (0.03)
  Extraordinary items.......................................         (0.05)
                                                               -----------      -----------
  Net income................................................   $      1.52      $     0.69
                                                               ===========      ===========
Cash dividends declared per common share(3).................                          0.035

BALANCE SHEET DATA (AT SEPTEMBER 30, 1999):
Total assets................................................   $ 22,264.9
Long-term debt..............................................      6,778.0
Stockholders' equity........................................      7,635.9

SUPPLEMENTARY FINANCIAL DATA:
Operating income before depreciation and amortization(4)....   $  1,346.3       $ 1,075.2
Net cash provided by (used in)(5)
  Operating activities......................................      2,387.8           776.6
  Financing activities......................................       (216.2)          124.5
  Investing activities......................................     (2,160.4)         (889.4)


------------------------


(1) You should see "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Comcast's Annual Report on Form 10-K for the year ended December 31, 1998 and in Comcast's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 for a discussion of events which affect the comparability of the information reflected in this financial data. See "Where You Can Find More Information."



(2) In July 1999, Comcast sold Comcast Cellular Corporation to SBC Communications, Inc. This represents the results of Comcast Cellular which are presented as a discontinued operation for all periods presented.



(3) Comcast has adjusted these for its three-for-two stock split effective February 2, 1994 and its two-for-one stock split effective May 5, 1999.



(4) Operating income before depreciation and amortization is commonly referred to in Comcast's businesses as "operating cash flow." Operating cash flow is a measure of a company's ability to generate cash to service its obligations, including debt service obligations, and to finance capital and other expenditures. In part due to the capital intensive nature of Comcast's businesses and the resulting significant level of non-cash depreciation and amortization expense, operating cash flow is frequently used as one of the bases for comparing businesses in Comcast's industries, although Comcast's measure of operating cash flow may not be comparable to similarly titled measures of other companies. Operating cash flow is the primary basis used by Comcast's management to measure the operating performance of Comcast's businesses. Operating cash flow does not purport to represent net income or net cash provided by operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of Comcast's performance.



(5) This represents net cash provided by (used in) operating activities, financing activities and investing activities as presented in Comcast's consolidated statement of cash flows.

  SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF JONES INTERCABLE



    The following table contains summary selected historical consolidated financial data of Jones Intercable. Jones Intercable has derived this data from its audited consolidated financial statements for the five years ended
December 31, 1998 and from its unaudited condensed consolidated financial statements for the nine months ended September 30, 1999. The following information is only a summary and you should read it together with Jones Intercable's audited consolidated financial statements (and the related notes) and Jones Intercable's unaudited quarterly condensed consolidated financial statements on file with the SEC. See "Where You Can Find More Information."



                                                               YEAR ENDED DECEMBER 31,
                                                 ----------------------------------------------------
                                                 1998(1)    1997(1)    1996(1)      1995       1994
                                                 --------   --------   --------   --------   --------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues.......................................  $  460.7   $  362.6   $  311.7   $ 188.8     $131.9
Operating income (loss)........................      23.4      (17.2)       4.0      14.7       11.2
Loss before extraordinary items................     (80.4)     (38.5)     (62.7)    (21.0)      (8.7)
Extraordinary items............................                (13.5)                (0.7)
Net loss.......................................     (80.4)     (52.0)     (62.7)    (21.7)      (8.7)

BASIC LOSS FOR COMMON STOCKHOLDERS PER COMMON
  SHARE:
  Loss before extraordinary items..............  $  (1.96)  $  (1.11)  $  (2.00)  $ (0.67)    $(0.45)
  Extraordinary items..........................                (0.39)               (0.02)
                                                 --------   --------   --------   -------     ------
  Net loss.....................................  $  (1.96)  $  (1.50)  $  (2.00)  $ (0.69)    $(0.45)
                                                 ========   ========   ========   =======     ======
BALANCE SHEET DATA (AT YEAR END):
  Total assets.................................  $1,731.1   $1,371.4   $1,134.1   $ 860.5     $608.3
  Long-term debt...............................   1,460.5    1,023.1      805.3     492.0      281.1
  Stockholders' equity.........................     155.6      228.5      235.3     292.8      271.3

SUPPLEMENTARY FINANCIAL DATA:
Operating income before depreciation and
  amortization(2)..............................  $  228.1   $  158.7   $  135.2   $  70.5     $ 56.8
Net cash provided by (used in)(3)
  Operating activities.........................     108.4       79.3       72.9      23.5       28.7
  Financing activities.........................     447.5      291.7      323.9     221.6       81.7
  Investing activities.........................    (556.9)    (369.1)    (397.4)   (321.4)     (32.5)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                               1999(1)     1998(1)
                                                              ---------   ---------
                                                              (IN MILLIONS, EXCEPT
                                                                 PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues..................................................  $  401.3     $ 337.7
  Operating (loss) income...................................    (108.5)       14.0
  Net loss..................................................    (201.1)      (67.8)

BASIC LOSS FOR COMMON STOCKHOLDERS PER COMMON SHARE.........  $  (4.81)    $ (1.66)

BALANCE SHEET DATA (AT SEPTEMBER 30, 1999):
  Total assets..............................................  $1,763.8
  Long-term debt............................................   1,643.1
  Stockholders' (deficiency)................................     (45.8)

SUPPLEMENTARY FINANCIAL DATA:
Operating income before depreciation and amortization(2)....  $  146.6     $ 158.6
Net cash provided by (used in)(3)
  Operating activities......................................      20.9        79.9
  Financing activities......................................     227.8       258.6
  Investing activities......................................    (230.5)     (339.2)


------------------------


(1) You should see "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in Jones Intercable's Annual Report on Form 10-K for the year ended December 31, 1998 and in Jones Intercable's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999 for a discussion of events which affect the comparability of the information reflected in this financial data. See "Where You Can Find More Information."



(2) Operating income before depreciation and amortization is commonly referred to in Jones Intercable's business as "operating cash flow." Operating cash flow is a measure of a company's ability to generate cash to service its obligations, including debt service obligations, and to finance capital and other expenditures. In part due to the capital intensive nature of Jones Intercable's business and the resulting significant level of non-cash depreciation and amortization expense, operating cash flow is frequently used as one of the bases for comparing businesses in Jones Intercable's industries, although Jones Intercable's measure of operating cash flow may not be comparable to similarly titled measures of other companies. Operating cash flow is the primary basis used by Jones Intercable's management to measure the operating performance of Jones Intercable's business. Operating cash flow does not purport to represent net income or net cash provided by operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of Jones Intercable's performance.



(3) This represents net cash provided by (used in) operating activities, financing activities and investing activities as presented in Jones Intercable's consolidated statement of cash flows.

                           COMPARATIVE PER SHARE DATA



    The following table presents historical and pro forma per share data and historical per share data of Comcast and Jones Intercable. You should read this information together with the historical financial statements incorporated by reference in this document. While the pro forma information is helpful in showing our financial characteristics after the completion of the merger, it does not attempt to predict or suggest future results.



    The information in the following table is based on the historical information that Comcast and Jones Intercable have presented in the reports and other information that Comcast and Jones Intercable have filed with the SEC. We have incorporated this material into this document by reference. See "Where You Can Find More Information."



                                                           COMCAST                  JONES INTERCABLE
                                                  --------------------------   --------------------------
                                                                                             EQUIVALENT
                                                  HISTORICAL   PRO FORMA (1)   HISTORICAL   PRO FORMA (2)
                                                  ----------   -------------   ----------   -------------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  EXTRAORDINARY ITEMS:
INCOME (LOSS) PER SHARE--BASIC:
For the nine months ended September 30, 1999....    $ 1.24         $ 1.03        $(4.81)        $ 1.44
For the year ended December 31, 1998............      1.34           0.96         (1.96)          1.34

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  EXTRAORDINARY ITEMS:
INCOME (LOSS) PER SHARE--DILUTED:
For the nine months ended September 30, 1999....    $ 1.16         $ 0.97        $(4.81)        $ 1.36
For the year ended December 31, 1998............      1.25           0.91         (1.96)          1.27

CASH DIVIDENDS DECLARED PER SHARE:
For the year ended December 31, 1998............    $ 0.05         $ 0.05                       $ 0.07

BOOK VALUE PER SHARE:(3)
September 30, 1999..............................    $10.16         $12.00        $(1.09)        $16.80
December 31, 1998...............................      5.16           7.26          3.78          10.16


------------------------


(1) Pro forma information gives effect to the merger as of and for the periods beginning on the dates indicated.



(2) The equivalent pro forma per share data for Jones Intercable is computed by multiplying Comcast's pro forma per share information by the exchange ratio of 1.4.



(3) Book value per share is computed by dividing total stockholders' equity by the aggregate number of common shares outstanding as of the balance sheet date.

                                  RISK FACTORS



    You should carefully consider the following risk factors and other information in this proxy statement/prospectus before you vote for our merger. You should also review "Special Note Regarding Forward-Looking Statements."



                           RISKS RELATING TO COMCAST



BECAUSE COMCAST CLASS A SPECIAL COMMON STOCK IS NON-VOTING, YOU WILL HAVE NO RIGHT TO VOTE IN THE ELECTION OF DIRECTORS



    Comcast's authorized common stock consists of 200,000,000 shares of Class A Common Stock, 2,500,000,000 shares of Class A Special Common Stock and 50,000,000 shares of Class B Common Stock, of which 25,993,380 shares of Class A Common Stock, 716,334,793 shares of Class A Special Common Stock, and 9,444,375 shares of Class B Common Stock were outstanding as of November 30, 1999. Holders of Comcast's Class A Special Common Stock cannot vote in the election of directors or otherwise, except where class voting is required by law. In that case, holders of Class A Special Common Stock have one vote per share. Generally, holders of Class A Common Stock have one vote per share. Holders of Class B Common Stock have 15 votes per share. Generally, including the election of directors, holders of Class A Common Stock and Class B Common Stock vote as one class, except where class voting is required by law.



THE VOTING CONTROL OF COMCAST'S PRINCIPAL SHAREHOLDER MAY DISCOURAGE THIRD PARTY ACQUISITIONS OF COMCAST AT A PREMIUM



    As of November 30, 1999, Sural Corporation owned 9,444,375 shares of Comcast's outstanding Class B Common Stock and 136,913 shares of its outstanding Class A Common Stock. Mr. Brian L. Roberts, President of Comcast, controls Sural and is deemed to be the beneficial owner of the shares of Class A and Class B Common Stock owned by Sural. In addition, as of November 30, 1999, Mr. Roberts was the beneficial owner of an additional 1,356 shares of Class A Common Stock. Since each share of Class B Common Stock is entitled to 15 votes, the shares of Class A Common Stock and Class B Common Stock owned by Sural and Mr. Roberts constitute approximately 85% of the voting power of the two classes of Comcast's voting common stock combined. Mr. Roberts' beneficial ownership, directly and through Sural, allows Mr. Roberts to control substantially all actions to be taken by Comcast's shareholders, including the election of directors to Comcast's Board of Directors. This voting control may have the effect of discouraging offers to acquire Comcast because the consummation of any such acquisition would effectively require the consent of Mr. Roberts and may preclude holders of Comcast's common stock from receiving any premium above market price for their shares that may be offered in connection with any attempt to acquire control of Comcast.



COMCAST'S ARTICLES OF INCORPORATION AND BYLAWS CONTAIN ANTI-TAKEOVER PROVISIONS WHICH MAY DISCOURAGE A THIRD PARTY FROM OFFERING TO ACQUIRE COMCAST'S SHARES AT A PREMIUM



    Certain provisions of Comcast's Articles of Incorporation and Bylaws could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of Comcast's outstanding capital stock and could make it more difficult to consummate certain types of transactions involving an actual or potential change of control in Comcast, such as a merger, tender offer or proxy contest. The most significant of these is the disparate voting rights of Comcast's common stock described above. Additionally, shares of Comcast's preferred stock may be issued in the future without further shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as Comcast's Board of Directors may determine. Comcast's Board of Directors may create and issue a series of preferred stock with rights, privileges or preferences that have the effect of discriminating against an existing or prospective shareholder if that shareholder owns or commences a tender offer for a substantial amount of Comcast's Common Stock. This action may, in turn, delay, discourage or prevent a change of control of Comcast without any action by Comcast's shareholders. As a result of the provisions mentioned above, Comcast's shareholders may fail to receive any premium above the market price of Comcast's stock offered by a third party attempting to acquire control of Comcast.



COMCAST'S ABILITY TO SUCCESSFULLY INTEGRATE ITS NEW CABLE COMMUNICATIONS OPERATIONS WILL AFFECT ITS FUTURE RESULTS OF OPERATIONS



    Comcast recently has entered into a series of transactions which will substantially increase the size and scope of its cable operations over the next several years. These transactions will result in an increase in the number of subscribers it serves from approximately 5.7 million, as of September 30, 1999, to approximately 8.2 million. Comcast will be acquiring systems in new communities in which it does not have established relationships with the local franchising authority, community leaders and cable subscribers. Further, a substantial number of new employees must be integrated into Comcast's business practices and operations. Comcast's results of operations may be significantly affected by its ability to efficiently and effectively manage these changes.



COMCAST FACES A WIDE RANGE OF COMPETITION IN AREAS SERVED BY ITS CABLE SYSTEMS, WHICH COULD AFFECT ITS FUTURE RESULTS OF OPERATIONS



    Comcast's cable communications systems compete with a number of different sources which provide news, information and entertainment programming to consumers. Comcast competes directly with program distributors that use satellites, build competing cable systems in the same communities Comcast serves or otherwise provide programming to its subscribers and potential subscribers. In addition, federal law now allows local telephone companies to provide directly to subscribers a wide variety of services that are competitive with its cable communications services. Some local telephone companies provide or have announced plans to provide video services within and outside their telephone service areas through a variety of methods, including broadband cable networks, satellite program distribution and wireless transmission facilities.



    Recently enacted federal legislation establishes, among other things, a permanent compulsory copyright license that permits satellite carriers that offer broadcast satellite service, such as DirectTV and Echostar, to retransmit local broadcast television signals to subscribers who reside inside the local television station's market. These companies have already begun transmitting local broadcast signals in certain major television markets and have announced their intention to expand this local television broadcast retransmission service to other domestic markets. With this legislation, satellite carriers become more competitive to cable operators like Comcast because they are now able to offer programming which more closely resembles what Comcast offers. Comcast is unable to predict the effects of this legislation and these competitive developments on its business and operations.



COMCAST'S COMPETITION MAY INCREASE BECAUSE OF TECHNOLOGICAL AND OTHER ADVANCES, WHICH COULD AFFECT COMCAST'S FUTURE RESULTS OF OPERATIONS



    Recently, a number of companies, including telephone companies and ISPs have asked local authorities and the FCC to mandate that cable operators provide capacity on their broadband infrastructure so that these companies and others may deliver Internet services directly to customers over cable facilities. In response, several local jurisdictions attempted to impose these capacity obligations on several cable operators. Various cable companies, including Comcast, have initiated litigation challenging these municipal requirements. In addition, two antitrust lawsuits have been filed in federal courts alleging that Comcast and other cable companies have improperly refused to allow their cable facilities to be used by certain ISPs to serve their customers. Franchise renewals and transfers could become more difficult depending upon the outcome of this issue. In addition, several telephone companies are introducing Digital Subscriber Line technology, known as DSL, which will allow Internet access to subscribers at data transmission speeds equal to or greater than that of modems over conventional telephone lines.



    Comcast expects advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment to occur in the future. Other new technologies and services may develop and may compete with services that its cable communications systems offer. The success of these ongoing or future developments could have a negative impact on Comcast's business and operations.



COMCAST'S COST OF PROVIDING PROGRAMMING MAY INCREASE



    Comcast generally pays either a monthly fee per subscriber per channel or a percentage of certain revenues for programming. Comcast's programming costs are increased by increases in the number of subscribers, expansion of the number of channels provided to customers, and increases in contract rates from programming suppliers. Comcast's programming contracts are generally for a fixed period of time and are subject to negotiated renewal. Comcast anticipates that future contract renewals will result in programming costs that are higher than its costs today, particularly for sports programming, which could make its service less competitive.



COMCAST FACES COMPETITION IN ELECTRONIC RETAILING FROM THE RETAIL INDUSTRY AND OTHER SATELLITE-TRANSMITTED PROGRAMS, WHICH COULD AFFECT QVC'S FUTURE RESULTS OF OPERATIONS



    QVC, Comcast's electronic retailing subsidiary, is a domestic and international electronic media general merchandise retailer which produces and distributes merchandise-focused television programs, via satellite, to affiliated video program providers for retransmission to subscribers. QVC operates in a highly competitive environment. As a general merchandise retailer, QVC competes for consumer expenditures and interest with the entire retail industry, including department, discount, warehouse and specialty stores, mail order, Internet and other direct sellers, shopping center and mall tenants and conventional retail stores. On television, QVC competes with other satellite-transmitted programs for channel space and viewer loyalty. Many systems have limited channel capacity and therefore may be precluded from carrying the QVC program.



THE QVC PROGRAM MAY EXPERIENCE TRANSMISSION FAILURES, WHICH COULD SIGNIFICANTLY AFFECT QVC'S FUTURE RESULTS OF OPERATIONS



    A transponder on a communications satellite transmits the QVC domestic signal. QVC subleases transponders for the transmission of its signals to the UK and Germany and has made arrangements for redundant coverage through other satellites in case of a failure. Comcast cannot offer assurances that there will not be an interruption or termination of satellite transmission due to transponder failure. An interruption or termination of satellite transmission due to transponder failure could have a material adverse effect on QVC's future results of operations.



                          RISKS RELATING TO THE MERGER



THE VALUE OF COMCAST'S CLASS A SPECIAL COMMON STOCK YOU WILL RECEIVE IN THE MERGER MAY FLUCTUATE



    The number of shares of Comcast's Class A Special Common Stock to be received in the merger for each share of Jones Intercable Common Stock or Class A Common Stock is fixed. Therefore, because the market price of its Class A Special Common Stock is subject to fluctuation, the value of the consideration to be received by Jones Intercable shareholders will depend on the market price of Comcast Class A Special Common Stock at the time the merger is completed. We cannot give you any assurance as to the market value of the shares of Comcast Class A Special Common Stock at the time the merger is completed.

REGULATORY AGENCIES MAY IMPOSE CONDITIONS ON APPROVALS RELATING TO THE MERGER



    A condition to Comcast's obligation to complete the merger is that Comcast receives, without any restrictions or conditions, all required regulatory consents and approvals unless the failure to obtain such consents and the restrictions or conditions placed on such consents would not be reasonably expected to result in a material adverse effect on the surviving corporation of the merger. Additionally, Comcast and Jones Intercable have agreed to cooperate with each other and use their best efforts to obtain all such regulatory consents and approvals.



    It is possible that third parties will request that certain state and local franchise authorities condition their approval of the merger on requiring Comcast and Jones Intercable to unbundle their cable facilities and make them available to competitors. There can be no assurance that, if such requests are made, such state and local authorities will not impose such obligations on Comcast and Jones Intercable as a condition to their approval of the merger or at some later date. Similarly, local franchise authorities that must consent to the merger may impose similar unbundling obligations as a condition to their consent to the merger or at a later date. Although Comcast and Jones Intercable believe that it is unlawful for local franchise authorities to impose these obligations, there can be no assurance that franchise authorities will not seek to impose them.



    If the state or local franchise authorities impose unbundling requirements as a condition to approval of the merger, completion of the merger may be delayed or jeopardized. In addition, imposition of unbundling requirements may reduce the expected benefits of the merger, the operating results of the combined company and the value of Comcast Class A Special Common Stock.



               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS



    The cable communications industry and the provision of programming content may be affected by, among other things:



    - changes in laws and regulations,



    - judicial and administrative decisions,



    - changes in the competitive environment,



    - changes in technology,



    - franchise related matters,



    - market conditions that may adversely affect the availability of debt and equity financing for working capital, capital expenditures or other purposes,



    - demand for the programming content Comcast and Jones Intercable distribute or the willingness of other video program providers to carry their content, and



    - general economic conditions.



    In this proxy statement/prospectus and in the documents Comcast and Jones Intercable incorporate by reference, we state our beliefs of future events and our future performances. In some cases, you can identify those so-called "forward-looking statements" by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. You should be aware that those statements are only our predictions. Actual events or results may differ materially. In evaluating those statements, you should specifically consider various factors, including the risks outlined under "Risk Factors" above. Those factors may cause Comcast's or Jones Intercable's actual results to differ materially from any of its forward-looking statements.

                                   THE MERGER



    The Jones Intercable Board of Directors is using this proxy statement/prospectus to solicit proxies from the holders of Jones Intercable Common Stock and Class A Common Stock for use at the Jones Intercable special meeting. At the meeting, we will ask holders of Jones Intercable shares to approve the merger and the merger agreement.



THE COMPANIES



COMCAST CORPORATION
1500 Market Street
Philadelphia, PA 19102-2148
(215) 665-1700



    Comcast is a Pennsylvania corporation that was organized in 1969. Comcast is principally engaged both in developing, managing and operating hybrid fiber-coaxial broadband cable communications networks and in providing programming content, primarily through QVC, Inc., its electronic retailing subsidiary. Comcast is currently the third-largest cable communications system operator in the United States and is in the process of implementing digital video applications and high-speed Internet access service to enhance the products available on its cable networks.



    Comcast's consolidated cable operations served approximately 5.7 million subscribers and passed approximately 9.4 million homes in the United States as of September 30, 1999. Comcast has entered into a series of transactions whereby Comcast will acquire, subject to receipt of necessary regulatory and other approvals, approximately 2.5 million cable subscribers over the next twelve to eighteen months. Upon completion of these pending transactions, Comcast will serve approximately 8.2 million subscribers.



    Comcast provides programming content through its majority-owned subsidiaries, QVC and E! Entertainment Television, Inc., and through other programming investments, including Comcast SportsNet, The Golf Channel, Speedvision and Outdoor Life. Through QVC, Comcast markets a wide variety of products directly to consumers primarily on merchandise-focused television programs. As of September 30, 1999, QVC was available, on a full and part-time basis, to over 73.6 million homes in the United States, over 7.7 million homes in the United Kingdom and Ireland and over 15.0 million homes in Germany.



    Comcast has a world wide web site at http://www.comcast.com. The information posted on Comcast's web site is not incorporated into this proxy statement/prospectus.



COMCAST JOIN HOLDINGS, INC.
c/o Comcast Corporation
1500 Market Street
Philadelphia, PA 19102-2148
(215) 665-1700



    Comcast JOIN Holdings, Inc is a Delaware corporation and wholly owned subsidiary of Comcast formed by Comcast in December 1999 solely for the purpose of merging with Jones Intercable.

JONES INTERCABLE, INC.
c/o Comcast Corporation
1500 Market Street
Philadelphia, PA 19102-2148
(215) 665-1700



    Jones Intercable, Inc. is a Colorado corporation organized in 1970. It is principally engaged in developing, managing and operating hybrid fiber-coaxial broadband cable communications networks serving more than 1.0 million customers as of September 30, 1999. Jones Intercable is currently a consolidated public company subsidiary of Comcast Cable Communications, Inc., and an indirect consolidated subsidiary of Comcast Corporation.



    Jones Intercable has a world wide web site at http://www.jic.com. The information posted on the web site is not incorporated into this proxy statement/prospectus.



BACKGROUND OF THE MERGER



    In January 1998, Comcast was approached by representatives of BCI Telecom Holding Inc., who then owned 12,782,500 shares of Jones Intercable Class A Common Stock, to determine its interest in purchasing BCI's interests in Jones Intercable. BCI also held an option to purchase 2,878,151 shares of Jones Intercable Common Stock from entities controlled by Mr. Glenn Jones. Under most circumstances BCI's option would not have been exercisable until December 2001. Throughout April and May of 1998, Comcast representatives and BCI negotiated Comcast's acquisition of BCI's interests in Jones Intercable and certain affiliated companies. On May 22, 1998, Comcast entered into an agreement with BCI. Comcast agreed to purchase BCI's interests in Jones Intercable for approximately $500 million. This agreement contemplated a two step acquisition of BCI's investment in Jones Intercable and the affiliated companies over a period of years. BCI also granted Comcast certain consultation rights regarding BCI's exercise of its rights pursuant to agreements among BCI and Mr. Jones and his affiliates and Jones Intercable.



    Immediately after the execution of the agreement with BCI, Comcast representatives informed Mr. Jones of its agreement with BCI. Representatives of Mr. Jones then began to explore with Comcast the possibility of structuring a transaction which would enable Comcast to acquire BCI's interests in Jones Intercable on an accelerated timetable.



    On July 27, 1998, the Board of Directors of Jones Intercable appointed a special committee of three disinterested directors solely to consider terminating Mr. Jones' employment with Jones Intercable at the closing of the transactions among BCI, Comcast and Mr. Jones and his affiliates if those parties were able to reach a definitive agreement and the payment by Jones Intercable for the relinquishment of certain programming rights which Mr. Jones owned. The special committee retained Salomon Smith Barney, Inc. and Strategis Financial Consulting, Inc. as its financial advisors and Wilmer, Cutler & Pickering to serve as its legal counsel at that time. On August 11, 1998, the special committee recommended that Jones Intercable terminate Mr. Jones' employment in accordance with a pre-existing employment agreement and pay him a severance payment of approximately $8 million. In addition, the special committee also recommended that Jones Intercable pay $25 million for the relinquishment of Mr. Jones' programming rights. On August 11, 1998, the full Board of Directors of Jones Intercable adopted the recommendations of the special committee.



    On August 12, 1998, Comcast entered into an agreement with Mr. Jones and several entities controlled by him providing for an acceleration of the exercise of BCI's option. In addition, the agreements among BCI, Mr. Jones and Comcast included the following material terms and covenants:



    - Comcast, BCI and Mr. Jones agreed that the exercise price of BCI's option would be $200 million.

    - Mr. Jones agreed to resign from the Board of Directors of Jones Intercable and to cause the other directors designated by him to resign and to appoint nominees designated by Comcast to fill the vacancies.



    - Mr. Jones agreed to offer to enter into the following transactions with Jones Intercable after the closing of Comcast's transactions with BCI and Mr. Jones pursuant to the May and August 1998 agreements, if such transactions were not completed prior to the closing:



    - the assumption by entities controlled by Mr. Jones of Jones Intercable's rights and obligations under a lease for an aircraft leased by Jones Intercable;



    - the termination of an information management and data processing services agreement between Jones Intercable and a company controlled by Mr. Jones (subject to the payment of an early termination fee); and



    - the termination of an office lease between Jones Intercable and Jones Properties, Inc., a company controlled by Mr. Jones (subject to the payment of an early termination fee).



    - Mr. Jones agreed to dismiss the appeal that he and certain companies controlled by him had initiated against BCI in a lawsuit brought by BCI against Jones Intercable, Mr. Jones, certain directors of Jones Intercable and certain companies controlled by Mr. Jones.



    - Mr. Jones agreed to cause Knowledge TV and Great American Country, affiliates of Mr. Jones that provided cable television programming to Jones Intercable's cable systems, to amend their programming agreements with Jones Intercable.



    - Mr. Jones agreed to cause companies controlled by him to waive any rights that they might have under certain shareholders agreements relating to the sale to Comcast of stock of Jones Education Company and Jones Entertainment Group, companies affiliated with Mr. Jones, pursuant to Comcast's agreement with BCI.



    - Comcast agreed to enter into carriage agreements with Knowledge TV and Great American Country and to amend an existing agreement with Great American Country to provide for the carriage of its programming on additional cable systems owned by Comcast.



    - Comcast agreed to acknowledge certain related party agreements between Jones Intercable and entities controlled by Mr. Jones including: a lease, a services agreement, an agreement with Jones Infomercial Networks, an affiliate agreement with Galactic Radio and other transactions and agreements described in Jones Intercable's Annual Report on Form 10-K for the year ended December 31, 1997.



    - Comcast agreed that for six years after the closing of the transactions with BCI and Mr. Jones pursuant to the May and August 1998 agreements, it would use its reasonable best efforts to prevent Jones Intercable from amending or repealing the then existing indemnification rights of officers, directors and employees of Jones Intercable.



    - Comcast agreed to pay a company controlled by Mr. Jones a fee of $1.5 million on account of financial advisory, brokerage and consulting services performed for Jones Intercable.



    On August 12, 1998, Comcast and BCI amended their May 22 agreement to provide for an accelerated closing of its purchase of all of BCI's interests in Jones Intercable, including BCI's option. BCI also agreed upon the closing of the exercise of its option to cause its nominees to the Jones Intercable Board of Directors to resign and to appoint Comcast's designees to fill the vacancies. Comcast agreed to pay interest on the $500 million purchase price from December 31, 1998 to the closing date.

    BCI, Mr. Jones, a company controlled by Mr. Jones and Jones Intercable also amended the existing Jones Intercable shareholders agreement. This amendment provided that upon the closing of the purchase of BCI's interest in Jones Intercable by Comcast, Mr. Jones's programming rights contained in the shareholders agreement would terminate upon the payment of $25 million to Mr. Jones. Mr. Jones and BCI also agreed to a mutual release of possible claims against each other.



    Comcast closed the above-described transactions on April 7, 1999. Comcast purchased 2,878,151 shares of Jones Intercable Common Stock and 12,782,500 shares of Jones Intercable Class A Common Stock, representing approximately 37% of the economic interest and 47% of the voting interest in Jones Intercable as of the closing date. Immediately upon receipt of the Jones Intercable shares, Comcast contributed the shares to Comcast Cable Communications, Inc., one of its wholly owned subsidiaries. The shares of Jones Intercable Common Stock held by Comcast represent approximately 56.3% of the outstanding shares of Common Stock, and the holders of the Common Stock voting as a class elect approximately 75% of the Board of Directors. As a result, Comcast now beneficially owns a sufficient number of shares to elect approximately 75% of the Board of Directors of Jones Intercable.



    Prior to the closing on April 7, 1999, Jones Intercable consummated the following transactions with Mr. Jones or entities controlled by him:



    - Jones Intercable terminated Mr. Jones' employment agreement and paid him a severance payment of approximately $8 million, an amount equal generally to the discounted value of the payments that would otherwise be due to him for the remaining term of the agreement as of the closing date.



    - Jones Intercable paid $25 million for the relinquishment of certain programming rights held by Mr. Jones.



    - Jones Intercable sold a plot of land to Jones Properties, Inc., a company controlled by Mr. Jones, for approximately $700,000.



    - Jones Intercable sold various office equipment, office decorations, fitness equipment and an automobile to Jones International for approximately $525,000.



    - Jones Intercable transferred an airplane lease to a company controlled by Mr. Jones.



    Subsequent to the closing, Jones Intercable consummated the following transactions with Mr. Jones or entities controlled by him:



    - The office lease between Jones Intercable and Jones Properties and a related sublease with Jones International were amended to provide Jones Intercable with a right of early termination upon the payment of a termination fee to Jones Properties, which was based on the amount of time remaining in the term of the lease. The lease was terminated in July 1999 for a lump sum payment of $1,460,000.



    - The information management and data processing services agreement between Jones Intercable and an entity controlled by Mr. Jones was amended to provide for its early termination upon the payment of a fee which was based on the amount of time remaining in the term of the agreement.

    In addition, to facilitate an orderly transition of control by Comcast, Jones Intercable established a retention and severance program for its corporate associates who were terminated due to the change in control. The program provided incentives to corporate associates to remain with Jones Intercable through a transition period following the April 7, 1999 closing date. The program provided for cash severance payments to associates who were terminated due to the change in control.



    In addition, all outstanding options granted pursuant to Jones Intercable's 1992 Stock Option Plan became vested pursuant to their terms as a result of the change in control of Jones Intercable.



    Jones Intercable incurred costs of $55.4 million related to the change in control, which costs included those associated with severance programs, the early termination of the information management and data processing services agreement with a former affiliated entity and the office lease termination.



    On April 7, 1999, the bylaws of Jones Intercable were amended to provide that the Board of Directors of Jones Intercable will consist of at least eight and no more than thirteen directors. The Board of Directors was then reconstituted so as to have eight directors. Pursuant to the agreements among Comcast, BCI, and Mr. Jones, on April 7, 1999, the following directors of Jones Intercable resigned: Robert E. Cole, Josef J. Fridman, James J. Krejci, James B. O'Brien, Raphael M. Solot, Robert Kearney, Howard O. Thrall, Siim Vanaselja, Sanford Zisman and Glenn R. Jones. The remaining directors elected the following persons to fill the vacancies created by such resignations: Ralph J. Roberts, Brian L. Roberts, Lawrence S. Smith, John R. Alchin and Stanley L. Wang. All of these newly elected directors are officers of Comcast. Also on April 7, 1999, the following former executive officers of Jones Intercable resigned: Glenn R. Jones, James B. O'Brien, Ruth E. Warren, Kevin P. Coyle, Cynthia A. Winning, Elizabeth M. Steele, Wayne H. Davis and Larry W. Kaschinske. The following persons were appointed as executive officers of Jones Intercable on April 7, 1999: Ralph J. Roberts, Brian L. Roberts, Lawrence S. Smith, John R. Alchin and Stanley L. Wang. On July 27, 1999, the Board of Directors was reconstituted so as to have nine rather than eight directors and Julian A. Brodsky, also an officer of Comcast, was elected as a director to fill the vacancy created by such expansion of the Board of Directors. Mr. Brodsky also was appointed an executive officer of Jones Intercable on that date. After the election of Mr. Brodsky to the Jones Intercable Board of Directors, the Jones Intercable Board of Directors consisted of William E. Frenzel, Donald L. Jacobs and
Robert B. Zoellick, the directors elected by the holders of Class A Common Stock, and Ralph J. Roberts, Julian A. Brodsky, Brian L. Roberts, Lawrence S. Smith, John R. Alchin and Stanley L. Wang, the directors elected by the holders of Common Stock.



    Effective April 7, 1999, Jones Intercable entered into a management agreement with Comcast pursuant to which Comcast will manage the operations of Jones Intercable and its subsidiaries, subject to such direction and control of Jones Intercable as they may reasonably determine from time to time. The independent members of the Jones Intercable Board of Directors retained Strategis Financial Consulting, Inc. to act as its financial advisor and Wilmer, Cutler & Pickering to serve as its legal counsel. After negotiations with Comcast, the independent members of the Jones Intercable Board of Directors approved the terms of the management agreement. The management agreement generally provides that Comcast will supervise the management and operations of Jones Intercable's cable systems and arrange for and supervise certain administrative functions. As compensation for such services the management agreement provides for Comcast to charge management fees of 4.5% of gross cable communications revenues (as defined in the agreement). During the nine months ended September 30, 1999, Comcast charged Jones Intercable management fees of $11.9 million.



    On June 29, 1999, Comcast purchased 2,627 shares of Class A Common Stock from Mr. Jones and 997,373 shares of Class A Common Stock from Jones International, Ltd. for an aggregate purchase price of $131,350 and $49,868,600, respectively. Upon the purchase of these shares of Class A Common Stock, Comcast contributed them to Comcast Cable Communications. Upon the closing of this transaction, Comcast, through Comcast Cable Communications, indirectly owned a total of 2,878,151 shares of Jones Intercable Common Stock and 13,782,500 shares of Class A Common Stock.



    On August 5, 1999, Comcast's Board of Directors voted to make an offer to exchange 1.4 shares of Comcast Class A Special Common Stock for each share of Jones Intercable Common Stock or Class A Common Stock for up to a number of shares that when added to the Jones Intercable shares already owned by Comcast would equal approximately 79% of the total of each class of Jones Intercable stock outstanding at the time of the announcement of the exchange offer.



    On August 9, 1999, Comcast publicly announced its intention to make the exchange offer.



    Due to the potential conflict of interest between Jones Intercable and several Jones Intercable executive officers and directors who also serve as Comcast's officers and directors and following consultation with legal counsel, on September 17, 1999, the Jones Intercable Board of Directors established a special committee of the independent Jones Intercable directors to assist the Jones Intercable Board of Directors in connection with the Board's and Jones Intercable's obligations under applicable law (including Rule 14e-2 of the Exchange Act) with respect to the exchange offer. The members of the Jones Intercable special committee are William E. Frenzel, Donald L. Jacobs and Robert
B. Zoellick. None of them is an officer, director or employee of Comcast. The Jones Intercable Board of Directors authorized the special committee to interview and retain a financial advisor to advise the special committee and the Jones Intercable Board of Directors about the financial and market factors that Jones Intercable should consider in responding to Comcast's exchange offer. Upon its creation, the special committee retained Wilmer, Cutler & Pickering to provide it with independent legal advice.



    Immediately following the conclusion of the Jones Intercable Board of Directors meeting on September 17, 1999, the special committee held an organizational meeting with its legal counsel to discuss the functions of, and the standards applicable to, special committees under Colorado law. At this meeting, the special committee also determined to hire a financial advisor. After soliciting proposals from three financial advisors, on October 1, 1999, the special committee selected DLJ as its financial advisor. For a description of the terms of DLJ's engagement, please refer to "Fairness Opinion of Financial Advisor." Following its engagement, DLJ began to conduct due diligence on Jones Intercable, Comcast and the value of the Jones Intercable Class A Common Stock, Jones Intercable Common Stock and the Comcast Class A Special Common Stock.



    On October 19, 1999, the special committee met with its legal counsel and DLJ to consider the terms of, and develop a plan for, evaluating Comcast's exchange offer.



    On October 28, 1999, the special committee met again with its legal counsel and DLJ at which time DLJ reported on the status of its review of Jones Intercable and Comcast.



    On November 2, 1999, the special committee held a meeting with its legal counsel and DLJ. The special committee discussed, among other things, the progress of DLJ's review of the businesses of Jones Intercable and Comcast. Immediately following this special committee meeting on November 2, 1999, the full Jones Intercable Board of Directors held a regularly scheduled meeting. At the meeting, members of the special committee reported to the Jones Intercable Board of Directors on the status of its evaluation of Comcast's exchange offer.



    On November 10, 1999, the special committee met again with its legal counsel and DLJ. At this meeting DLJ presented a preliminary analysis of Comcast's exchange offer and discussed its analysis with the special committee. DLJ presented a comparison of the exchange ratio proposed by Comcast with the range of values that would be suggested by a number of traditional valuation methodologies. DLJ and the special committee discussed each valuation measure in turn and noted that the exchange ratio proposed by Comcast exceeded or was within the suggested range of values based on the respective trading prices of Jones Intercable Class A Common Stock, Jones Intercable Common Stock and Comcast Class A Special Common Stock on November 9, 1999.

    DLJ also discussed with the special committee the potential reduction in market liquidity and market demand for the Jones Intercable shares that would remain outstanding after completion of the exchange offer. This reduction might occur due to several factors, including the potential reduction in the number of publicly traded Jones Intercable shares (known as the "public float"), the potential for increased selling pressure as a result of a possible oversubscription of the exchange offer, and the public perception of the lower likelihood that Comcast would acquire any outstanding Jones Intercable shares in the future. This potential reduction in liquidity and market demand would tend to reduce the value of the Jones Intercable shares that would remain outstanding after completion of the exchange offer.



    Following the preliminary presentation by DLJ and after consultation with legal counsel, the special committee preliminarily determined to remain neutral with respect to Comcast's exchange offer and not recommend that Jones Intercable shareholders accept or reject Comcast's exchange offer. The special committee also determined to provide to the Jones Intercable shareholders additional information based on DLJ's analysis of Comcast's exchange offer to assist shareholders in deciding whether to accept Comcast's exchange offer. Finally, the special committee asked DLJ to contact Comcast or its representatives to determine whether there was any prospect of obtaining Comcast's agreement to expand its exchange offer to include any and all Jones Intercable stock tendered in the exchange offer. The special committee determined that expanding the offer in this way would allow all Jones Intercable shareholders to take advantage of the Comcast offer without the risk of proration.



    On November 12, 1999, the special committee again met with its legal counsel and DLJ. After DLJ briefly updated the special committee on the status of their efforts to contact Comcast, the DLJ representatives excused themselves from the meeting. The special committee and its legal counsel then proceeded to discuss possible approaches the special committee might take in responding to Comcast's exchange offer if Comcast did not expand or otherwise change the terms of its exchange offer.



    On November 14, 1999, representatives of DLJ discussed the possibility of expanding Comcast's exchange offer to include all outstanding shares of Jones Intercable with representatives of Comcast, who indicated that Comcast might consider a proposal from the special committee for such a transaction but that in light of the increase in value of the 1.4x exchange ratio due to the recent rise in the price of Comcast Class A Special Common Stock, Comcast would be unwilling to pursue such a transaction at an exchange ratio greater than 1.4x and might indeed seek a reduction in such ratio.



    On November 17, 1999, the special committee met to develop a proposal for an alternative transaction. The special committee considered two possible alternative transaction structures: an exchange offer for all of the Jones Intercable stock and a negotiated merger that would result in Comcast acquiring all of the Jones Intercable stock that it did not already own. Based upon the financial information and advice provided by DLJ, the special committee decided to propose to the Jones Intercable Board of Directors that the special committee be allowed to develop a proposal for an alternative transaction and present it to Comcast. For a discussion of the factors the special committee considered in making the decision, see "Reasons for the Special Committee's Recommendation."



    At this meeting, the special committee also considered formally proposing a higher exchange ratio, but determined that, in light of current market conditions and the Comcast representatives' discussions with DLJ on November 14, 1999, doing so would likely jeopardize the special committee's efforts to obtain Comcast's agreement to expand the offer to include all Jones Intercable shares through a merger or exchange offer for all outstanding shares not owned by Comcast. The special committee also determined that the tax-free nature of a merger would result in greater value to the shareholders than the exchange offer, even without any change in the exchange ratio. Based in part upon preliminary discussions with DLJ, the special committee concluded that the 1.4x exchange ratio would be agreeable in a transaction that involved Comcast's acquisition of all of the Jones Intercable stock, subject to confirmation from an outside financial advisor that such exchange ratio was fair from a financial point of view to the public shareholders.

    On November 19, 1999, representatives of DLJ and legal counsel to the special committee discussed with Comcast's outside legal counsel a proposed merger transaction that would be (1) tax-free to the Jones Intercable shareholders, (2) approved by a majority of the Jones Intercable shareholders not affiliated with Comcast and (3) accompanied by a fairness opinion.



    On November 23, 1999, representatives of DLJ and legal counsel to the special committee discussed with Comcast's outside legal counsel the outlines of certain possible specific provisions of a merger agreement, including the circumstances under which Comcast would have the right to terminate the merger agreement, the amount of a termination fee to which Comcast would be entitled and the circumstances under which Comcast would be entitled to receive such termination fee, and Jones Intercable's acknowledgment that Comcast is not bound by the restrictions on the acquisition of additional shares contained in the Jones Intercable shareholders' agreement. The Comcast representative suggested a termination fee of $10 million payable in the event the merger were not consummated as a result of the special committee withdrawing its recommendation, DLJ revoking its opinion or the Jones Intercable shareholders voting against the merger. The parties also discussed the fact that the special committee had not been authorized to negotiate on behalf of Jones Intercable and that the special committee would be unable to make a formal proposal to Comcast regarding an alternative transaction until its authority had been so expanded.



    On November 26, 1999, the special committee met with its legal counsel and DLJ to further discuss the special committee's proposal and the recent discussions with Comcast regarding it. After consultation with its legal counsel and DLJ, during which legal counsel to the special committee delivered an opinion that Comcast was not bound by the Jones Intercable shareholders agreement, the special committee generally accepted the provisions that were discussed on November 23, 1999, but determined that the termination fee proposed by Comcast was too high, especially if termination resulted from Jones Intercable shareholders' rejection of the merger. On November 29, 1999, counsel to the special committee discussed with Comcast's outside legal counsel the special committee's views on the termination fee.



    On December 9, 1999, Comcast's outside legal counsel and the special committee's legal counsel discussed the following termination fee structure:
(1) an $8 million fee if the merger is not consummated as a result of the special committee withdrawing its recommendation or revocation of the fairness opinion and (2) a $2 million fee if the merger is not consummated as a result of the Jones Intercable shareholders failing to approve the merger.



    On December 13, 1999, the special committee met to consider the final terms of its merger proposal, and based upon the financial advice of DLJ, the special committee unanimously agreed to present formally the merger proposal to Comcast if the special committee were authorized to do so by the Jones Intercable Board of Directors.



    On December 15, 1999, the Jones Intercable Board of Directors held a meeting at which it approved the special committee's request that its authority be expanded to include the authority to negotiate a transaction directly with Comcast. The Jones Intercable Board of Directors also authorized the retention of an independent financial advisor to provide financial advice regarding the financial and market issues and factors the special committee should consider in conjunction with its negotiations with Comcast, to assist the special committee in negotiations with Comcast and to issue a fairness opinion if required.



    On December 16, 1999, the special committee determined to formally engage DLJ to negotiate the financial aspects of a proposed merger under the guidance of the special committee and to deliver a fairness opinion.



    On December 17, 1999, the special committee presented a written summary of its merger proposal to Comcast. Later that day, Comcast proposed a form of merger agreement incorporating all of the terms and conditions contained in the special committee's proposal.

    On December 20 and December 21, 1999, representatives of Comcast and the special committee and their respective legal counsel negotiated the terms of the merger agreement, and on December 21, 1999, Comcast's outside legal counsel delivered a revised merger agreement to the special committee's legal counsel.



    On December 21, 1999, the special committee met with its legal counsel and DLJ to review the revised draft merger agreement, DLJ's presentation to the special committee and a draft of DLJ's opinion. For a discussion of DLJ's opinion and a summary of its presentation to the special committee, see "Fairness Opinion of Financial Advisor."



    After discussing the terms and conditions of the definitive merger agreement and the DLJ presentation and opinion with legal counsel, the special committee unanimously:



    - determined that the merger agreement and the transactions contemplated therein are fair to and in the best interests of the Jones Intercable shareholders;



    - approved and adopted the merger agreement and the transactions contemplated therein; and



    - recommended that the Jones Intercable shareholders approve the merger agreement.



    Following the special committee meeting on December 21, 1999, the Jones Intercable Board of Directors met and heard reports from the special committee and from DLJ. Based upon their findings, the Jones Intercable Board of Directors unanimously:



    - determined that the merger agreement and the transactions contemplated therein are fair to and in the best interests of the Jones Intercable shareholders;



    - approved and adopted the merger agreement and the transactions contemplated therein; and



    - recommended that the Jones Intercable shareholders approve the merger agreement.



    On December 22, 1999, Comcast, Comcast JOIN Holdings and Jones Intercable executed the merger agreement. Immediately afterward, Comcast and Jones Intercable announced the merger.



JONES INTERCABLE'S REASONS FOR THE MERGER



    REASONS FOR THE SPECIAL COMMITTEE'S RECOMMENDATION



    The special committee considered the factors identified below in reaching its determination that the merger agreement was fair to, and in the best interests of, the shareholders of Jones Intercable who are not affiliated with Comcast and in making its recommendation that the Jones Intercable Board of Directors approve and adopt the merger and the merger agreement and that the Jones Intercable shareholders approve the merger and the merger agreement. In view of the wide variety of factors it considered, the special committee did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination and recommendation.



    JONES INTERCABLE'S BUSINESS, CONDITION AND PROSPECTS. In evaluating the terms and conditions of the merger, the special committee considered the business, results of operations, financial condition, assets, liabilities, business strategy and prospects for Jones Intercable as a stand alone company. The members of the special committee were generally familiar with and knowledgeable about Jones Intercable's affairs based on their experience as directors of Jones Intercable. The special committee considered, among other things, the historical operations and the financial performance of Jones Intercable, the current condition of Jones Intercable's business and the cable industry generally and Comcast's control of Jones Intercable.



    OPINION OF DLJ. The special committee considered the presentation made by its financial advisor, DLJ, and the opinion delivered by DLJ on December 21, 1999, to the effect that, as of such date and subject to the assumptions and qualifications contained in the opinion, the consideration to be received by the holders of Jones Intercable shares under the merger agreement was fair from a financial point of view to such shareholders. See "Fairness Opinion of Financial Advisor." A copy of DLJ's opinion is attached as Appendix B to this proxy statement/prospectus. Jones Intercable shareholders should read the DLJ opinion in its entirety for a description of the opinion expressed, assumptions made, matters considered and limitations of the review undertaken in connection with the opinion.



    The special committee considered the DLJ presentation and opinion to support its recommendation. In light of the special committee's familiarity with Jones Intercable and DLJ's responses to questions during the presentation (including questions with respect to the valuation methods used by DLJ and the assumptions considered and used by DLJ in its valuation analyses), the special committee relied upon DLJ's analyses and opinion, which it found reasonable.



    MERGER CONSIDERATION. The special committee determined that the consideration that each Jones Intercable shareholder would receive in a merger transaction supported its determination to recommend the merger. According to the terms of the merger agreement, each share of Jones Intercable Class A Common Stock and Common Stock will be exchanged for 1.4 shares of Comcast Class A Special Common Stock. Based on this exchange ratio on December 21, 1999, the merger consideration values each share of Jones Intercable at $71.40. This price represented premiums of 60.0% and 54.8% to the Jones Intercable Common Stock and Class A Common Stock, respectively, one day prior to the announcement of the original exchange offer on August 6, 1999.



    INDEPENDENT NEGOTIATIONS. The special committee considered as supporting its recommendation the fact that the merger consideration was determined through arm's length discussions and negotiations between representatives of the special committee and the special committee's advisors, on the one hand, and representatives of Comcast and its advisors, on the other hand, and the fact that such negotiations resulted in an increase in the value to be received by Jones Intercable shareholders as a result of expanding the transaction to include all Jones Intercable shares and the tax-free nature of the transaction. The special committee was of the view, in light of current market conditions and the nature of discussions between its advisors and Comcast's advisors, that the merger consideration reflected the highest price Comcast was prepared to pay and that insistence on a higher exchange ratio would likely jeopardize the possibility of reaching an agreement with Comcast.



    TERMS OF THE MERGER AGREEMENT. The special committee considered as supporting its recommendation the terms and conditions of the merger agreement, including:



    - the conditions to Comcast's obligation to consummate the merger are reasonably limited; and



    - the merger and merger agreement must be approved by the holders of two-thirds of the Jones Intercable Class A Common Stock, the holders of two-thirds of the Jones Intercable Common Stock and the holders of a majority of those shares of Jones Intercable Class A Common Stock and Common Stock not beneficially owned by Comcast or its affiliates.



    ALTERNATIVES. The special committee considered the following possible alternatives to the merger:



    (1) Acquisition by Acquiror other than Comcast. The special committee considered as supporting its recommendation its belief, based in part on the views of its advisors, that it was unlikely that another entity would seek to acquire the interest in Jones Intercable that Comcast did not already own. The special committee believed, based on Comcast's control of Jones Intercable, that it was unlikely that a solicitation of other bidders at this time would result in an offer to acquire the Jones Intercable shares not owned by Comcast at a higher price. Although the special committee did not believe that an alternative transaction with another acquiror was likely, the special committee recognized that one alternative was not to recommend any transaction with Comcast.



    (2) Comcast's Exchange Offer. The special committee considered as supporting its recommendation in favor of the merger to Jones Intercable shareholders its analysis and evaluation of the publicly announced exchange offer. DLJ presented to the special committee a comparison of the exchange ratio proposed by Comcast with the range of values that would be suggested by a number of traditional valuation methodologies. This comparison suggested that the exchange ratio proposed by Comcast exceeded or was within the suggested range of values based on the respective trading prices of Jones Intercable Class A Common Stock, Jones Intercable Common Stock and Comcast Class A Special Common Stock on November 9, 1999.



       The special committee also considered DLJ's advice that a reduction in the liquidity and market demand for the Jones Intercable stock might occur following completion of the exchange offer based upon several factors. There would be a reduction in the public float because upon completion of the exchange offer as originally announced, only 21% of the Jones Intercable Class A Common Stock and Jones Intercable Common Stock would be owned by stockholders other than Comcast as compared to the 62.7% and 43.7% respectively before the exchange offer. Next, there would be the potential for increased selling pressure as a result of possible oversubscription of the exchange offer. This increased selling could occur if Jones Intercable shareholders who were unable to tender all of their shares to Comcast attempted to sell their remaining Jones Intercable shares in the public market soon after the close of the exchange offer. Further, the reduction in market demand for Jones Intercable stock could occur as a result of the public perception that there was a lower likelihood that Comcast would acquire the remaining outstanding shares of Jones Intercable stock that it did not own in the short-term. Neither DLJ nor the special committee, however, could predict the magnitude of any effect on the Jones Intercable share price based on decreased liquidity or market demand.



    (3) Alternative Transactions with Comcast. In light of (1) the low probability of an alternative transaction with another entity and
       (2) the potential negative impact on the price of Jones Intercable shares not owned by Comcast upon completion of the exchange offer, the special committee considered alternative transactions with Comcast that could provide increased value to all Jones Intercable shareholders. In addition to a negotiated merger, the special committee considered asking Comcast to expand its exchange offer to include any and all Jones Intercable shares tendered. With the assistance of its advisors, the special committee determined that the primary advantages of expanding the exchange offer in that fashion were the fact that such a transaction might be consummated more quickly than a merger and the fact that only those Jones Intercable shareholders who wanted to would tender their Jones Intercable shares in the exchange offer. The special committee also determined that this option contained the following disadvantages for Jones Intercable shareholders:



           - an exchange offer for all of the Jones Intercable stock would still result in decreased liquidity for holders of shares not tendered in the exchange offer;



           - the consideration received in any exchange offer would generally be taxable to the recipient;



           - there would be uncertainty for holders of whatever Jones Intercable shares remained outstanding following the closing of an expanded exchange offer regarding whether or when Comcast would seek to acquire such shares, and if it did so, what consideration it would offer.

    REASONS FOR JONES INTERCABLE BOARD OF DIRECTORS' RECOMMENDATION



    The Jones Intercable Board of Directors considered the factors described under "--Reasons for the Special Committee's Recommendation" in reaching its determination that the merger and the merger agreement are fair to and in the best interests of the Jones Intercable shareholders who are not affiliated with Comcast and in making its recommendation that the Jones Intercable shareholders approve the merger and the merger agreement. The Jones Intercable Board of Directors also considered the following:



    - the fact that the merger consideration was determined through arm's length negotiations between the special committee and Comcast;



    - the special committee's report and the factors it considered;



    - the recommendation by the special committee that the Jones Intercable Board of Directors approve and adopt the merger and the merger agreement and that the Jones Intercable shareholders approve the merger and the merger agreement;



    - the determination by the special committee that the merger and the merger agreement are fair to and in the best interests of the Jones Intercable shareholders who are not affiliated with Comcast; and



    - DLJ's report made to the Jones Intercable Board of Directors at the meeting held on December 21, 1999 and DLJ's opinion delivered on December 21, 1999, to the effect that, as of such date and subject to the assumptions and qualifications contained in the opinion, the consideration to be received by the holders of Jones Intercable shares under the merger agreement was fair from a financial point of view



    In view of the wide variety of factors it considered, the Jones Intercable Board of Directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination and recommendation.



RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE JONES INTERCABLE BOARD OF DIRECTORS



    At a meeting of the special committee of the independent directors of the Jones Intercable Board held on December 21, 1999, after due consideration, the special committee unanimously:



    - determined that the terms of the merger agreement are advisable and fair to and in the best interests of the public shareholders of Jones Intercable without regard to Comcast's interests;



    - approved and adopted the merger and the merger agreement; and



    - recommended that the Jones Intercable Board of Directors and the shareholders of Jones Intercable approve and adopt the merger and the merger agreement.



    At a meeting of the Jones Intercable Board held on December 21, 1999, after due consideration, the Jones Intercable Board unanimously:



    - determined that the terms of the merger agreement are advisable and fair to and in the best interests of the public shareholders of Jones Intercable without regard to Comcast's interests;



    - voted to approve and adopt the merger and the merger agreement; and



    - determined to recommend that the Jones Intercable shareholders approve the merger and the merger agreement.



COMCAST'S REASONS FOR THE MERGER



    Comcast considers a number of potential acquisitions of and investments in companies in the cable television industry each year and has made such acquisitions and investments on an opportunistic basis.

Comcast's initial investment in obtaining control of Jones Intercable was part of its strategy to expand its core cable business. Jones Intercable has assembled technically advanced, well clustered cable television systems in certain geographical areas which Comcast believes fit strategically with its existing cable television systems. Comcast has agreed to the merger in order to acquire all of the remaining stock of Jones Intercable that it does not already own.



FAIRNESS OPINION OF FINANCIAL ADVISOR



    The special committee engaged DLJ to act as financial advisor to the special committee and the Jones Intercable Board of Directors in connection with a proposed transaction involving Comcast and to evaluate the fairness from a financial point of view of the consideration to be received by the shareholders of Jones Intercable (other than Comcast) in any proposed transaction. On December 21, 1999, DLJ delivered to the special committee its oral opinion, which was later confirmed in writing, that, as of that date and based upon and subject to the assumptions, limitations and qualifications described in the opinion, the consideration to be received by the shareholders of Jones Intercable other than Comcast pursuant to the merger agreement was fair from a financial point of view.



    THE FULL TEXT OF THE DLJ OPINION IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT/PROSPECTUS. THE SUMMARY OF THE DLJ OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE DLJ OPINION. JONES INTERCABLE SHAREHOLDERS ARE URGED TO READ THE DLJ OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND THE LIMITS OF THE REVIEW BY DLJ IN CONNECTION WITH ITS OPINION.



    The DLJ opinion was prepared for the special committee and the Jones Intercable Board of Directors and addresses only the fairness from a financial point of view, as of the date thereof, of the consideration to be received by the Jones Intercable shareholders (other than Comcast) pursuant to the merger agreement. The DLJ opinion does not address the relative merits of the merger and the other business strategies being considered by the Jones Intercable Board of Directors, or address the Board of Director's decision to proceed with the merger. DLJ expressed no opinion as to the prices at which the Comcast Class A Special Common Stock will actually trade at any time. The DLJ opinion also does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed merger.



    Jones Intercable selected DLJ as its financial advisor because DLJ is an internationally-recognized investment banking firm that has substantial experience in the media and communications industries and is familiar with Jones Intercable and its business. As part of its investment services, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.



    In arriving at its opinion, DLJ reviewed a draft of the merger agreement and also reviewed financial and other information that was publicly available or furnished to DLJ by Jones Intercable and Comcast, including information provided during discussions with the respective managements of those companies. The information discussed with the respective managements of those companies included certain financial projections of Jones Intercable prepared in consultation with the management of Jones Intercable, and certain financial projections of Comcast prepared in consultation with the management of Comcast. In addition, DLJ compared certain financial and securities data of Jones Intercable and Comcast with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of Jones Intercable and Comcast, reviewed prices and premiums paid in certain other business combinations, and conducted such other financial studies, analyses, and investigations as DLJ deemed appropriate for purposes of rendering its opinion. DLJ was not requested to, and DLJ did not, solicit the interest of any other party in acquiring Jones Intercable.

    In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to DLJ from public sources, that was provided to DLJ by Jones Intercable and Comcast or their respective representatives, or that was otherwise reviewed by DLJ. With respect to the financial projections relied on by DLJ, DLJ relied on representations by management that they had been reasonably prepared on the basis reflecting the best currently available estimates and in judgments of the management of Jones Intercable and Comcast as to the future operating and financial performance of Jones Intercable and Comcast, respectively. DLJ did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by DLJ. DLJ relied as to certain legal matters on advice of counsel to the special committee.



    The DLJ opinion was based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of the DLJ opinion. The DLJ opinion states that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion.



    The following is a summary of the presentation made by DLJ to the special committee on December 21, 1999 in connection with its delivery of the DLJ opinion:



    STOCK PRICE HISTORY. To provide contextual data and comparative market data, DLJ examined the history of the trading prices of the Jones Intercable Class A Common Stock, the Jones Intercable Common Stock, and the Comcast
Class A Special Common Stock relative to the Standard & Poor's Industrials Index and to an index composite of comparable cable companies for the two-year period from December 17, 1997 through December 20, 1999. The Standard & Poor's Industrial Index is a capitalization-weighted index of all stocks designed to measure the performance of the industrial sector of the Standard & Poor's 500 Index. The companies included in the comparable cable company index were Adelphia Communications Corporation, Comcast, Cox Communications, Inc., Cablevision Systems Corporation, Insight Communications Company, Inc., Jones Intercable and MediaOne Group, Inc. This information was presented to provide the special committee with background information and comparative market data regarding the prices of the Jones Intercable Class A Common Stock, the Jones Intercable Common Stock and the Comcast Class A Special Common Stock over the two-year period. DLJ noted that the market price of Jones Intercable's shares outperformed both the index composite of comparable cable companies and Comcast Class A Special Common Stock over the two year period presented, which DLJ attributed primarily to Comcast's investment in Jones Intercable.



    HISTORICAL EXCHANGE RATIO. DLJ compared the trading price of the Jones Intercable Class A Common Stock with the Comcast Class A Special Common Stock over a two-year period from December 17, 1997 through December 20, 1999. DLJ noted that, during this time period, the average ratio of the price of the Jones Intercable Class A Common Stock to the Comcast Class A Special Common Stock was 1.19x, and that the exchange ratio Comcast is offering in the merger is 1.4x, which exceeds the average historical exchange ratio.



    COMPARABLE COMPANIES ANALYSIS. DLJ analyzed selected historical and projected operating information, stock market data and subscriber data for certain publicly traded cable companies that DLJ deemed to be comparable to Jones Intercable. These comparable cable companies included Comcast Corporation, Cox Communications, Inc., Charter Communications, Inc., Cablevision Systems Corporation, Adelphia Communications Corporation, Insight Communications Company, Inc. and Classic Communications, Inc. DLJ compared the enterprise value of each of the comparable cable companies as of December 20, 1999 to certain selected financial data for each of these companies. DLJ defined enterprise value as fully diluted equity value plus net debt and minority interests in cable operations, less cash and cash equivalents, investments in unconsolidated affiliates and the adjusted present value of other assets. In examining these comparable cable companies, DLJ analyzed the enterprise value of the companies as a multiple of each company's respective estimated 1999 earnings before interest, taxes, depreciation and amortization, or EBITDA, from its core cable business and estimated 2000 core cable EBITDA and the enterprise value per cable system subscriber. Estimated 1999 core cable EBITDA and estimated 2000 core cable EBITDA for Jones Intercable was provided by the management of Jones Intercable; estimated 1999 core cable EBITDA and estimated 2000 core cable EBITDA for Comcast was provided by the management of Comcast; and estimated 1999 core cable EBITDA and estimated 2000 core cable EBITDA for the other comparable cable companies was developed by DLJ's equity research analysts. DLJ's analysis of the comparable cable companies yielded the following information:



    - enterprise value as a multiple of estimated 1999 core cable EBITDA ranged from 12.9x to 22.4x for the comparable cable companies with an average of 17.6x and a median of 16.6x, compared to a value of 20.7x for Jones Intercable as of December 20, 1999;



    - enterprise value as a multiple of estimated 2000 core cable EBITDA ranged from 11.9x to 19.9x for the comparable cable companies, with an average of 15.7x and a median of 14.9x, compared to a value of 18.4x for Jones Intercable as of December 20, 1999; and



    - enterprise value per subscriber ranged from $2,388 to $5,032 for the comparable cable companies, with an average of $3,667 and a median of $3,771, compared to a value of $3,982 for Jones Intercable as of December 20, 1999.



DLJ then calculated the implied valuation ranges per share of Jones Intercable common stock based upon the comparable cable company ranges of estimated 1999 core cable EBITDA, estimated 2000 core cable EBITDA and enterprise value per subscriber. The implied values per share based upon estimated 1999 core cable EBITDA ranged from $28.01 to $73.02 with an average of $50.15 and a median of $45.78; the implied value per share based upon estimated 2000 core cable EBITDA ranged from $30.29 to $72.98 with an average of $50.71 and a median of $46.46; and the implied value per share based upon enterprise value per subscriber ranged from $25.61 to $90.79 with an average of $57.15 and a median of $59.70.



    PRECEDENT TRANSACTION ANALYSIS. DLJ reviewed 20 selected completed or pending acquisitions involving companies or cable systems that DLJ deemed to be comparable to Jones Intercable, including transactions involving:



    1.  Adelphia Communications Corp./Cablevision (Cleveland system);



    2.  Comcast/Lenfest Communications, Inc.



    3.  Cox Communications/Multimedia Cablevision;



    4.  Charter Communications/Bresnan Communications Co.;



    5.  Charter Communications/Avalon;



    6.  Cox Communications/TCA Cable



    7.  AT&T Corp./Lenfest Communications, Inc.;



    8.  AT&T Corp./MediaOne Group, Inc.;



    9.  Cox Communications/Media General, Inc.;



    10. Insight Communications/Intermedia VI, L.P.;



    11. Adelphia Communications Corp./Harron Communications Corp.'s cable system;



    12. Adelphia Communications Corp./Century Communications Corp.;



    13. Adelphia Communications Corp./Frontier Vision Partners, L.P.;



    14. Charter Communications/Rifkin Acquisition Partners, L.L.L.P./InterLink Communication Partners, LLLP;

    15. Charter Communications/Tele-Communications, Inc./Intermedia IV;



    16. Comcast/Prime Cable;



    17. Comcast/Jones Intercable (initial Comcast acquisition);



    18. Paul Allen/Charter Communications;



    19. AT&T Corp./Tele-Communications Inc.; and



    20. Cox Communications/Prime Cable.



In examining these transactions, DLJ reviewed the transaction value for each acquired company or cable system, the number of subscribers of the acquired company or cable system, and the estimated EBITDA of the acquired company or cable system for the first full fiscal year following the announcement date of the transaction (based on industry sources), and calculated for each transaction the multiple of estimated EBITDA implied by the transaction value and the transaction value per subscriber. In performing these analyses, DLJ defined transaction value as the value of the total consideration offered for the target company (including any debt assumed by the acquiror). The multiples of transaction value of estimated EBITDA for the comparable transactions ranged from 12.7x to 22.6x, with a mean of 16.0x and a median value of 14.0x. Transaction value per subscriber for the comparable transactions ranged from $2,979.2 to $5,500.0, with a mean of $3,917.6 and a median value of $3,795.1.



    DLJ then calculated ranges of implied enterprise value and implied equity value per share by applying Jones Intercable's estimated 2000 EBITDA and its number of cable subscribers to the comparable multiples derived from the comparable transactions. DLJ calculated ranges of implied equity value per share of Jones Intercable common stock of $34.63 to $87.75, with an average of $52.17, based upon transaction value as a multiple of estimated EBITDA, and $40.22 to $102.38, with an average of $63.36, based on transaction value per subscriber.



    DISCOUNTED CASH FLOW ANALYSIS. DLJ performed a discounted cash flow analysis for the period commencing December 31, 1999 and ending December 31, 2004 for Jones Intercable, based on the assumption that cash flows are recognized in the middle of each fiscal year, using projections and assumptions provided by management of Jones Intercable. DLJ's discounted cash flow calculation is an analysis of the present value of projected unlevered free cash flows and an estimated terminal year enterprise value using the discount rates and terminal year EBITDA multiples indicated below. The discounted cash flow value per share of Jones Intercable common stock was estimated using weighted average cost of capital discount rates ranging from 9.6% to 11.4% and terminal multiples of estimated EBITDA for Jones Intercable at December 31, 2004 ranging from 12.0x to 14.0x. This analysis yielded a range of implied value per share of Jones Intercable common stock of $36.71 to $53.03.



    PREMIUMS PAID ANALYSIS. DLJ examined 83 squeeze-out transactions, including those involving the payment of stock consideration, cash consideration and dual consideration, which DLJ deemed to be comparable. DLJ determined the implied premium over the common stock trading prices as of one day, one week and one month prior to the announcement date of each transaction. The mean premiums for all of the selected transactions as of one day, one week and one month prior to the announcement date were 23.6%, 23.9% and 27.2%, respectively. DLJ then compared these premiums with those implied by Comcast's offer one day, one week and one month prior to the announcement of (i) Comcast's original offer on August 9, 1999 for Jones Intercable's Class A Common Stock and Common Stock and
(ii) Comcast's offer on December 20, 1999 for Jones Intercable's Class A Common Stock and Common Stock. Based upon the Jones Intercable Class A Common Stock price one day prior to the original announcement date (August 6, 1999) and the mean premiums paid over the common stock trading prices one day, one week and one month prior to the announcement date of 22 precedent all-stock squeeze-out transactions, DLJ calculated a range of implied prices per share of Jones Intercable Class A Common Stock of $53.18 to $55.77. This range is above the implied value of

$50.31 for Comcast's original offer (based on August 6 closing prices), but below the implied value of $69.65 for the merger (based on December 20 closing prices).



    VALUATION OF COMCAST. DLJ also performed various valuation analyses of Comcast.



    DLJ performed a comparable companies analysis for Comcast similar to that performed for Jones Intercable and described above. The publicly traded cable companies that DLJ deemed to be comparable to Comcast were the same as those used in the analysis of Jones Intercable, but excluding Comcast and including Jones Intercable.



    DLJ calculated the implied valuation ranges per share of Comcast Class A Common Stock based upon the comparable cable company ranges of estimated 1999 core cable EBITDA, estimated 2000 core cable EBITDA and enterprise value per subscriber. The implied value per share of Comcast Class A Special Common Stock based upon estimated 1999 core cable EBITDA ranged from $31.65 to $49.75 with an average of $40.08; the implied value per share of Comcast Class A Special Common Stock based upon estimated 2000 core cable EBITDA ranged from $32.57 to $49.75 with an average of $40.32; and the implied value per share of Comcast Class A Special Common Stock based upon enterprise value per subscriber ranged from $27.29 to $47.25 with an average of $36.88. DLJ considered the average and the high end of the range to be the most appropriate when implying a value for Comcast's shares.



    DLJ also performed a discounted cash flow analysis on Comcast similar that performed for Jones Intercable and described above. The discounted cash flow per share of Comcast Class A Special Common Stock was estimated using weighted average cost of capital discount rates ranging from 9.2% to 11.0% and terminal multiples of estimated EBITDA for Comcast ranging from 12.0x to 14.0x. This analysis yielded a range of implied value per share of Comcast Class A Special Common Stock of $53.71 to $64.29.



    The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but describes, in summary form, the material elements of the presentation made by DLJ to the special committee on December 21, 1999. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective to the special committee regarding the merger and to add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusions DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses undertaken in connection with its opinion taken together as a whole. Accordingly, notwithstanding the separate factors summarized above, DLJ has indicated to the special committee and the Jones Intercable Board of Directors that it believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.



    Jones Intercable and the special committee initially engaged DLJ to serve as financial advisor to the special committee and the Jones Intercable Board of Directors with respect to financial and market issues and factors that Jones Intercable should consider in conjunction with Jones Intercable's response to Comcast's exchange offer. Under the terms of its engagement agreement dated October 25, 1999, Jones Intercable agreed to pay DLJ a fee of $1,000,000 payable at the time DLJ notified the special committee that it was prepared to deliver its study of the exchange offer. In addition, Jones Intercable agreed to reimburse DLJ, upon request by DLJ from time to time, for its out-of-pocket expenses, including the reasonable fees and expenses of counsel (subject to a maximum), incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with the engagement, including liabilities under U.S. federal securities laws.



    Following the expansion of the special committee's authority to negotiate an alternative transaction with Comcast, the special committee and the Jones Intercable Board of Directors engaged DLJ to act as its financial advisor in connection with a proposed transaction with Comcast. Under the terms of a second engagement agreement dated December 16, 1999, Jones Intercable agreed to pay
(a) a fee of $1,000,000 payable at the time DLJ notifies the special committee that it was prepared to deliver an opinion regarding the fairness from a financial point of view of the consideration to be received by the shareholders of Jones Intercable and (b) additional cash compensation equal to $3,750,000 less 50% of the fee described in clause (a) above, payable upon the consummation of the merger. DLJ will only receive the $1,000,000 fee provided for in the October 25, 1999 engagement agreement if it does not receive the cash compensation described in clause (b) of the preceding sentence.



    DLJ and the Jones Intercable special committee negotiated the terms of the fee arrangement, and the Jones Intercable Board of Directors was aware of such arrangements, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the merger.



    In the ordinary course of business, DLJ and its affiliates may own or actively trade the securities of Jones Intercable and Comcast for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in Jones Intercable and Comcast securities.



CONSEQUENCES OF THE MERGER



    Following approval of the merger agreement and the fulfillment or waiver of conditions, Jones Intercable will be merged into Comcast JOIN Holdings. Comcast JOIN Holdings will continue as the surviving corporation of the merger. In the merger, Comcast will convert the shares of Jones Intercable (other than shares directly held by Comcast, Comcast JOIN Holdings or shares held as treasury stock by Jones Intercable) into the right to receive 1.4 shares of Comcast Class A Special Common Stock. All Jones Intercable shares currently owned by Comcast are held indirectly by Comcast through a wholly owned subsidiary and therefore will be converted in the merger. Upon completion of the merger, Jones Intercable shares will no longer exist and its successor by merger, Comcast JOIN Holdings, will be a wholly owned subsidiary of Comcast. Following the merger, the former holders of Jones Intercable will no longer directly share in the future earnings or growth of Jones Intercable or directly benefit from any increases in the value of Jones Intercable, and will no longer bear directly the risk of any decreases in the value of Jones Intercable.



    After completion of the merger, Jones Intercable shares will no longer be listed on the Nasdaq National Market.



    Jones Intercable Common Stock and Class A Common Stock are currently registered under the Securities Exchange Act of 1934. Registration of the Jones Intercable Common Stock and Class A Common Stock under the Exchange Act will be terminated and Jones Intercable will be relieved of the obligation to comply with certain public reporting requirements of the Exchange Act, including the obligation to comply with certain proxy rules of Regulation 14A under
Section 14.



    At the effective time of the merger, unexercised options to purchase Jones Intercable Class A Common Stock under stock option plans in which certain Jones Intercable employees participate may be exercised by such persons, and any options which remain unexercised at the effective time of the merger will be terminated. See "The Merger Agreement--Treatment of Stock Options."

    The directors and officers of Jones Intercable immediately prior to the merger will be replaced immediately after the merger with the directors and officers of Comcast JOIN Holdings. The Certificate of Incorporation and Bylaws of Comcast JOIN Holdings in effect at the effective time of the merger will be the Certificate of Incorporation and Bylaws of the surviving corporation immediately after the merger.



LISTING OF COMCAST CLASS A SPECIAL COMMON STOCK



    Comcast intends to file an application to list on the Nasdaq National Market the shares of Comcast Class A Special Common Stock to be issued in the merger. The listing of the shares of Comcast Class A Special Common Stock to be issued in the merger is a condition to the merger.



NO DISSENTERS' RIGHTS



    Colorado law provides dissenters' rights to shareholders of Colorado corporations in certain situations. However, such dissenters' rights are not available to shareholders of a corporation:



    - whose securities are listed on a national securities exchange or on the national market system of the National Association of Securities Dealers Automated Quotation System, or were held of record by more than two thousand shareholders; and



    - whose shareholders are not required to accept in exchange for their shares anything other than shares in another corporation listed on a national securities exchange or on the national market system of the National Association of Securities Dealers Automated Quotation System, or will be held of record by more than two thousand shareholders or cash in lieu of fractional shares.



    Due to the following factors, shareholders of Jones Intercable will not have dissenters' rights with respect to the merger:



    - shares of Jones Intercable Common Stock and Class A Common Stock are traded on the Nasdaq National Market;



    - Jones Intercable shareholders are being offered shares of Comcast Class A Special Common Stock, which is also traded on the Nasdaq National Market; and



    - Jones Intercable shareholders are being offered cash only in lieu of fractional shares.



ACCOUNTING TREATMENT



    The merger will be accounted for by Comcast as a step-acquisition under the purchase method of accounting. Under this method of accounting, the assets and liabilities of Jones Intercable not previously owned by Comcast or its affiliates will be recorded at their fair value, and any excess of Comcast's purchase price over the fair value of Jones Intercable's tangible net assets not previously owned by Comcast or its affiliates will be recorded as intangible assets, including goodwill.



MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER



    The following discussion of the material U.S. federal income tax consequences of the merger to the holders of Jones Intercable shares and to Jones Intercable, Comcast and Comcast JOIN Holdings is based upon the opinion of Dechert Price & Rhoads, counsel to Comcast. The opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder, current administrative rulings and court decisions, all of which are subject to change. No attempt has been made to comment on all U.S. federal income tax consequences of the merger that may be relevant to particular holders, including holders that are subject to special tax rules, such as dealers in securities, foreign persons, mutual funds, insurance companies, tax-exempt entities, persons holding Jones Intercable shares or Comcast Class A Special Common Stock as part of a hedging, straddle, conversion or other transaction, holders whose functional currency is not the U.S. dollar, holders subject to the U.S. alternative minimum tax, holders who acquired Jones Intercable shares pursuant to an employee stock option or otherwise as compensation, and holders who do not hold their shares as capital assets. HOLDERS OF JONES INTERCABLE SHARES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES UNDER APPLICABLE U.S. STATE AND LOCAL AND FOREIGN TAX LAWS.



    Comcast has received an opinion from its counsel, Dechert Price & Rhoads, to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code for both Comcast and Jones Intercable. In rendering its opinion, Dechert Price & Rhoads has assumed that the merger will be completed in the manner described in the merger agreement and this proxy statement/prospectus and has relied upon representations made by Comcast and Jones Intercable including those in the merger agreement. However, no ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurances that the Internal Revenue Service will not contest these conclusions or that a court will not sustain such contest.



    Assuming the merger is treated as a reorganization within the meaning of
Section 368(a) of the Code:



    - no gain or loss will be recognized for U.S. federal income tax purposes by Jones Intercable, Comcast or Comcast JOIN Holdings as a result of the merger;



    - holders of Jones Intercable shares who exchange their shares solely for shares of Comcast Class A Special Common Stock will not recognize gain or loss on the exchange of such shares in the merger;



    - the aggregate tax basis of the Comcast Class A Special Common Stock received by holders of Jones Intercable shares will be the same as the aggregate tax basis of Jones Intercable shares exchanged in the merger, reduced by the amount of cash received and increased by the amount of gain recognized in the merger;



    - the holding period of the Comcast Class A Special Common Stock will include the holding period of the Jones Intercable shares exchanged in the merger, provided that such shares of Jones Intercable shares are held as capital assets at the time of the merger; and



    - holders of Jones Intercable shares who receive cash in lieu of a fractional share of Comcast Class A Special Common Stock will recognize gain or loss equal to the difference, if any, between the amount of cash received and their tax basis in the fractional share interest.



    Under the Code, a holder of Jones Intercable shares may be subject, under certain circumstances, to backup withholding at a rate of 31% with respect to the amount of cash, if any, received in the merger (including cash received in lieu of fractional shares) unless the holder provides proof of an applicable exemption or correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the holder's U.S. federal income tax liability, so long as the required information is furnished to the Internal Revenue Service.



REGULATORY MATTERS; LITIGATION



    HSR ACT AND ANTITRUST



    In connection with the earlier agreements among Comcast, Jones Intercable and BCI Telecom Holding described in "The Merger--Background of the Merger," Comcast and Jones Intercable observed the notification and waiting period requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. The HSR Act provides for an initial 30-calendar-day waiting period following the filing with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice of Notification and Report Forms by the parties to a transaction involving the transfer of specified amounts of voting securities.



    On August 25, 1998, Comcast and Jones Intercable filed the Notification and Report Forms with the Antitrust Division and the FTC for review in connection with Comcast's original investment in Jones Intercable. The waiting period under the HSR Act expired on September 15, 1998, and no further filing is required in connection with the merger.



    Notwithstanding expiration of the waiting period and the transfer of control of Jones Intercable to Comcast on April 7, 1999, the FTC, the Antitrust Division and others could take action under the antitrust laws to challenge the merger, including seeking to enjoin the consummation of the merger, seeking the divestiture by Comcast of all or part of the stock or assets of Jones Intercable or of other business conducted by Comcast, or seeking to subject Comcast to certain operating conditions, before or after the merger is consummated. There can be no assurance that a challenge to the merger will not be made or that, if such a challenge is made, Comcast will prevail.



    FEDERAL, STATE AND LOCAL GOVERNMENTAL AUTHORITIES



    In addition, in connection with Comcast's acquisition of a controlling interest in Jones Intercable, Comcast was required to obtain approvals from the FCC. Comcast's acquisition of a controlling interest in Jones Intercable was also subject to certain state and local governmental approvals or actions. Comcast received all material FCC and state and local franchise approvals relating to the closing of the acquisition of Comcast's controlling interest in Jones Intercable prior to the closing.



    Comcast does not believe that approvals from the FCC are required in order to complete the merger, since it already owns a controlling interest in Jones Intercable. However, it may be necessary to obtain the approval of the proposed merger from certain governmental authorities, including cable television franchising authorities and state and local regulatory authorities.



    Comcast and Jones Intercable intend to file applications and formal notifications in connection with the merger with various state and local franchising authorities. The filings seek the level of review appropriate under each state's laws or local franchise authority's franchise agreement.



    In addition, third parties may advocate to various state and local franchise authorities that must consent to the merger that such state or local franchise authorities impose that Comcast and Jones Intercable unbundle their cable facilities and make them available to competitors as a condition to their approval. Comcast and Jones Intercable firmly believe that such action by a state or local franchise authority would be unlawful as a result of, among other things, preemption by the Communications Act of 1934, as amended. However, there can be no assurance that franchise authorities will not seek to impose such a condition. The imposition of such a condition could reduce the economic benefits to the combined company of the merger. Comcast and Jones Intercable intend to contest any such conditions imposed by state or local franchise authorities. If these types of conditions were imposed and if it were ultimately determined that Comcast's or Jones Intercable's failure to comply with any such conditions were unlawful, the combined company could face financial penalties or potential loss of the applicable franchise.



    A condition to Comcast's obligation to complete the merger is that all required U.S., state and local governmental authorizations be obtained, without limitations or conditions, unless the failure to obtain such authorizations and the limitations or conditions placed on the authorizations, individually or in the aggregate, would not be reasonably expected to result in a material adverse effect on the surviving corporation of the merger. See "The Merger Agreement--Conditions to the Completion of the Merger."



    As a result, depending on the nature of any conditions imposed by franchise authorities, these conditions could jeopardize or delay completion of the merger. In addition, if Comcast decides to complete the merger notwithstanding any conditions imposed by franchising authorities, the expected benefits of the merger may be reduced.



    FOREIGN REGULATORY FILINGS



    Comcast is not aware of any foreign governmental approvals or actions that may be required for consummation of the merger. Should any other approval or action be required, Comcast currently contemplates that such approval or action would be sought.



    LITIGATION



    After the public announcement of Comcast's previously proposed exchange offer, four putative class action complaints were filed against Jones Intercable, Comcast, and certain directors and officers of Jones Intercable and Comcast and certain former directors and officers of Jones Intercable, respectively captioned Susser v. Jones, et al., Famet v. Jones, et al., Harbor Finance Partners Ltd. v. Jones, et al., and Harbor Finance Partners Ltd. v. Frenzel, et al., in the District Court, City and County of Denver, State of Colorado (Cases Nos. 99 CV 5119, 99 CV 5132, 99 CV 2568 and 99 CV 7150). In the suits, each respective plaintiff alleges, among other things, that the defendants violated their fiduciary duties with respect to the proposed exchange offer. The complaints purport to be brought on behalf of all nonaffiliated shareholders of Jones Intercable. The plaintiffs seek, among other things, to have the court certify a class, enjoin Comcast's previously proposed exchange offer, and award monetary damages. Comcast considered the actions to be premature and without merit when filed and considers them to be without merit and moot at this time in light of the merger now being proposed in place of the exchange offer.



PLANS FOR JONES INTERCABLE AFTER THE MERGER



    Comcast has not, as of the date of this proxy statement/prospectus, approved any specific plans or proposals involving Jones Intercable after the merger. However, Comcast does intend to integrate the assets of Jones Intercable into Comcast's existing operations.



CONDUCT OF THE BUSINESS OF COMCAST AND JONES INTERCABLE IF THE MERGER IS NOT CONSUMMATED



    If the merger is not consummated, Comcast and Jones Intercable expect that Jones Intercable will continue to be controlled by Comcast. The businesses of Comcast and Jones Intercable would probably continue substantially as currently conducted pursuant to the management agreement described in the section entitled "--Material Contracts between Comcast and Jones Intercable."



    If the merger is not consummated, Comcast may purchase additional Jones Intercable shares on terms more or less favorable to the holders of the nonaffiliated shares than the terms contained in the merger agreement or sell Jones Intercable shares, from time to time, at prices deemed acceptable to Comcast, pursuant to a merger transaction, tender offer, and open market or privately negotiated transactions or otherwise. However, currently Comcast has not made any decision about any future transactions if the merger is not consummated.



FEDERAL SECURITIES LAWS CONSEQUENCES



    This proxy statement/prospectus does not cover any resales of Comcast Class A Special Common Stock to be received by Jones Intercable shareholders upon the effective time of the merger and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.



    All shares of Comcast Class A Special Common Stock received by Jones Intercable shareholders in the merger will be freely transferable, except that shares of Comcast Class A Special Common Stock received by persons who are deemed to be "affiliates" of Jones Intercable for purposes of the Rule 145 under the Securities Act at the time of the Jones Intercable special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Jones Intercable for such purposes generally include individuals or entities that control, are controlled by or are under common control with Jones Intercable and include directors and executive officers of Jones Intercable. Pursuant to the merger agreement, Jones Intercable will deliver to Comcast a letter identifying all persons that may be deemed affiliates of Jones Intercable. The merger agreement requires Jones Intercable to use its best efforts to obtain from each such affiliate a written agreement to the effect that such persons will not offer, sell or otherwise dispose of any of the shares of Comcast Class A Special Common Stock issued to them in the merger in violation of the Securities Act or the related SEC rules.



COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION



    The following table sets forth the high and low prices on the Nasdaq National Market for a share of Comcast Class A Special Common Stock, Jones Intercable Common Stock and Jones Intercable Class A Common Stock, and, in the case of Comcast Class A Special Common Stock, the dividends declared for the indicated periods. Jones Intercable has never paid any cash dividends with respect to its Common Stock or Class A Common Stock. The prices are as reported in published financial sources.



                                                                                                   JONES
                                                                                                INTERCABLE
                                                           COMCAST                          -------------------
                                                           CLASS A                                           CLASS A
                                                ------------------------------         COMMON                COMMON
                                                   SPECIAL COMMON STOCK(1)              STOCK                 STOCK
                                                ------------------------------   -------------------   -------------------
                                                  HIGH       LOW      DIVIDEND     HIGH       LOW        HIGH       LOW
                                                --------   --------   --------   --------   --------   --------   --------
1997
First Quarter.................................    $ 9 11/16   $ 8 7/16  $0.012     $10 7/8    $ 9 1/2    $11        $ 9 1/8
Second Quarter................................     11 1/8      7 5/16   0.012       13 7/8      9 1/4     13 3/8      8 1/4
Third Quarter.................................     12 7/8      9 7/8    0.012       13 1/2     10 3/4     13 11/16    10 1/2
Fourth Quarter................................     16 9/32    12 51/64   0.012      17 1/2     12 1/8     18 1/8     12 3/8

1998
First Quarter.................................    $18 19/32   $14 15/16  $0.012    $17 3/4    $13 7/8    $18 1/4    $14 3/8
Second Quarter................................     20 27/32    16 29/32   0.012     26 3/8     17 1/8     26 7/8     17 1/8
Third Quarter.................................     24 3/8     18 11/16   0.012      31 1/8     22         31 1/4     21 1/8
Fourth Quarter................................     29 1/2     20 9/32   0.012       35 7/16    22 1/4     35 7/8     21 7/8

1999
First Quarter.................................    $38 9/16   $29 5/8               $43 3/8    $34        $44        $33 7/8
Second Quarter................................     42         29 7/16               56 7/8     40 1/2     58         40 23/32
Third Quarter.................................     41 9/16    32 5/8                53 1/4     43 1/4     54 1/16    43 7/8
Fourth Quarter................................     56 1/2     35 11/16              75         47         75 7/8     48

2000
First Quarter through January 7, 2000.........    $49 3/4    $44 13/16             $67        $60 3/4    $67 1/2    $61 1/4


------------------------


(1) Share price and dividend per share have been adjusted to reflect a two-for-one stock split in the form of a 100% stock dividend of Comcast Class A Special Common Stock effective May 5, 1999.



INTERESTS OF CERTAIN PERSONS IN THE MERGER



    In considering the recommendation of the Jones Intercable Board in favor of the merger, shareholders should be aware that certain members of the Jones Intercable Board and Jones Intercable's management are affiliated with Comcast and may have interests in the merger that are different from, and in addition to, the interests of Jones Intercable shareholders. The Jones Intercable Board of Directors was aware of such interests and considered them, among other matters, when voting to approve the merger.

    INDEMNIFICATION AND INSURANCE OF JONES INTERCABLE DIRECTORS AND OFFICERS



    Comcast has agreed that:



    - it will, or will cause the surviving corporation of the merger to, indemnify and advance expenses, including fees of counsel, to present directors and officers of Jones Intercable and its subsidiaries, with respect to any claim brought within the applicable statute of limitations relating thereto, for liabilities from their acts or omissions in those capacities occurring before or after the effective time of the merger to the extent provided under the Jones Intercable articles of incorporation and bylaws and applicable law;



    - for six years after the effective time of the merger it will, or will cause the surviving corporation of the merger to, provide officers' and directors' liability insurance covering acts or omissions occurring prior to the effective time of the merger by each person currently covered by Jones Intercable's officers' and directors' liability insurance policy. This Comcast or surviving corporation policy must be no less favorable than the Jones Intercable policy in effect, except that Comcast is obligated to pay, or to cause the surviving corporation to pay, in the aggregate, no more than 200% of the annual premium paid by Jones Intercable for such insurance; and



    - the certificate of incorporation and bylaws of the surviving corporation in the merger will contain provisions relating to indemnification that are no less favorable with respect to indemnification than are set forth in Jones Intercable's Articles of Incorporation and Bylaws. These indemnification provisions will not be amended, repealed or otherwise modified for six years after the effective time of the merger if such modification would adversely affect the rights of the individuals who were directors and officers of Jones Intercable immediately prior to the effective time of the merger.



MATERIAL CONTRACTS BETWEEN COMCAST AND JONES INTERCABLE



    MANAGEMENT AGREEMENT. Effective April 7, 1999, Jones Intercable entered into a management agreement with Comcast pursuant to which Comcast will manage the operations of Jones Intercable and its subsidiaries, subject to such direction and control of Jones Intercable as it may reasonably determine from time to time. The terms of the management agreement were approved by the independent members of Jones Intercable's Board of Directors. The management agreement generally provides that Comcast will supervise the management and operations of Jones Intercable's cable systems and arrange for and supervise certain administrative functions. As compensation for such services the management agreement provides for Comcast to charge management fees of 4.5% of gross cable communications revenues (as defined in the agreement). During the nine months ended September 30, 1999, Comcast charged Jones Intercable management fees of $11.9 million.



    On behalf of Jones Intercable, Comcast will seek and secure long-term programming contracts that generally provide for payment based on either a monthly fee per subscriber per channel or a percentage of certain subscriber revenues. Amounts charged to Jones Intercable by Comcast for programming (the "Programming Charges") are made in an amount equal to the sum of (i) the actual cost incurred by Comcast plus (ii) one-half of the difference between the cost Jones Intercable would pay in an arm's length transaction if Jones Intercable were a stand-alone multiple cable communications systems operator with a subscriber base equal to that of Jones Intercable's cable systems, and the actual cost incurred by Comcast. The Programming Charges are included in operating expenses in Jones Intercable's condensed consolidated statement of operations and accumulated deficit. Jones Intercable purchases certain other services, including insurance, from Comcast under cost-sharing arrangements on terms that reflect Comcast's actual cost. Jones Intercable reimburses Comcast for certain other costs (primarily salaries) under cost-reimbursement arrangements. Under all of these arrangements, Jones Intercable incurred total expenses of $74.4 million, including $72.9 million of Programming Charges, during the nine months ended September 30, 1999.

    The management agreement also provides that Comcast will not enter into any agreements or transactions or obtain any services on behalf of Jones Intercable or its cable systems with or from any of Comcast's affiliates other than those specifically provided for in the management agreement without the prior written consent of Jones Intercable, except for agreements or transactions on terms that are no less favorable to Jones Intercable than those that might be obtained at the time from a person or entity that is not affiliated with Comcast in an arm's length transaction. Further, the management agreement provides that without the prior written consent of Jones Intercable, Comcast will not change the independent auditor of Jones Intercable or change its independent auditor such that Comcast and Jones Intercable have the same independent auditor.



    Jones Intercable will have the right to terminate the management agreement effective as of April 7, 2004 by written notice to Comcast no later than January 7, 2004, and if no such notice is given, the management agreement shall automatically terminate on April 7, 2009.



    E! ENTERTAINMENT TELEVISION



    E! Entertainment Television is an affiliate of Comcast that provides cable television programming. During the nine months ended September 30, 1999, Jones Intercable made payments to E! Entertainment Television totaling $370,000 for programming provided to cable systems owned by Jones Intercable.



    QVC, INC.



    Comcast, on behalf of Jones Intercable, has an affiliation agreement with QVC to carry its programming. In return for carrying QVC programming, Jones Intercable receives an allocated portion, based upon market share, of a percentage of net sales of merchandise sold to QVC customers located in Jones Intercable's service area. For the nine months ended September 30, 1999, Jones Intercable's subscriber service fees revenue includes approximately $808,000 relating to QVC.



SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



    The following table sets forth certain information regarding ownership of Jones Intercable's Common Stock or Class A Common Stock as of the record date (unless otherwise noted) by persons (including any group of persons) known to Jones Intercable to be beneficial owners of more than 5% of either class of stock, the directors of Jones Intercable, and the current executive officers and directors of Jones Intercable as a group. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security which that person has the right to acquire within 60 days.



                                                                 AMOUNT AND
                                                                  NATURE OF
         NAME AND ADDRESS OF                                     BENEFICIAL
         BENEFICIAL OWNER(1)               TITLE OF CLASS      OWNERSHIP(2)(3)   PERCENT OF CLASS (3)
--------------------------------------  ---------------------  ---------------   --------------------
Comcast Corporation                     Common Stock              2,878,151(4)               56.3%
1500 Market Street                      Class A Common Stock     13,782,500(4)               37.3%
Philadelphia, PA 19102

Comcast Cable                           Common Stock              2,878,151(4)               56.3%
Communications,Inc.                     Class A Common Stock     13,782,500(4)               37.3%
1201 Market Street
Wilmington, DE 19801

                                                                 AMOUNT AND
                                                                  NATURE OF
         NAME AND ADDRESS OF                                     BENEFICIAL
         BENEFICIAL OWNER(1)               TITLE OF CLASS      OWNERSHIP(2)(3)   PERCENT OF CLASS (3)
--------------------------------------  ---------------------  ---------------   --------------------
Capital Research and                    Class A Common Stock      3,265,000(5)                8.8%
Management Company
333 South Hope Street
Los Angeles, CA 90071

William E. Frenzel                      Class A Common Stock          1,000           Less than 1%
1775 Massachusetts Ave., N.W.
Washington, D.C. 20036

Robert B. Zoellick                      Class A. Common Stock           300           Less than 1%
1800 K Street, N.W.
Washington, D.C. 20006

All current executive officers and      Common Stock                      0                      0
directors of Jones Intercable as a      Class A Common Stock          1,300           Less than 1%
group (9 persons)


------------------------


(1) Directors and executive officers not listed individually in this beneficial ownership table do not own any of Jones Intercable's shares. All information in the table is as of the record date unless otherwise noted.



(2) Unless otherwise noted, all persons indicated in the table have full voting and investment power with respect to the share ownership described.



(3) This information is based upon representations given to Jones Intercable by the shareholders and/or filings made by the shareholders with the Securities and Exchange Commission, copies of which were provided to Jones Intercable.



(4) Comcast acquired its shares of Jones Intercable Common Stock on April 7, 1999 and it acquired its shares of Jones Intercable Class A Common Stock on April 7, 1999 and June 29, 1999. Comcast has contributed all of its shares in Jones Intercable to Comcast Cable Communications, Inc. Comcast and Comcast Cable Communications, Inc. have sole voting and dispositive power over these shares. At November 30, 1999, Sural Corporation ("Sural"), a Delaware corporation, owned 9,444,375 shares of Comcast's outstanding
    Class B Common Stock and 136,913 shares of Comcast's outstanding Class A Common Stock. Mr. Brian L. Roberts, President of Jones Intercable and of Comcast, owns stock representing substantially all of the voting power of all classes of voting securities of Sural. Pursuant to Rule 13d-3 under the Exchange Act, Mr. Brian L. Roberts is deemed to be the beneficial owner of the shares of Comcast's Class B Common Stock and Class A Common Stock owned by Sural, and he is deemed to be the beneficial owner of 1,356 shares of Class A Common Stock owned by his wife, as to which he disclaims beneficial ownership. Since each share of Comcast's Class B Common Stock is entitled to fifteen votes, the shares of Comcast's Class A Common Stock and Comcast's Class B Common Stock owned by Sural and Mr. Brian L. Roberts constitute approximately 85% of the voting power of the two classes of Comcast's voting Common Stock combined. Comcast's Class B Common Stock is convertible on a share-for-share basis into Comcast's Class A Common Stock or Comcast's
    Class A Special Common Stock. If Sural and Mr. Brian L. Roberts were to convert Comcast's Class B Common Stock which they are deemed to beneficially own into Comcast's Class A Common Stock, Mr. Roberts would beneficially own 9,582,644 shares of Comcast's Class A Common Stock (approximately 27% of Comcast's Class A Common Stock).



(5) Capital Research and Management Company is a registered investment adviser that manages The American Funds Group of mutual funds. It does not own any shares of Jones Intercable for its own account and it accordingly has no voting power over the 3,265,000 shares of Class A Common Stock. The security ownership of Capital Research and Management Company is as of December 31, 1998, as reported to Jones Intercable on the shareholder's Schedule 13G.

MANAGEMENT OF JONES INTERCABLE AND THE SURVIVING CORPORATION



    The directors and officers of Jones Intercable will be replaced at the effective time of the merger with the directors and officers of Comcast JOIN Holdings who are in office at the effective time of the merger and who are designees of Comcast.



                              THE MERGER AGREEMENT



MATERIAL PROVISIONS OF THE MERGER AGREEMENT



    The following includes a description of material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A and is incorporated by reference.



STRUCTURE OF THE MERGER



    Under the terms of the merger agreement, Jones Intercable will merge with and into Comcast JOIN Holdings with Comcast JOIN Holdings continuing as the surviving corporation.



MERGER CONSIDERATION



    In the merger, each share of Jones Intercable Common Stock and Class A Common Stock issued and outstanding immediately prior to the effective time of the merger (other than shares directly owned by Comcast or Comcast JOIN Holdings and other than shares held by Jones Intercable as treasury shares) shall be cancelled and shall be converted automatically into the right to receive 1.4 shares of Comcast Class A Special Common Stock, par value $1.00 per share of Comcast. All Jones Intercable shares currently owned by Comcast are held indirectly by Comcast through a wholly owned subsidiary and therefore will be converted in the merger.



    Each share of Jones Intercable Common Stock and Class A Common Stock issued and outstanding immediately prior to the effective time of the merger directly owned by Comcast or Comcast JOIN Holdings, and each share that is owned by Jones Intercable as treasury stock shall be canceled and no payment or distribution shall be made with respect to those shares.



    The merger consideration may be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, recapitalization or other like change without receipt of consideration with respect to either the Jones Intercable shares or the Comcast Class A Special Common Stock occurring on or after the date of the merger agreement, and prior to the effective time of the merger.



EFFECTIVE TIME



    The effective time of the merger will occur upon the filing of the Articles of Merger with the Secretary of the State of Colorado and the Certificate of Merger with the Secretary of the State of Delaware. The Articles of Merger and Certificate of Merger will be filed after the approval of the merger and the merger agreement by the shareholders of Jones Intercable at the special meeting, and after the other conditions to the consummation of the merger have been satisfied or waived. See "--Conditions to the Completion of the Merger."



EXCHANGE AND PAYMENT PROCEDURES



    As soon as practicable after the effective time of the merger, the exchange agent, EquiServe Trust Company, N.A., will mail to each record holder, other than Comcast and Comcast JOIN Holdings, of an outstanding certificate or certificates representing Jones Intercable Common Stock or Class A Common Stock as of the effective time of the merger, a letter of transmittal and instructions. The letter of transmittal will be used to surrender such certificates in exchange for the merger consideration. Upon surrender to the paying agent of a certificate representing Jones Intercable shares, together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive the merger consideration. Until surrendered in accordance with the foregoing instructions, each certificate representing Jones Intercable shares will represent for all purposes only the right to receive the merger consideration.



    Shareholders of Jones Intercable should not send their Jones Intercable share certificates now and should send them only pursuant to instructions set forth in letters of transmittal to be mailed to Jones Intercable shareholders as soon as practicable after the merger. The merger consideration will be provided only in accordance with the procedures set forth in this proxy statement/prospectus and such letters of transmittal.



    We recommend that certificates for Jones Intercable Common Stock and Class A Common Stock and letters of transmittal be transmitted only by registered United States mail, return receipt requested, appropriately insured. Holders of Jones Intercable shares whose certificates are lost will be required, at the holder's expense, to furnish a lost certificate affidavit and bond acceptable to the paying agent.



    Any merger consideration not validly claimed by shareholders of Jones Intercable will be subject to surrender to governmental entities pursuant to applicable abandoned property, escheat or similar laws. Neither the paying agent nor any party to the merger agreement will be liable to any holder of certificates formerly representing Jones Intercable shares for any amount paid to any such governmental entity.



    Any questions concerning payment procedures and requests for letters of transmittal may be addressed to the exchange agent at EquiServe Trust Company, N.A., 525 Washington Blvd., Jersey City, NJ 07310.



TRANSFER OF JONES INTERCABLE COMMON SHARES



    No transfer of Jones Intercable shares will be made on the stock transfer books of Jones Intercable after the close of business on the day immediately before the merger. If, on or after the merger, certificates for Jones Intercable shares are presented, they will be canceled and exchanged for the merger consideration as provided in the preceding section of this proxy statement/prospectus.



TREATMENT OF JONES INTERCABLE STOCK OPTIONS



    As of the effective time of the merger, by virtue of the merger and without any action on the part of holders thereof, any unexercised options which have been granted under Jones Intercable's 1992 Stock Option Plan may be exercised by the holders of such options in accordance with the Jones Intercable stock option plan. All options which remain unexercised at the effective time of the merger will expire in accordance with the Jones Intercable stock option plan.



    At least three days before the anticipated effective time of the merger, Comcast will deliver to each holder of a Jones Intercable option an appropriate notice setting forth the holder's rights with respect to such Jones Intercable options and will notify each holder that the Jones Intercable options may be exercised conditioned upon the occurrence of the effective time of the merger and that any Jones Intercable options not exercised at the effective time of the merger will expire.



NO DISSENTERS' RIGHTS



    No dissenters' rights are available to Jones Intercable shareholders in connection with the merger under Colorado law.

PRINCIPAL COVENANTS



    Each of Jones Intercable, Comcast and Comcast JOIN Holdings has undertaken covenants in the merger agreement. The following summarizes the more significant of these covenants.



    INTERIM OPERATIONS



    Jones Intercable has agreed to certain restrictions on it and its subsidiaries until the effective time of the merger. Jones Intercable and its subsidiaries are required to conduct their business in the ordinary course consistent with past practice, to use all reasonable efforts to preserve intact and keep available their business organizations, services of key personnel and relationships with third parties, and not take any action that would make its representations and warranties untrue in any material respect.



    REGISTRATION STATEMENT



    Each of Jones Intercable and Comcast has agreed to jointly prepare and file with the SEC as promptly as practicable after the execution by the merger agreement a preliminary proxy statement relating to the merger and the merger agreement. Comcast will prepare and file with the SEC a registration statement on Form S-4, in which this proxy statement shall be included as a prospectus. Comcast will use reasonable best efforts to cause the registration statement to be declared effective under the Securities Act as soon as practicable after such filing, and will take all actions required under applicable federal or state securities laws in connection with the issuance of Comcast's shares of Class A Special Common Stock in the merger.



    COVENANT TO RECOMMEND



    The transaction disclosure documents, which include this proxy statement and the registration statement, will include the recommendation of the special committee and the Board of Directors of Jones Intercable in favor of approval of the merger agreement (except that the special committee may withdraw, modify or refrain from making such recommendation to the extent that the special committee determines in good faith after consultation with outside legal counsel that failure to withdraw, modify or refrain from making such recommendation would constitute a breach of the special committee's fiduciary duties under applicable law).



    MEETING OF JONES INTERCABLE SHAREHOLDERS



    Promptly after the date of the merger agreement, Jones Intercable will take all action necessary in accordance with the Colorado Business Corporation Act (the "CBCA") and the Articles of Incorporation and the Bylaws of Jones Intercable to convene a meeting of its shareholders for the purpose of obtaining Jones Intercable shareholder approvals. Jones Intercable will use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the merger agreement and the merger, and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the CBCA to obtain such approvals. Comcast shall vote, or cause to be voted, all of the shares then owned by it and any of its subsidiaries in favor of the approval of the merger agreement and the merger.



    ACCESS TO INFORMATION



    From the date of the merger agreement to the effective time of the merger, Jones Intercable and its officers, directors, employees, auditors and agents will not impede the access of Comcast and Comcast JOIN Holdings or their officers, directors, employees, auditors and agents at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of Jones Intercable and its subsidiaries, and will furnish Comcast and Comcast JOIN Holdings with financial, operating and other data and information as Comcast or Comcast JOIN Holdings, through its officers, directors, employees, auditors or agents, may reasonably request.



    NOTIFICATION OF CERTAIN MATTERS



    Jones Intercable will give prompt notice to Comcast, and Comcast will give prompt notice to Jones Intercable, of the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in the merger agreement to be untrue or inaccurate.



    COMMERCIALLY REASONABLE EFFORTS



    Comcast and Jones Intercable have agreed to cooperate with each other and use commercially reasonable efforts to take all actions and do all things necessary or advisable under the merger agreement and under applicable law to complete the merger and the other transactions contemplated by the merger agreement.



    SHAREHOLDER LITIGATION



    Jones Intercable will give Comcast the opportunity to participate in the defense or settlement of any shareholder litigation against Jones Intercable and its directors relating to the transactions contemplated by the merger agreement including the cases styled Susser v. Jones, et al., Famet v. Jones, et al., Harbor Finance Partners Ltd. v. Jones, et al., and Harbor Finance Partners Ltd.
v. Frenzel, et al., all pending in the District Court, City and County of Denver, State of Colorado (Cases Nos. 99 CV 5119, 99 CV 5132, 99 CV 2568 and
99 CV 7150). Jones Intercable may not settle these cases without Comcast's consent.



    PUBLIC ANNOUNCEMENTS



    Comcast and Jones Intercable will consult with each other before issuing any press release or otherwise making any public statements with respect to the merger or the merger agreement and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Comcast or Jones Intercable is a party.



    AFFILIATES



    At least 30 days prior to the effective time of the merger, Jones Intercable and Comcast will agree as to persons (other than Comcast and its affiliates) who are, at the time the merger is submitted for approval to the shareholders of Jones Intercable, "affiliates" of Jones Intercable for purposes of Rule 145 under the Securities Act. Jones Intercable has agreed to use its best efforts to cause each such person to deliver to Comcast on or prior to the effective time of the merger a letter to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Comcast Class A Special Common Stock issued in the merger, except pursuant to an effective registration statement, in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Comcast, is exempt from the registration requirements of the Securities Act.



REPRESENTATIONS AND WARRANTIES



    The merger agreement contains substantially reciprocal representations and warranties made by Comcast and Comcast JOIN Holdings on the one hand, and Jones Intercable on the other hand. The most significant of these relate to:



    - corporate existence and authorization to enter into the contemplated transaction;

    - organization and standing;



    - governmental approvals required in connection with the contemplated transaction;



    - absence of any breach of organizational documents, law or certain material agreements as a result of the contemplated transaction except with respect to receipt of any applicable franchise approvals and FCC consents;



    - capitalization;



    - filings with the SEC; and



    - financial statements.



    Comcast and Comcast JOIN Holdings represented to Jones Intercable that Comcast JOIN Holdings was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement, that all of the outstanding capital stock of Comcast JOIN Holdings will be owned directly by Comcast through the effective time of the merger, and that Comcast JOIN Holdings will not incur any liabilities through the effective time of the merger. Comcast and Comcast JOIN Holdings further represented that none of the information they supplied for inclusion or incorporation by reference in the registration statement will contain any untrue statement of a material fact.



    Jones Intercable represented to Comcast and Comcast JOIN Holdings that:



    - at a meeting duly called and held on December 21, 1999, the special committee has unanimously:



       - determined that the merger and the merger agreement are fair to and in the best interests of the shareholders of Jones Intercable,



       - approved and adopted the merger and the merger agreement, and



       - recommended that the shareholders of Jones Intercable approve and adopt the merger and the merger agreement;



    - at a meeting duly called and held on December 21, 1999, the Board of Directors of Jones Intercable has unanimously:



       - determined that the merger and the merger agreement are fair to and in the best interests of the shareholders of Jones Intercable,



       - approved and adopted the merger and the merger agreement, and



       - recommended that the shareholders of Jones Intercable approve and adopt the merger and the merger agreement; and



       - DLJ has delivered its fairness opinion.



    Jones Intercable further represented that, except for any conflict, defaults or violations that would not have a material adverse effect on Jones Intercable, or prevent or materially delay the performance by Jones Intercable of any of its obligations under the merger agreement, neither it nor any or its subsidiaries is in conflict with, or in default or violation of:



    - any law applicable to Jones Intercable or any of its subsidiaries or by which any property or asset of it or any of its subsidiaries is bound or affected; and



    - any note, bond, mortgage, indenture, contract, agreement, lease license, permit, franchise or other instrument or obligation to which it or any of its subsidiaries is a party or by which Jones Intercable or any of its subsidiaries or any property or asset of it or any of its subsidiaries is bound or affected.

    The representations and warranties in the merger agreement will not survive the closing of the merger or termination of the merger agreement.



CONDITIONS TO THE COMPLETION OF THE MERGER



    The obligations of Comcast, Comcast JOIN Holdings and Jones Intercable to effect the merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:



    - Jones Intercable shareholder approvals shall have been obtained;



    - no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect;



    - all actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the merger shall have been obtained or made;



    - the registration statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the Commission seeking a stop order or to suspend the effectiveness of the registration statement shall have been initiated or threatened. Comcast shall have received all state securities law or blue sky permits and authorizations necessary to issue the merger consideration as contemplated hereby and such permits and authorizations shall be in full force and effect; and



    - the shares of Class A Special Common Stock to be issued in the merger shall have been authorized for listing on the Nasdaq National Market subject only to official notice of issuance.



    The obligations of Comcast and Comcast JOIN Holdings to effect the merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:



    - there shall not have been threatened, instituted or be pending any action, proceeding, application or counterclaim by any governmental entity or by any other person before any court or governmental regulatory or administrative agency, authority or tribunal:



     - challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain, prohibit or enjoin or make more costly the consummation of the merger and the other transactions contemplated by the merger agreement;



     - seeking to obtain any material damages directly or indirectly relating to the consummation of the merger and the other transactions contemplated by the merger agreement;



     - seeking to prohibit or limit the ownership or operation by Jones Intercable, Comcast, Comcast JOIN Holdings or any of their subsidiaries of all or any portion of their business or assets, or to compel Jones Intercable, Comcast, Comcast JOIN Holdings or any of their subsidiaries to dispose of or hold separate all or any portion of their businesses or assets, as a result of the merger and the other transactions contemplated by the merger agreement;



     - seeking to impose or confirm limitations on the ability of Comcast or Comcast JOIN Holdings or any of their affiliates to exercise effectively full rights of ownership of any shares or any securities of the surviving corporation of the merger, including, without limitation, the right to vote any shares or any securities of the surviving corporation of the merger on all matters properly presented to Jones Intercable's or the surviving corporation's shareholders, including, without limitation, the approval and adoption of the merger and the merger agreement by Jones Intercable's shareholders;

     - seeking to require divestiture by Comcast or Comcast JOIN Holdings or any of their affiliates or subsidiaries of any shares or any securities of the surviving corporation of the merger; or



     - having a material adverse effect on Jones Intercable, Comcast or Comcast JOIN Holdings if adversely determined or inhibiting the ability of any party to the merger agreement to perform its obligations thereunder;



    - there shall not have been any order or injunction issued, or any law enacted, enforced, promulgated, amended, issued or deemed applicable to Comcast, Comcast JOIN Holdings, Jones Intercable or any subsidiary or affiliate of Comcast, Comcast JOIN Holdings or Jones Intercable which has resulted, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to above;



    - there shall not have occurred any change, condition, event or development that has a material adverse effect on Jones Intercable since the date of the merger agreement;



    - the special committee and the Board of Directors of Jones Intercable each shall not have amended, withdrawn or modified in a manner adverse to Comcast or Comcast JOIN Holdings its adoption or recommendation of the merger or the merger agreement, or resolved to do any of the foregoing;



    - the fairness opinion of DLJ shall not have been amended, withdrawn or modified in a manner adverse to Comcast or Comcast JOIN Holdings;



    - the representations and warranties of Jones Intercable in the merger agreement which are qualified as to materiality shall be true and correct and the representations or warranties that are not so qualified shall be true and correct in all material respects;



    - Jones Intercable shall have performed in all material respects all obligations required to be performed by it under the merger agreement;



    - all FCC consents and franchise approvals shall have been obtained, be in effect and be subject to no limitations, conditions, restrictions or obligations, except for such consents the failure to obtain would not, and such limitations, conditions, restrictions or obligations as would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the surviving corporation of the merger;



    - no court, arbitrator or governmental entity shall have issued any order, and there shall not be any statute, rule or regulation restraining or prohibiting the effective operation of the business of Comcast and its subsidiaries or Jones Intercable and its subsidiaries after the effective time of the merger that would be reasonably expected to have a material adverse effect on Comcast or the surviving corporation of the merger.



    The obligations of Jones Intercable to effect the merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:



    - the representations and warranties of Comcast and Comcast JOIN Holdings which are qualified as to materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects;



    - Comcast and Comcast JOIN Holdings shall have performed in all material respects all obligations required to be performed by them under the merger agreement;



    - there shall not have been any threatened, instituted or be pending any action, proceeding, application or counterclaim by any governmental entity or by any other person before any court or governmental regulatory or administrative agency, authority or tribunal which would be reasonably expected to have a material adverse effect on Comcast;

    - there shall not have been any order or injunction, or any law enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Comcast, Comcast JOIN Holdings, or Jones Intercable which has resulted, or is reasonably likely to result in a material adverse effect on Comcast; and



    - no court, arbitrator or governmental entity shall have issued any order, and there shall not be any statute, rule or regulation restraining or prohibiting the effective operation of the business of Comcast or Jones Intercable after the effective time of the merger that would be reasonably expected to have a material adverse effect on Comcast.



INDEMNIFICATION AND INSURANCE OF JONES INTERCABLE DIRECTORS AND OFFICERS



    Comcast has agreed that:



    - it will, or will cause the surviving corporation of the merger to, indemnify and advance expenses, including fees of counsel, to present directors and officers of Jones Intercable and its subsidiaries, with respect to any claim brought within the applicable statute of limitations relating thereto, for liabilities from their acts or omissions in those capacities occurring before or after the effective time of the merger to the extent provided under the Jones Intercable articles of incorporation and bylaws and applicable laws;



    - for six years after the effective time of the merger it will, or will cause the surviving corporation of the merger to, provide officers' and directors' liability insurance covering acts or omissions occurring prior to the effective time of the merger by each person currently covered by Jones Intercable's officers' and directors' liability insurance policy. This Comcast or surviving corporation policy must be no less favorable than the Jones Intercable policy in effect, except that Comcast is obligated to pay, or to cause the surviving corporation to pay, in the aggregate, no more than 200% of the annual premium paid by Jones Intercable for such insurance; and



    - the certificate of incorporation and bylaws of the surviving corporation in the merger will contain provisions relating to indemnification that are no less favorable with respect to indemnification than are set forth in Jones Intercable's Articles of Incorporation and Bylaws. These indemnification provisions will not be amended, repealed or otherwise modified for six years after the effective time of the merger if such modification would adversely affect the rights of the individuals who were directors and officers of Jones Intercable immediately prior to the effective time of the merger.



TERMINATION OF THE MERGER AGREEMENT



    RIGHT TO TERMINATE



    The merger agreement may be terminated at any time prior to the effective time of the merger in any of the following ways, even if it was previously approved by Jones Intercable shareholders:



    - The merger agreement may be terminated by the mutual written consent of Comcast and Jones Intercable.



    - The merger agreement may be terminated by any of Comcast, Comcast JOIN Holdings or Jones Intercable if:



     - any court of competent jurisdiction or other governmental entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and nonappealable;

     - the effective time for the merger shall not have occurred on or before December 31, 2000; provided, however, that the right to terminate the merger agreement shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been the primary cause of, or resulted in, the failure of the effective time of the merger to occur on or before such date; or



     - the merger and the merger agreement shall fail to be approved and adopted by the requisite majority of the shareholders of Jones Intercable at the Jones Intercable shareholders' meeting called for such purpose.



    - The merger agreement may be terminated by either Comcast or Comcast JOIN Holdings if:



     - the special committee shall have amended, withdrawn or modified in a manner adverse to Comcast or Comcast JOIN Holdings its approval or recommendation of the merger or the merger agreement or shall have resolved to do any of the foregoing or if the fairness opinion from DLJ shall have been amended, withdrawn or modified in a manner adverse to Comcast or Comcast JOIN Holdings;



     - any conditions required to be fulfilled by Jones Intercable shall have become incapable of fulfillment and shall not have been waived by Comcast and Comcast JOIN Holdings; or



     - Jones Intercable shall breach in any material respect any of its representations, warranties or obligations under the merger agreement and such breach shall not have been cured in all material respects or waived by Comcast or Comcast JOIN Holdings and Jones Intercable shall not have provided reasonable assurance to Comcast and Comcast JOIN Holdings that such breach will be cured in all material respects on or before the effective time, but Comcast or Comcast JOIN Holdings may terminate the merger agreement only if such breach, singly or together with all other such breaches, constitutes a failure of the conditions required to be fulfilled by Jones Intercable.



    - The merger agreement may be terminated by Jones Intercable if:



     - any of the conditions required to be fulfilled by Comcast or Comcast JOIN Holdings shall not have been waived by the Jones Intercable; or



     - Comcast or Comcast JOIN Holdings shall breach in any material respect any of their respective representations, warranties or obligations under the merger agreement and such breach shall not have been cured in all material respects or waived by Jones Intercable and Comcast or Comcast JOIN Holdings, as the case may be, shall not have provided reasonable assurance to Jones Intercable that such breach will be cured in all material respects on or before the effective time of the merger, only if such breach, singly or together with all other such breaches, constitutes a failure of the condition required to be fulfilled by Comcast or Comcast JOIN Holdings.



    TERMINATION FEES PAYABLE BY JONES INTERCABLE



    In the event the merger agreement is terminated:



     - because the special committee has amended or withdrawn in a manner adverse to Comcast its recommendation of the merger,



     - because DLJ has amended or withdrawn in a manner adverse to Comcast its fairness opinion, or



     - under circumstances where Comcast or Comcast JOIN Holdings had the right to terminate the merger agreement pursuant to such provisions, then upon such termination, Jones Intercable shall pay to Comcast $8,000,000. In the event the $8,000,000 payment is not payable and the merger agreement is terminated because the requisite shareholder approval is not obtained or under circumstances where Comcast or Comcast JOIN Holdings had the right to terminate the merger agreement pursuant to such provision, then upon such termination, Jones Intercable shall pay to Comcast $2,000,000.



AMENDMENT AND WAIVER



    Any provision of the merger agreement may be amended prior to the effective time of the merger if the amendment is acted upon by the board of directors of each of Jones Intercable, Comcast JOIN Holdings and Comcast and is set forth in writing. Any provision of the merger agreement may be waived by a party by action of its board of directors prior to the effective time of the merger if the waiver is in writing and signed by the party against whom the waiver is to be effective. After Jones Intercable shareholders have approved the adoption of the merger agreement, no amendment or waiver that requires further approval by Jones Intercable shareholders may be made without the approval of Jones Intercable shareholders.



GENERAL PROVISIONS



    In consideration of the agreement and covenants of Comcast and Comcast JOIN Holdings contained in the merger agreement, Jones Intercable acknowledged and agreed that Comcast and Comcast JOIN Holdings are not parties to the Jones Intercable shareholders' agreement and are not bound by, or subject to, the terms and conditions contained in such agreement.



                             THE MEETING AND VOTING
                    INFORMATION ABOUT THE MEETING AND VOTING



    The Jones Intercable Board is using this document to solicit proxies from the holders of Jones Intercable common stock for use at the Jones Intercable meeting. We are first mailing this proxy statement/prospectus and accompanying
form of proxy to Jones Intercable shareholders on or about             , 2000.



MATTERS RELATING TO THE MEETING



    TIME AND PLACE



    The meeting will be held on             , 2000 at 10:00 a.m. Eastern time,
at 1500 Market Street, Philadelphia, PA 19102.



    PURPOSE OF MEETING IS TO VOTE ON THE FOLLOWING ITEMS



    At the special meeting, the shareholders of Jones Intercable will be asked to approve the merger and the merger agreement and to transact such other business as may properly come before the special meeting or any postponements or adjournments thereof.



    RECORD DATE



    The record date for shares entitled to vote is             , 2000.



    OUTSTANDING SHARES HELD ON RECORD DATE



    As of the record date, there were outstanding approximately
shares of Jones Intercable Common Stock and       shares of Jones Intercable
Class A Common Stock held by             and             shareholders of record,
respectively.

    LIST OF SHAREHOLDERS



    A list of Jones Intercable shareholders entitled to vote at the meeting will be available for inspection by any shareholder for purposes germane to the meeting during normal business hours beginning on the earlier of ten days prior to the date of the special meeting and two days after notice of the special meeting is sent. The shareholders list will be available at the offices of Jones Intercable at 1500 Market Street, Philadelphia, PA 19102. This list will also be available for inspection by shareholders present at the meeting.



    SHARES ENTITLED TO VOTE



    Shares entitled to vote are Jones Intercable Common Stock and Class A Common
Stock held at the close of business on the record date,             , 2000.



    Shares held by Jones Intercable in its treasury are not voted.



    QUORUM REQUIREMENT



    A quorum of shareholders is necessary to hold a valid meeting. A majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. Abstentions and broker "non-votes" count as present for establishing a quorum. Shares held by Jones Intercable in its treasury are not counted as outstanding for quorum or voting purposes. A broker "non-vote" occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.



    REPRESENTATIVES OF ARTHUR ANDERSEN LLP



    Representatives of Arthur Andersen LLP are expected to be present at the meeting. These representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.



VOTE NECESSARY TO APPROVE MERGER PROPOSAL



    Approval of the merger requires the affirmative vote of:



    - the holders of two-thirds of the outstanding shares of Jones Intercable Common Stock voting as a single class,



    - the holders of two-thirds of the outstanding shares of Jones Intercable Class A Common Stock voting as a single class, and



    - the holders of a majority of the outstanding shares of Common Stock and Class A Common Stock that are not beneficially owned by Comcast or its affiliates voting together as a single class with each share being entitled to one vote for the purpose of this approval.



    The failure to vote, a vote to abstain or a broker non-vote has the same effect as a vote against the adoption of the merger agreement.



    If your broker holds your shares in its name, your broker may not vote your shares on the merger proposal absent instructions from you. Without your voting instructions, a broker non-vote will occur on the merger proposal and will have the effect of a vote against the adoption of the merger agreement.



    As of the date of this proxy statement/prospectus, Comcast, through a wholly-owned subsidiary, indirectly owned 2,878,151 shares of Jones Intercable Common Stock and 13,782,500 shares of Jones Intercable Class A Common Stock representing approximately 56.3% and 37.3% of each respective class. Comcast has agreed to vote its shares in favor of approval of the merger and the merger agreement.



    As of the record date, the directors and executive officers of Jones Intercable owned and were entitled to vote an aggregate additional 1,300 shares of Jones Intercable Class A Common Stock, or less than 1% of the outstanding shares of Jones Intercable Class A Common Stock. These individuals have indicated that they will vote in favor of approval of the merger and the merger agreement.



RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS OF JONES
INTERCABLE



    The special committee of the independent members of the Board of Directors has unanimously approved and adopted the merger and the merger agreement. After receiving the recommendation of the special committee, the Board of Directors of Jones Intercable has unanimously approved and adopted the merger and the merger agreement. The special committee and the Jones Intercable Board of Directors each recommends that you vote in favor of the proposal.



PROXIES



    VOTING YOUR PROXY



    You may vote in person at your meeting or by proxy. We recommend you vote by proxy even if you plan to attend your meeting. You can always change your vote at the meeting.



    Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.



    HOW TO VOTE BY PROXY



    You may vote by proxy by completing, signing, dating and returning your proxy card in the enclosed envelope.



    If you hold your shares through a broker or other custodian, you should check the voting form used by that firm to see if it offers telephone or Internet voting.



    If any other matters are properly presented at the special meeting for consideration, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote on such matters in accordance with their best judgment, unless authorization to use that discretion is withheld.



    If you submit your written proxy but do not make specific choices, your proxy will follow the Board's recommendations and vote your shares FOR the merger proposal.



    REVOKING YOUR PROXY



    You may revoke your proxy before it is voted by:



    - sending in a new proxy with a later date which is received by Jones Intercable prior to the special meeting;



    - notifying the Secretary in writing before the meeting that you have revoked your proxy; or



    - voting in person at the meeting.



VOTING IN PERSON



    If you plan to attend the meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a proxy from your nominee authorizing you to vote your "street name"
shares on             , 2000, the record date for voting.



PEOPLE WITH DISABILITIES



    We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write to the Secretary of Jones Intercable at least two weeks before the meeting at the number or address included under "Where You Can Find More Information."



401(K) PLAN PARTICIPANTS



    If you participate in the Comcast Corporation Retirement-Investment Plan, you may vote an amount of shares of Jones Intercable Class A Common Stock equivalent to the interest in Jones Intercable Class A Common Stock credited to your account as of the record date. You may vote by instructing Putnam Fiduciary Trust Company, the trustee of the plan, pursuant to the proxy card that is enclosed with this document. The trustee will vote your shares in accordance
with your duly executed instructions received by             , 2000. If you do
not send instructions, the share equivalents credited to your account will be voted by the trustee in the same proportion that it votes share equivalents for which it did receive timely instructions. Participants may also remove
previously given instructions by             , 2000 by filing with the trustee
either a written notice of revocation or a properly completed and signed proxy card bearing a later date.



CONFIDENTIAL VOTING



    Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.



    Jones Intercable will pay the costs of soliciting proxies.



    In addition to this mailing, Jones Intercable, directors, officers and employees may solicit proxies personally, electronically or by telephone. Jones Intercable is paying D.F. King & Co., Inc. a fee of $7,500 plus expenses to help with the solicitation. D.F. King & Co. may be contacted at 77 Water Street, New York, NY 10005. The telephone number for banks and brokers is (212) 269-5550 (call collect) and for all others is (800) 207-3156.



    The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should submit your proxy by mail without delay. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.



    Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for Jones Intercable stock to Jones Intercable shareholders as soon as practicable after the completion of the merger.



ADJOURNMENTS



    Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by the chairman of the meeting or by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. No proxies voted against approval of the merger and the merger agreement by Jones Intercable will be voted in favor of adjournment of the meeting for the purpose of soliciting additional proxies. We do not currently intend to seek an adjournment of the meeting.

                      DESCRIPTION OF COMCAST CAPITAL STOCK



    The following description of certain terms of Comcast's capital stock does not purport to be complete and is qualified in its entirety by reference to Comcast's Articles of Incorporation. For more information as to how you can obtain a copy of Comcast's Articles of Incorporation, see "Where You Can Find More Information."



COMMON STOCK



    Comcast's authorized common stock consists of 200,000,000 shares of Class A Common Stock, par value $1.00 per share, 2,500,000,000 shares of Class A Special Common stock, par value $1.00 per share, and 50,000,000 shares of Class B Common Stock, par value $1.00 per share. As of November 30, 1999, 25,993,380 shares of Class A Common Stock, 716,334,793 shares of Class A Special Common Stock and 9,444,375 shares of Class B Common Stock were outstanding.



    VOTING RIGHTS. Holders of Comcast's Class A Special Common Stock cannot vote in the election of directors or otherwise, except where class voting is required by law. In that case, holders of Class A Special Common Stock have one vote per share. Under applicable law, holders of Class A Special Common Stock have voting rights in the event of certain amendments to the articles of incorporation and certain mergers and other fundamental corporate changes. Generally, holders of Class A Common Stock have one vote per share. Holders of Class B Common Stock have 15 votes per share. Generally, including the election of directors, holders of Class A Common Stock and Class B Common Stock vote as one class, except where class voting is required by law. Neither the holders of Class A Common Stock or Class B Common Stock have cumulative voting rights.



    DIVIDENDS. Subject to the preferential rights of any preferred stock then outstanding, the holders of Class A Special Common Stock, Class A Common Stock and Class B Common Stock are entitled to receive pro rata per share such cash dividends as Comcast's Board of Directors may from time to time declare out of funds legally available therefor. Each class of Comcast's common stock is to receive dividends, as declared, on an equal basis per share.



    Stock dividends on, and stock splits of, any class of common stock shall not be paid or issued unless paid or issued on all classes of common stock, in which case they are to be paid or issued only in shares of that class or in shares of either Class A Common Stock or Class A Special Common Stock. Comcast does not intend to pay dividends on Comcast's common stock for the foreseeable future.



    PRINCIPAL SHAREHOLDER. At November 30, 1999, Sural owned 9,444,375 shares of Comcast's outstanding Class B Common Stock and 136,913 shares of Comcast's outstanding Class A Common Stock. Mr. Brian L. Roberts, President of Comcast, controls Sural and is deemed to be the beneficial owner of the shares of Class A and Class B Common stock owned by Sural. In addition, as of November 30, 1999, Mr. Roberts was the beneficial owner of an additional 1,356 shares of Class A Common Stock. Since each share of Class B Common Stock is entitled to 15 votes, the shares of Class A Common Stock and Class B Common Stock owned by Sural and Mr. Roberts constitute approximately 85% of the voting power of the two classes of Comcast's voting common stock combined. The Class B Common Stock is convertible on a share-for-share basis into Class A Common Stock or Class A Special Common Stock. If Sural and Mr. Roberts were to convert the Class B Common Stock which they are deemed to beneficially own into Class A Common Stock, Mr. Roberts would beneficially own 9,582,644 shares of Class A Common Stock (approximately 27% of the Class A Common Stock).

    CONVERSION OF CLASS B COMMON STOCK. Comcast's Class B Common Stock is convertible share for share into either Comcast Class A Common Stock or Comcast Class A Special Common Stock.



    PREFERENCE IN LIQUIDATION. In the event of liquidation, dissolution or winding up, either voluntary or involuntary, of Comcast, the holders of Class A Special Common Stock, Class A Common Stock and Class B Common Stock are entitled to receive, subject to any liquidation preference of any preferred stock then outstanding, the remaining assets, if any, of Comcast in proportion to the number of shares held by them without regard to class.



    MISCELLANEOUS. The holders of Class A Special Common Stock, Class A Common Stock and Class B Common Stock do not have any preemptive rights, except that if the right to subscribe to stock, options or warrants to purchase stock is offered or granted to all holders of Class A Special Common Stock or Class A Common Stock, parallel rights must be given to all holders of Class B Common Stock. All shares of Class A Special Common Stock, Class A Common Stock and Class B Common Stock presently outstanding are, and all shares of Class A Special Common Stock offered hereby will be, when issued, fully paid and non-assessable.



    The transfer agent and registrar for Comcast's Class A Special Common Stock will be EquiServe Trust Company, N.A., 525 Washington Blvd., Jersey City, NJ 07310.



PREFERRED STOCK



    Comcast's Board of Directors is authorized to issue, in one or more series, up to a maximum of 20,000,000 shares of preferred stock. The shares can be issued with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as Comcast's Board of Directors shall from time to time fix by resolution.



                 DESCRIPTION OF JONES INTERCABLE CAPITAL STOCK



    The following description of certain terms of the capital stock of Jones Intercable does not purport to be complete and is qualified in its entirety by reference to the Jones Intercable Articles of Incorporation, a copy of which has been filed by Jones Intercable as Exhibit 3.1 to the Annual Report on Form 10-K of Jones Intercable for the year ended May 31, 1988 (as amended by the Amendment to the Articles of Incorporation filed as Exhibit 3.2 to the Annual Report on Form 10-K of Jones Intercable for the year ended May 31, 1995 and the Amendment to the Articles of Incorporation filed as Exhibit 3.3 to the Annual Report on Form 10-K of Jones Intercable for the year ended December 31, 1996). For more information as to how you can obtain a copy of the Jones Intercable Articles of Incorporation, see "Where You Can Find More Information."



    Jones Intercable's authorized capital stock consists of 5,550,000 shares of Common Stock, $.01 par value per share, of which 5,113,021 shares were outstanding at September 30, 1999, and 60,000,000 shares of Class A Common Stock, $.01 par value per share, of which 36,937,420 shares were outstanding at such date.



    The outstanding shares of both classes of common stock are not subject to redemption or to any liability for further calls or assessments, and the holders of such shares do not have preemptive or other rights to subscribe for additional shares of Jones Intercable. All issued and outstanding shares of Common Stock and Class A Common Stock are validly issued, fully paid and nonassessable. Dividends in cash, property or shares of Jones Intercable may be paid upon the Common Stock and Class A Common Stock, if declared by Jones Intercable's Board of Directors, out of any funds legally available therefor, and holders of Class A Common Stock have a cash dividend preference over holders of Common Stock, as described below. Holders of Common Stock and Class A Common Stock are entitled to share ratably in assets available for distribution upon any liquidation of Jones Intercable, subject to the prior rights of creditors, although holders of Class A Common Stock have a preference on liquidation over holders of Common Stock, as described below.



    The Class A Common Stock has certain preferential rights with respect to cash dividends and upon liquidation of Jones Intercable. In the event that cash dividends are paid, the holders of the Class A Common Stock will be paid $.005 per share per quarter in addition to the amount payable per share of Common Stock. In the case of liquidation, holders of Class A Common Stock will be entitled to a preference of $1 per share. After such amount is paid, holders of Common Stock will then be entitled to receive $1 per share for each share of Common Stock outstanding. Any remaining amount will be distributed to the holders of Common Stock and Class A Common Stock on a pro rata basis.



    The Class A Common Stock has voting rights that are generally 1/10th of those held by the Common Stock. In the election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect that number of directors that constitute 25% of the total membership of the board of directors. If such 25% is not a whole number, holders of Class A Common Stock are entitled to elect the nearest higher whole number of directors constituting 25% of the membership of the board of directors. Holders of the Common Stock, also voting as a separate class, are entitled to elect the remaining directors.



    As of September 30, 1999, the outstanding shares of Class A Common Stock constituted approximately 87.8% of the total outstanding shares of capital stock of Jones Intercable but cast only 41.9% of the votes to be cast in matters to be acted upon by shareholders of Jones Intercable not requiring a class vote, and the outstanding shares of Jones Intercable Common Stock constituted approximately 12.2% of the outstanding capital stock of Jones Intercable, but cast approximately 58.1% of the votes to be cast by shareholders of Jones Intercable in connection with such matters.



  COMPARISON OF CERTAIN RIGHTS OF SHAREHOLDERS OF COMCAST AND JONES INTERCABLE



    Upon consummation of the merger, you will become a Comcast shareholder, and your rights will be governed by Pennsylvania law and by Comcast's Articles of Incorporation and Bylaws, which differ in certain respects from Colorado law and the Jones Intercable Articles of Incorporation and Bylaws. The following is a summary of the material differences between the rights of Jones Intercable shareholders and Comcast's shareholders. Although it is impractical to compare all of the aspects in which Pennsylvania law and Colorado law and the companies' governing instruments differ with respect to shareholders' rights, the following discussion summarizes the material significant differences between them.



FIDUCIARY DUTIES OF DIRECTORS



    Both Colorado law and Pennsylvania law provide that the board of directors has the ultimate responsibility for managing the business affairs of a corporation. In discharging this function, directors owe fiduciary duties of care and loyalty to the corporation and to its common shareholders.



    Both Colorado law and Pennsylvania law require that directors perform their duties in good faith. Pennsylvania law provides that the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider to the extent they deem appropriate:



    - the effects of any action on any or all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located;

    - the short-term and long-term interests of the corporation, including benefits that the corporation may enjoy from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;



    - the resources, intent and conduct, past, stated and potential, of any person seeking to acquire control of the corporation; and



    - all other pertinent factors.



    Pennsylvania law also provides that, in considering the best interests of the corporation, the board of directors, committees of the board of directors and individual directors are not required to regard any corporate or other interest as dominant or controlling.



LIMITATION OF DIRECTOR LIABILITY



    Both Colorado law and Pennsylvania law permit a corporation to limit a director's exposure to monetary liability for breach of fiduciary duty. Colorado law provides for such limitation in the corporation's articles of incorporation, while Pennsylvania law allows the limitation in either the articles of incorporation or a bylaw adopted by the shareholders.



    Colorado law provides that a director cannot be relieved of liability for monetary damages for:



    - any breach of the director's duty of loyalty to the corporation or to its shareholders;



    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;



    - unlawful distributions made in violation of the director's duties of good faith, care, and loyalty; or



    - any transaction from which the director directly or indirectly derived an improper personal benefit.



    Under Pennsylvania Law, a director cannot be relieved of liability for:



    - breach of his or her statutory duties of care and good faith to the company if such breach or omission constitutes self-dealing, willful misconduct or recklessness;



    - violation of criminal statutes; or



    - nonpayment of federal, state or local taxes.



    The Jones Intercable Articles of Incorporation and Comcast's Bylaws eliminate, to the fullest extent permitted by law, liability of a director to the company or its shareholders for monetary damages for a breach of such director's fiduciary duty of care.



INDEMNIFICATION



    Colorado law generally permits indemnification of director and officer expenses, including attorney's fees, actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the shareholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Colorado law requires indemnification of director expenses unless limited by the articles of incorporation, when the individual being indemnified has successfully defended any proceeding, on the merits or otherwise.



    Under Colorado law, expenses incurred by an officer or director in defending an action may be paid in advance if such director or officer, among other things, undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, Colorado law authorizes a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy.



    A provision of Colorado law states that, except with regard to directors, a corporation may indemnify or advance expenses to a greater extent than provided by statute if not inconsistent with public policy and if provided for by any bylaw, agreement, vote of shareholders or directors or otherwise.



    Pennsylvania law permits a corporation to indemnify any person involved in a third party action, by reason of being an officer or director of the corporation, against expenses, judgments, fines and settlement amounts paid in such third party action (and against expenses incurred in any action by or in the right of the corporation), if such person acted in good faith and reasonably believed that his or her actions were in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, Pennsylvania law permits indemnification only when the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Furthermore, as under Colorado law, Pennsylvania law provides that a corporation may advance to officers and directors expenses incurred in defending any action upon receipt of an undertaking by the person to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.



    In general, no indemnification for expenses in derivative actions is permitted under Pennsylvania law where the person has been adjudged liable to the corporation, unless a court finds him or her entitled to such indemnification. If, however, the person has been successful in defending a third-party or derivative action, indemnification for expenses incurred is mandatory under Pennsylvania law.



    In Pennsylvania, the statutory provisions for indemnification are nonexclusive with respect to any other rights, such as contractual rights under a bylaw, agreement or vote of shareholders or disinterested directors, to which a person seeking indemnification may be entitled.



    Pennsylvania law also authorizes a corporation's purchase of indemnification insurance for the benefit of its officers, directors, employees, agents and other corporate representatives whether or not the corporation would have the power to indemnify against the liability covered by the policy, unless the corporation's bylaws otherwise prohibit the purchase of such insurance.



    Both Jones Intercable and Comcast provide for the indemnification of directors and officers to the fullest extent permissible under law. The Jones Intercable Bylaws and Comcast Bylaws provide directors and officers with the right to have expenses incurred in defending any proceeding paid by Jones Intercable or Comcast in advance of the final disposition of such proceeding.



BUSINESS COMBINATIONS



    Under Colorado law, approval of a plan of merger or share exchange in an "existing corporation" requires two-thirds of all the votes entitled to be cast on the plan by each voting group. An "existing corporation" under Colorado law is a corporation that was in existence on June 30, 1994 and that was incorporated under certain provisions of Colorado law. Jones Intercable is an "existing corporation" under Colorado law. As an existing corporation, Colorado law generally requires that two-thirds of the shareholders of both the acquiring and target corporations approve statutory mergers. The Jones Intercable Articles of Incorporation and Bylaws require that the Jones Intercable shareholders are entitled to vote as separate classes on any plan of merger or consolidation and certain other business combinations. The passage of such business combination requires the affirmative vote of the holders of two-thirds of the shares of each class and of the total shares entitled to vote on such matter. Colorado


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

law does not require a shareholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if:



    - the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger;



    - each shareholder of the surviving corporation whose shares were outstanding immediately before the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger;



    - the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger; and



    - the number of shares entitled to participate in corporate distributions outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger either by the conversion of securities issued pursuant to the merger or by the exercise of rights and warrants issued pursuant to the merger, will not exceed by more than 20% the total number of participating shares outstanding immediately before the merger.



    Under Pennsylvania law, a merger or consolidation requires approval of the corporation's board of directors and the affirmative vote of a majority of the votes cast by all shareholders entitled to vote.



    Under Pennsylvania law, unless a corporation has opted out of certain statutory provisions, shares of a corporation whose shares are registered under the Securities Exchange Act of 1934 acquired in a "control share acquisition" do not have voting rights unless restored by a resolution approved by a vote of the disinterested shareholders. Under Pennsylvania law a "control share acquisition" means an acquisition by any person of voting power of a corporation that would, when added to all other voting power of such person, entitle such person to cast for the first time, the amount of voting power in any of the following ranges:



    - at least 20% but less than 33 1/3%;



    - at least 33 1/3% but less than 50%; or



    - more than 50%.



    Pursuant to Comcast's Bylaws, and in accordance with Pennsylvania law, these "control share acquisition" provisions are inapplicable to Comcast and its shareholders.



    Colorado does not have a similar "control share acquisition" statute.



ANTI-TAKEOVER PROTECTION



    Pennsylvania law prohibits a corporation from engaging in a business combination with the beneficial owner of 20% or more of the corporation's stock for 5 years from the time the shareholder acquired the stock, unless certain conditions are met.



    Under Pennsylvania law, a corporation whose shares are registered under the Securities Exchange Act of 1934 that has not opted out of certain statutory provisions may engage in a business combination with a 20% shareholder within the five-year period if:



    - the 20% shareholder's stock purchase was approved by the corporation's board of directors before the share acquisition date;

    - the business combination itself was approved by the corporation's board of directors before the share acquisition date;



    - the business combination is approved by the affirmative vote of all of the holders of all of the outstanding common shares; or



    - the business combination is approved by the affirmative vote of the majority of disinterested shareholders no earlier than three months after the share acquisition date, provided the 20% shareholder is the beneficial owner of 80% of the voting shares of the corporation and provided the price paid to all shareholders meets statutory criteria establishing a formula price.



    After the expiration of the five-year period, the business combination will be permitted if:



    - approved by a majority of disinterested shareholders; or



    - approved by the majority vote of the shareholders provided the price to be paid meets the formula price.



    The formula price is the higher of the following:



    - the highest per share price paid by the interested shareholder (at a time when the shareholder was a beneficial owner of shares entitling such person to cast at least 5% of the votes that all shareholders would be entitled to cast) either within the five years before the announcement date of the combination or within five years before the transaction where the interested shareholder became an interested shareholder; plus interest on United States Treasury Securities, less dividends paid on the stock; or



    - the market value per common share on the announcement date or on the interested shareholder's share acquisition date, whichever is higher, plus interest on United States Treasury Securities, less dividends paid on the stock.



    Comcast has not opted out of the Pennsylvania statutory provisions regarding a business combination with a 20% shareholder.



    Pennsylvania law also provides that, unless a corporation has opted out, any profit realized by any person or group that acquires voting control over at least 20% of a corporation whose shares are registered under the Securities Exchange Act of 1934 pursuant to the disposition of equity securities of the registered corporation within two years before or 18 months after becoming a 20% shareholder is recoverable by the corporation. Comcast has opted out of this provision of Pennsylvania law.



    Colorado does not have a similar business combination statute.



VOTING RIGHTS



    The Jones Intercable Class A Common Stock has voting rights that are generally 1/10th of those held by the Jones Intercable Common Stock. In the election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect that number of directors that constitute 25% of the total membership of the board of directors. If such 25% is not a whole number, holders of Class A Common Stock are entitled to elect the nearest higher whole number of directors constituting 25% of the membership of the board of directors. Holders of the Common Stock, also voting as a separate class, are entitled to elect the remaining directors. Neither the holders of Jones Intercable Common Stock nor the holders of Jones Intercable Class A Common Stock have cumulative voting rights.

    The holders of Jones Intercable Common Stock and Class A Common Stock are entitled to vote as separate classes upon all matters specified under Colorado law as requiring a separate class vote (which includes, among other things, mergers, consolidations and certain other business combinations). On all matters requiring such class vote, the passage of any such matter shall require the affirmative vote of the holders of two-thirds of the shares of each class and of the total shares entitled to vote on such matter.



    The holders of Comcast Class A Special Common Stock are not entitled to vote in the election of directors or otherwise, except where class voting is required by applicable law, in which case, each holder of Comcast Class A Special Common Stock shall be entitled to one vote per share. Under applicable law, holders of Comcast Class A Special Common Stock have voting rights in the event Comcast's Articles of Incorporation are amended:



    - to create or expand the number of authorized shares of any class of stock which has or may have a preference as to dividends or assets senior to Comcast Class A Special Common Stock;



    - to make any adverse change in the preferences, limitations, or special rights of Comcast Class A Special Common Stock; or



    - to amend or repeal the provisions relating to class voting rights, or in the event of certain fundamental transactions (such as mergers) having the same effect.



    Each holder of Comcast Class A Common Stock has one vote per share and each holder of Comcast Class B Common Stock has 15 votes per share. Comcast's Articles of Incorporation provide that Comcast Class A Special Common Stock, Comcast Class A Common Stock and Comcast Class B Common Stock vote as separate classes on certain amendments to Comcast's Articles of Incorporation and on other matters, each as required by applicable law. In all other instances, including the election of directors, Comcast Class A Common Stock and Comcast Class B Common Stock vote as one class. Neither the holders of Comcast Class A Common Stock nor the holders of Comcast Class B Common Stock have cumulative voting rights.



AMENDMENTS TO THE ARTICLES OF INCORPORATION



    Under Colorado law, unless the articles of incorporation, a bylaw adopted by the shareholders, or the proposing board of directors or proposing shareholders require a greater vote, amending the articles of incorporation of an "existing corporation", such as Jones Intercable, requires the approval of two-thirds of the votes cast by the holders of shares entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in such class vote. The board of directors must recommend the amendment to the shareholders unless the amendment is proposed by shareholders or unless the board determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.



    Under Colorado law, unless otherwise provided in the articles of incorporation, the board of directors may adopt an amendment to the articles of incorporation without shareholder approval if shares have not been issued or to:



    - delete the names and addresses of the initial directors;



    - delete the name and address of the initial registered agent or registered office, if a statement of change is on file with the secretary of state; or



    - change the corporate name by substituting the word "corporation", "incorporated", "company", "limited", or an abbreviation of any thereof for a similar word or abbreviation in the name, or by adding, deleting, or changing a geographical attribution.

    Colorado law provides that the holders of the shares of a class are entitled to vote as a separate voting group on an amendment if the amendment would:



    - increase or decrease the aggregate number of authorized shares of the class;



    - exchange or reclassify all or part of the shares of the class into shares of another class;



    - exchange or reclassify, or create the right of exchange of, all or part of the shares of another class into shares of the class;



    - change the designations, preferences, limitations, or relative rights of all or part of the shares of the class;



    - change the shares of all or part of the class into a different number of shares of the same class;



    - create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of the class;



    - increase the rights, preferences, or number of authorized shares of any class that, after giving effect to the amendment, has rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the shares of the class;



    - limit or deny an existing preemptive right of all or part of the shares of the class; or



    - cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of the class.



    Colorado law also provides that the shares of a series of a class of shares that would be affected by an amendment in one of the above ways are entitled to vote as a separate voting group on an amendment.



    Generally, under Pennsylvania law, unless the articles of incorporation require a greater vote, a proposed amendment will be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in such class vote. Also, a proposed amendment of the articles of incorporation will not be deemed to have been adopted by a corporation unless the board of directors has also approved the amendment, regardless of the fact that the board submitted the amendment to the shareholders for action.



    Under Pennsylvania law, unless otherwise restricted in the articles of incorporation, an amendment of the articles of incorporation does not require the approval of the shareholders if shares have not been issued or if the amendment only:



    - changes the corporate name;



    - provides for perpetual existence;



    - reduces authorized shares pursuant to acquisition by the corporation of its own shares; or



    - adds or deletes an article providing for a class to be represented by uncertificated shares.



    Also, shareholder approval is not necessary if the corporation has only one class of shares outstanding and the amendment is solely to increase the number of authorized shares to effectuate a stock dividend or a stock split and, in case of a stock split, may also change the par value of the shares.



    Under Pennsylvania law, the holders of shares of a class or series are entitled to vote as a class with respect to an amendment if the amendment would:



    - authorize the board of directors to fix and determine the relative rights and preferences of any preferred or special class;

    - make any change in the preferences, limitations or special rights of the shares of a class or series adverse to the class or series other than preemptive rights or the right to cumulative voting;



    - authorize a new class or series having a preference as to dividends or assets which is senior to the shares of a class or series; or



    - increase the number of authorized shares of any class or series having a preference as to dividends or assets which is senior in any respect to the shares of a class or series.



    The Comcast Articles of Incorporation and Bylaws and the Jones Intercable Articles of Incorporation and Bylaws do not contain a provision requiring greater than the statutory requirement for approval of amendments to such articles.



DIVIDENDS AND REPURCHASES OF SHARES



    Colorado law dispenses with the concept of par value of shares as well as statutory definitions of capital and surplus. Colorado law permits a corporation to distribute funds with respect to the corporation's shares, whether as dividends or share repurchases, unless after giving effect to the distribution:



    - the corporation would not be able to pay its debts as they become due in the usual course of business; or



    - the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.



    Dividends in cash, property or shares of Jones Intercable may be paid upon the Common Stock and Class A Common Stock, if declared by the company's board of directors, out of any funds legally available therefor, and holders of Class A Common Stock have a cash dividend preference over holders of Common Stock, as described below. Holders of Common Stock and Class A Common Stock are entitled to share ratably in assets available for distribution upon any liquidation of the company, subject to the prior rights of creditors, although holders of Class A Common Stock have a preference on liquidation over holders of Common Stock, as described below.



    The Class A Common Stock has certain preferential rights with respect to cash dividends and upon liquidation of the company. In the event that cash dividends are paid, the holders of the Class A Common Stock will be paid $.005 per share per quarter in addition to the amount payable per share of Common Stock. In the case of liquidation, holders of Class A Common Stock will be entitled to a preference of $1 per share. After such amount is paid, holders of the Common Stock will then be entitled to receive $1 per share for each share of Common Stock outstanding. Any remaining amount will be distributed to the holders of Class A Common Stock and Common Stock on a pro rata basis.



    Under Pennsylvania law, the board of directors of a corporation may, except as otherwise provided in its bylaws, declare and pay distributions to shareholders in cash, property or shares, provided that a distribution may not be made if, after giving effect thereto:



    - the corporation would be unable to pay its debts as they become due in the usual course of its business; or



    - the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time the distribution is approved, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Total assets and liabilities for this purpose are to be determined by the board of directors, which may base its determination on such factors as it considers relevant, including the book value of the corporation's assets and liabilities, unrealized appreciation and depreciation of the corporation's assets, the current value of its assets and liabilities either valued separately or as an entity as a going concern or any other method reasonable under the circumstances.



    Subject to the preferential rights of any Preferred Stock then outstanding, the holders of Comcast Class A Special Common Stock, Comcast Class A Common Stock and Comcast Class B Common Stock are entitled to receive pro rata per share such cash dividends as from time to time may be declared by Comcast's Board of Directors out of funds legally available therefor. Each class of Comcast's common stock is to receive cash dividends and (except as described below) dividends of stock or other property, as declared, on an equal basis per share. Stock dividends on, and stock splits of, any class of Comcast's common stock shall not be paid or issued unless paid or issued on all classes of Comcast's common stock, in which case (except as described below) they are to be paid or issued only in shares of that class; provided, however, that stock dividends or stock splits of Comcast Class A Special Common Stock, Comcast
Class A Common Stock or Comcast Class B Common Stock may be paid or issued in shares of either Comcast Class A Common Stock or Comcast Class A Special Common Stock.



    Comcast's Articles of Incorporation permit the company (in the discretion of Comcast's Board of Directors), by means of a dividend, rights distribution, merger, statutory division, recapitalization, or other means, to distribute to the holders of the three existing classes of Comcast's common stock separate classes of equity interests in Comcast (e.g. different classes of tracking stock) or in other entities (e.g., different classes of stock in a subsidiary being spun off to Comcast shareholders) substantially replicating the relative rights of the three existing classes of Comcast common stock.



    Under Pennsylvania Law, a corporation may not, with certain limited exceptions, repurchase or redeem its shares when the capital of such corporation is impaired or when such purchase or redemption would cause the impairment of the capital of such corporation.



DISSENTERS' RIGHTS



    Under Colorado law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' rights pursuant to which such shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. Such fair market value is determined exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation and such dissenters' rights are not available to shareholders of a corporation surviving a merger if no vote of the shareholders of the surviving corporation is required to approve the merger or share exchange under Colorado law (unless the merger involves a corporation being merged with its parent). However, no dissenters' rights are available with respect to shares which, at the applicable record date, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless the holders of such shares are required by the terms of the merger or consolidation to accept any consideration other than shares of the surviving corporation, shares of stock of another corporation or such shares and cash in lieu of fractional shares.



    Under Pennsylvania law, a shareholder may dissent from, and receive payment of the fair value of its shares in the event of certain mergers, consolidations, share exchanges, asset transfers and corporate divisions. However, no dissenters' rights are available with respect to shares which, at the applicable record date, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless the holders of such shares are required by the terms of the merger or consolidation to accept any consideration other than shares of the surviving corporation, shares of stock of another corporation or such shares and cash in lieu of fractional shares.

SPECIAL TREATMENT



    Pennsylvania law provides that an amendment or plan may contain a provision classifying the holders of shares of a class into one or more separate groups by reference to any facts or circumstances that are not manifestly unreasonable and providing mandatory treatment for shares of the class held by particular shareholders or groups of shareholders that differs materially from the treatment accorded other shareholders or groups of shareholders holding shares of the same class if:



    - the plan or amendment is approved by a majority of the votes cast by the shareholders, including the class of shareholders subject to such mandatory treatment; or



    - a court of competent jurisdiction approves the special treatment.



    Dissenters' rights would generally be available to shareholders subject to special treatment.



AMENDMENTS TO BYLAWS



    Colorado law provides that both the board of directors and the shareholders have the power to amend the bylaws at any time to add, change, or delete a provision, unless a specific provision of Colorado law, the articles of incorporation, or a particular bylaw restricts the power of the board of directors. The Jones Intercable Articles of Incorporation and Bylaws do not restrict the power of the board of directors and the shareholders to amend the Jones Intercable bylaws, other than requiring that amending the provisions relating to class voting requires the unanimous vote of all Jones Intercable shareholders.



    Under Pennsylvania law, after a corporation receives payment for any of its stock, the power to adopt, amend or repeal bylaws resides exclusively in the shareholders unless the bylaws confer a concurrent power on the board of directors. However, even if the shareholders confer concurrent power on the board of directors, the directors have no authority to adopt or change a bylaw on any subject that is committed expressly to the shareholders by Pennsylvania law. A majority of the shareholders entitled to vote has the power to amend Comcast's Bylaws except as limited by Pennsylvania law and except that such power is limited by the shareholders' right to change any such action.



ACTION BY WRITTEN CONSENT



    Colorado law provides that, unless otherwise provided in the articles of incorporation, shareholders may act without a meeting on any action required or permitted to be taken at a meeting if all of the shareholders entitled to vote thereon consent to such action in writing. The Jones Intercable Bylaws provide that shareholder action may be taken without a meeting if all of the shareholders entitled to vote on the action consent in a signed writing which sets forth the action to be taken.



    Under Pennsylvania law, unless otherwise provided in the bylaws, shareholders may act without a meeting on any action requiring a shareholder vote, provided they have the written consent of the holders of all outstanding shares entitled to vote thereon. Any action that must be or could be taken at a meeting of Comcast's shareholders (or a class of shareholders) may be taken without a meeting if prior to or subsequent to the action, a written consent setting forth the action to be taken is signed by all of the shareholders who would be entitled to vote at a meeting for such purpose. Comcast's Bylaws permit its shareholders to take action by written consent if, prior or subsequent to the action, a consent in writing setting forth the action to be taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with Comcast's Corporate Secretary.

SPECIAL MEETING OF SHAREHOLDERS



    Under Colorado law, special meetings of the shareholders may be called by:



    - the board of directors;



    - such person or persons authorized by the bylaws or a resolution of the board of directors; or



    - the holders of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the meeting.



    A meeting of shareholders may also be ordered by a district court on application of any shareholder entitled to participate in an annual meeting if an annual meeting was not held within the earlier of six months after the close of the corporation's most recently ended fiscal year or fifteen months after its last annual meeting.



    The Jones Intercable Bylaws provide that special meetings of the shareholders may be called by the Chief Executive Officer, President, the Board of Directors, or the holders of at least 10% of all of the shares entitled to vote at the meeting (regardless of the number of votes such shares are entitled to cast at such meeting).



    Pennsylvania law provides that special meetings of the shareholders may be called by:



    - the board of directors;



    - shareholders entitled to cast at least 20% of the vote entitled to be cast at that meeting, however, as a company subject to the rules and regulations under the Securities Exchange Act of 1934, such provision is inapplicable to Comcast (except for special meetings relating to certain interested shareholder transactions); or



    - such person or persons as may be authorized by the bylaws.



    In addition, under Pennsylvania law, if the annual meeting for election of directors is not called and held within six months after the designated time, any shareholder may call the meeting at any time thereafter.



    Special meetings of Comcast shareholders may be called by the Chairman of the Board of Directors or the President or by the Board of Directors.



ANNUAL MEETING OF SHAREHOLDERS



    Under Colorado law, a corporation shall hold a meeting of shareholders annually at the time and date fixed in accordance with its bylaws or in accordance with a resolution of its board of directors. The Jones Intercable Bylaws set the annual meeting on the last Friday in October of each year or at another date and time as determined by Jones Intercable's Board of Directors.



    Pennsylvania law requires that except as otherwise provided in the articles of incorporation, at least one meeting of the shareholders shall be held in each calendar year for the election of directors at such time as provided in or fixed pursuant to authority granted in the corporation's bylaws. Comcast's Bylaws allow its Board of Directors to determine the date and time of the annual meeting of its shareholders. If the Board of Directors fails to set a time and date, then its annual meeting shall be on the second Thursday of June (unless such date is a holiday, and if so, then the meeting shall be on the next succeeding business day.)



BUSINESS CONDUCTED AT MEETING OF COMCAST SHAREHOLDERS



    The business that may be conducted at any meeting of Comcast shareholders must:



    - be specified in the written notice of the meeting (or any supplement thereto) given by Comcast;

    - be brought before the meeting at the direction of the Board of Directors;



    - be brought before the meeting by the presiding officer of the meeting unless a majority of the directors then in office object to such business being conducted at the meeting; or



    - in the case of any matters intended to be brought by one of its shareholders before an annual meeting of shareholders for specific action at such meeting, have been specified in a written notice given to Comcast's Secretary, by or on behalf of any shareholder who shall have been a shareholder of record on the record date for such meeting and who shall continue to be entitled to vote at such meeting, in accordance with certain requirements set forth in Comcast's Bylaws.



    Jones Intercable does not place such restrictions on the business to be conducted at a meeting of shareholders.



PREEMPTIVE RIGHTS



    Holders of Jones Intercable common stock do not have preemptive rights to purchase shares of such stock or shares of stock of any other class that Jones Intercable may issue. All issued and outstanding shares of Jones Intercable Common Stock and Class A Common Stock are validly issued, fully paid and nonassessable.



    The holders of Comcast common stock do not have any preemptive rights. However, if the right to subscribe to stock, stock options or warrants to purchase stock is offered or granted to all holders of Comcast Class A Special Common Stock or Comcast Class A Common Stock, parallel rights must be given to all holders of Comcast Class B Common Stock. All shares of Comcast's common stock presently outstanding are, and all shares of Comcast Class A Special Common Stock to be issued in the merger will, when issued, be fully paid and non-assessable.



SIZE OF THE BOARD OF DIRECTORS



    Under Colorado law, a corporation may have one or more directors on its board. The size of the board must be specified in or fixed in accordance with the articles of incorporation or the bylaws. The articles or bylaws may establish a range for the size of the board of directors, with the number of directors fixed or changed from time to time within the range by the shareholders or the board of directors. The Jones Intercable Articles of Incorporation provide that the number of directors may be increased or decreased as provided in the bylaws, but that no decrease may shorten the term of an incumbent director and the number of directors shall not be decreased to less than three. The Jones Intercable Bylaws provide for a range of directors between 8 and 13, with the current board set at nine directors.



    Pennsylvania law also allows a corporation to have one or more directors on its board. Under Pennsylvania law, the bylaws or articles of incorporation govern the size of the board. If neither the articles of incorporation nor the bylaws provide for the size of the board, Pennsylvania law fixes the number of directors on the board at three. Comcast's Bylaws grant the Board of Directors the power to determine the number of directors on its Board. Comcast's current Board is set at nine directors.



CLASSIFICATION OF THE BOARD OF DIRECTORS



    A classified or staggered board is one on which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process. Colorado law permits, but does not require, a staggered board of directors. The directors may be divided by the articles of incorporation into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The Jones Intercable Articles of Incorporation do not provide for a classified board of directors, and directors hold office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.



    Pennsylvania law provides that, unless otherwise specified in the articles of incorporation, a corporation's board of directors may be divided into various classes with staggered terms of office. All classes must be as nearly equal in number as possible, the term of office of at least one class must expire in each year and the members of a class may not be elected for a period longer than four years. If the directors are to be classified, the classification must be done in the articles of incorporation. Comcast's Articles of Incorporation do not provide for a classified board of directors, and directors hold office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.



VACANCIES ON THE BOARD



    Under Colorado law, unless otherwise provided in the articles of incorporation, if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, it may be filled by the shareholders or the board of directors. If less than a quorum of directors remain in office, they may fill the vacancy by the affirmative vote of a majority of all the directors remaining in office. The Jones Intercable Bylaws provide that vacancies on the board of directors are filled by the remaining directors, unless the remaining directors elect to call a special meeting of the shareholders to fill such vacancy. If the vacancy is to be filled by the directors, it is filled by the affirmative vote of a majority of the directors elected by the same voting group remaining in office. If the vacancy is to be filled by the shareholders, only the holders of shares of that voting group are entitled to vote to fill the vacancy. A director elected to fill a vacancy holds office during the unexpired term of his or her predecessor in office. A director elected to fill a position resulting from an increase in the board of directors holds office until the next annual meeting of shareholders and until his or her successor is elected and qualified.



    Pennsylvania law provides that a majority of the directors then in office, even if less than a quorum, may fill newly created directorships and all vacancies, including vacancies resulting from an increase in the size of the board. In addition, when one or more directors resign from the board effective at a future date, the directors then in office, including those who have so resigned, may fill the vacancy or vacancies by a majority vote. Unless the bylaws specify otherwise, directors selected to fill newly created directorships and all vacancies serve only the balance of the unexpired term. Comcast's Bylaws provide that any vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority vote of the remaining members of the board (though less than a quorum) or by a sole remaining director or by the shareholders. Each person so selected shall be a director to serve for the balance of the unexpired term.



REMOVAL OF DIRECTORS



    Under Colorado law, a director of a corporation that does not have cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. In the case of a Colorado corporation having cumulative voting, if less than the entire board is to be removed, a director may not be removed without cause if the number of shares voted against such removal would be sufficient to elect the director under cumulative voting. The Jones Intercable Bylaws provide that any director may be removed at any time, with or without cause, if the number of votes cast in favor of removal exceeds the number of votes cast against removal at a meeting expressly called for that purpose. Only the shareholders of the voting group that elected the director may participate in the vote to remove the director.

    With two exceptions under Pennsylvania law, the holders of a majority of the shares entitled to vote at an election of directors may remove any director, with or without cause. Those two exceptions are as follows:



    - if the corporation has a classified board, shareholders may remove a director only for cause; and



    - if the corporation has cumulative voting, and less than the entire board of directors is to be removed, then no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if cumulatively voted at an election of the entire board of directors, or if there are classes of directors, at an election of the class of directors of which he or she is a part.



    Comcast's Bylaws correspond to Pennsylvania law and its board is not classified nor does Comcast have cumulative voting; therefore, a majority of the shareholders entitled to elect directors may remove a director, with or without cause.



INTERESTED DIRECTOR TRANSACTIONS



    Under Colorado law, certain contracts or transactions in which one or more of a corporations' directors has an interest are not void or voidable because of such interest provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Pursuant to Colorado law:



    - the material facts as to the interested director's relationship or interest in the transaction are disclosed or are known to the board of directors, or a committee of the board of directors, and the board of directors or committee in good faith authorizes, approves, or ratifies the interested director transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or



    - the material facts as to the interested director's relationship or interest in the transaction are disclosed or are known to the shareholders entitled to vote thereon, and the interested director transaction is specifically authorized, approved, or ratified in good faith by a vote of the shareholders; or



    - the interested director transaction is fair as to the corporation.



    The Jones Intercable Articles of Incorporation provide that interested director transactions are not invalid provided that the interest is disclosed or is known to a majority of the board of directors. In addition, interested directors are counted for determining whether a quorum is present at a meeting of the board and interested directors may vote to authorize the transaction in which they are interested.



    Pennsylvania law provides rules for transactions between a corporation and one or more of its directors or between a corporation and another entity in which the corporation's director is also a director or in which the director has a financial interest. Under the laws of Pennsylvania, such a transaction is not void or voidable solely because:



    - of the director's interest;



    - the interested director was present at or participated in the meeting at which the transaction was authorized; or



    - the interested director's vote counted in the authorization of the transaction.



    Such a transaction is not void or voidable provided:



    - the board of directors knows or learns of the material facts regarding the director's interest and the board authorizes the transaction by the affirmative vote of a majority of disinterested directors; even though the disinterested directors are less than a quorum.

    - the shareholders entitled to vote on the transaction know or are told the material facts regarding the director's interest, and the shareholders approve in good faith the transaction; or



    - the transaction is fair to the corporation as of the time it is authorized, approved or ratified by the board of directors or shareholders.



    Comcast's Articles of Incorporation and Bylaws do not alter the statutory rules regarding interested director transactions.



SHAREHOLDER RECORDS



    Colorado law allows any shareholder to inspect the shareholder list for a purpose reasonably related to such person's interests as a shareholder. Colorado law limits the inspection rights to periods after notice of a meeting through and including the time of the meeting. Colorado law allows any shareholder to inspect the corporate records containing the corporation's bylaws, articles of incorporation, corporate minutes of shareholder meetings and actions and written communications to the shareholders for the previous three years upon giving the corporation five days written notice of such demand to inspect the books. Colorado law also grants certain shareholders a more extensive right to inspect other corporate records.



    Under Pennsylvania law, every shareholder has a statutory right to inspect the stock list or books and records of a corporation for a proper purpose during the usual hours for business upon submitting a written verified demand stating his or her purpose. If a corporation does not grant inspection to a shareholder within five business days of a demand, the shareholder may apply to the court for an order to enforce his or her demand. A proper purpose is any purpose reasonably related to such person's status as a shareholder in a corporation.



SHAREHOLDER DERIVATIVE SUITS



    Under Colorado law, a shareholder may bring a derivative action on behalf of the corporation only if the shareholder was a shareholder of the corporation at the time of the transaction in question or if his or her stock thereafter devolved upon him or her by operation of law. Colorado law provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.



    Pennsylvania law provides that a shareholder may bring a derivative action on behalf of the corporation only if the shareholder was a shareholder of the corporation or owner of a beneficial interest in the shares at the time of the transaction in question, or that the shares or beneficial interest in the shares evolved by operation of law from a person who owned the shares or beneficial interest at that time. The above requirement may be waived, in the discretion of the court, if disqualification of the claim will result in serious injustice. Pennsylvania law also provides that, unless the shareholders maintaining the proceeding meet certain minimum share ownership requirements, the corporation is entitled to require the plaintiffs to give security for the reasonable expenses associated with the proceeding and any possible indemnification that may be required.



DISSOLUTION



    Under Colorado law, if the dissolution is initially approved by the board of directors, it may be approved in an "existing corporation", such as Jones Intercable, by two-thirds of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Colorado law allows a Colorado corporation to include in its articles of incorporation a different voting requirement in connection with dissolutions. The Jones Intercable Articles of Incorporation and Bylaws do not alter the voting requirement in connection with a dissolution of the corporation.

    Under Pennsylvania law, if the board of directors adopts a resolution recommending to dissolve the corporation, the shareholders must adopt the resolution by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon.



                                 LEGAL MATTERS



    The validity of Comcast's Class A Special Common Stock to be issued pursuant to Comcast's exchange offer will be passed upon by Arthur R. Block, Esquire, Senior Deputy General Counsel.



    Comcast has received an opinion from its counsel, Dechert Price & Rhoads, regarding certain income tax consequences with respect to the merger.



                                    EXPERTS



    The consolidated financial statements and the related financial statement schedules incorporated in this proxy statement/prospectus by reference from Comcast's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



    The consolidated balance sheets of Jones Intercable and its subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, shareholders equity and cash flows for each of the years in the three year period ended December 31, 1998, have been incorporated by reference to Jones Intercable's Annual Report on Form 10-K for the year ended
December 31, 1998 in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, given on the authority of said firm as an expert in accounting and auditing.



    The consolidated financial statements of QVC, Inc. and subsidiaries, as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been audited by KPMG LLP, independent certified public accountants, as stated in their report, which is included as an exhibit to Comcast's annual report on Form 10-K for the fiscal year ended December 31, 1998 and incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing.



                          FUTURE SHAREHOLDER PROPOSALS
                      BY SHAREHOLDERS OF JONES INTERCABLE



    If the merger is consummated, there will be no public shareholders of Jones Intercable and no public participation in any future meetings of shareholders of Jones Intercable. However, if the merger is not consummated, Jones Intercable's public shareholders will continue to be entitled to attend and participate in Jones Intercable's shareholder meetings. If the merger is not consummated, any proposals by shareholders intended to be presented at the 2000 annual meeting must be received by Jones Intercable no later than April 15, 2000 in order to be considered by the Board of Directors of Jones Intercable for inclusion in Jones Intercable's 2000 proxy statement.



                      WHERE YOU CAN FIND MORE INFORMATION



    Comcast has filed a registration statement on Form S-4 regarding the merger with the Securities and Exchange Commission. This proxy statement/prospectus is a part of the registration statement but does not contain all of the information included in the registration statement. References in this proxy statement/prospectus to any of Comcast's contracts or other documents are not necessarily complete and you should refer to the exhibits filed with the registration statement for copies of the actual contracts or documents. You should refer to the registration statement, and its exhibits for further information about Comcast, its Class A Special Common Stock and the merger agreement. You may read and copy the registration statement, the related exhibits and the other materials we file with the SEC at the following locations in Washington D.C., New York, New York and Chicago, Illinois:



Public Reference Room   New York Regional Office     Chicago Regional
450 Fifth Street, N.W.    7 World Trade Center            Office
      Room 1024                Suite 1300             Citicorp Center
Washington, D.C. 20549  New York, New York 10048  500 West Madison Street
                                                        Suite 1400
                                                     Chicago, Illinois
                                                        60661-2511



    Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file reports with the SEC, including Comcast and Jones Intercable. The site's address is http://www.sec.gov.



    Comcast and Jones Intercable file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these filings at the SEC's Internet site or at the SEC's public reference rooms. You can request copies of those filings, upon payment of a duplicating fee, by writing to the SEC. Comcast and Jones Intercable's SEC filings are also available to the public from commercial document retrieval services.



                           INCORPORATION BY REFERENCE



    The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This proxy statement/prospectus incorporates important business and financial information about us that is not included in or delivered with this proxy statement/prospectus. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/ prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Comcast (SEC File No. 0-06983) and Jones Intercable (SEC File
No. 1-09953) have previously filed with the SEC.



    - Comcast's Annual Report on Form 10-K for the year ended December 31, 1998.



    - Comcast's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.



    - Comcast's Current Reports on Form 8-K dated December 23, 1999,
      December 22, 1999, December 13, 1999, November 16, 1999, November 16, 1999, November 16, 1999, November 2, 1999, October 12, 1999, August 9,
      1999, July 7, 1999, May 26, 1999, May 26, 1999, May 4, 1999, April 7,
      1999, March 22, 1999, March 9, 1999, March 9, 1999 and January 20, 1999.



    - The description of Comcast Class A Special Common Stock contained in Comcast's Registration Statement on Form 8-A/A filed on July 16, 1996 (including any amendment or report filed for the purpose of updating such description).



    - Jones Intercable's Annual Report on Form 10-K for the year ended December 31, 1998.



    - Jones Intercable's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.



    - Jones Intercable's Current Reports on Form 8-K dated December 22, 1999, August 9, 1999, May 26, 1999 and April 7, 1999.

    - The description of Jones Intercable's Common Stock contained in Item 12 of Jones Intercable's Registration Statement on Form 10 filed on June 13, 1979 (including any amendment or report filed for the purpose of updating such description).



    - The description of Jones Intercable's Class A Common Stock contained in Jones Intercable's Registration Statement on Form 8-A filed on
      January 26, 1981 (including any amendment or report filed for the purpose of updating such description).



    We also incorporate by reference into this proxy statement/prospectus additional documents that may be filed by us with the SEC from the date of this proxy statement/prospectus to the date of the expiration of the merger. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.



    We have filed each of these documents with the SEC and they are available from the SEC's Internet site and public reference rooms described under "Where You Can Find More Information" above. You may also request a copy of these filings, at no cost (excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus), by writing or calling either of us at the following address or telephone number:



            Marlene S. Dooner                           Kelley Claypool
   Senior Director, Investor Relations        Senior Analyst, Investor Relations
           Comcast Corporation                      Jones Intercable, Inc.
           1500 Market Street                       c/o Comcast Corporation
  Philadelphia, Pennsylvania 19102-2148               1500 Market Street
   Comcast Investor Relations Hotline:       Philadelphia, Pennsylvania 19102-2148
             (215) 655-8199                    Jones Investor Relations Hotline:
                                                        (215) 655-8198



    YOU SHOULD REQUEST DOCUMENTS AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING TO ENSURE TIMELY DELIVERY.



    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE ADOPTION OF THE MERGER AND THE MERGER AGREEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY
STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED       , 2000. YOU
SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO JONES INTERCABLE SHAREHOLDERS NOR THE ISSUANCE OF COMCAST CLASS A SPECIAL COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Subchapter D (Sections 1741 through 1750) of Chapter 17 of the Pennsylvania Business Corporation Law of 1988 (the "PBCL" or "Pennsylvania Law") contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers, employees and agents (collectively, "Representatives"), and related matters, which is summarized below.

    Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors, officers and other Representatives under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party or threatened to be made a party by reason of his being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

    Section 1742 provides for indemnification with respect to derivative actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

    Section 1743 provides that indemnification against expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

    Section 1744 provides that unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable or if obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion; or
(iii) by the shareholders.

    Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

    Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office.

    Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by him in his capacity as a Representative, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

    Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations resulting from consolidation, merger or division and to service as a Representative of a corporation or an employee benefit plan.


    Section 7-2 of Comcast's Bylaws provides that it will indemnify any of its directors or officers to the fullest extent permitted by the Pennsylvania Law against all expense, liability and loss reasonably incurred or suffered by such person in connection with any threatened, pending or completed action, suit or proceeding (a "Proceeding") involving such person by reason of the fact that he or she is or was a director or officer of Comcast or is or was serving at the request or for the benefit of Comcast in any capacity for another corporation or other enterprise. No indemnification pursuant to Section 7-2 may be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.



    Section 7-2 further provides that the right to indemnification includes the right to have the expenses incurred by the indemnified person in defending any Proceeding paid by Comcast in advance of the final disposition of the Proceeding to the fullest extent permitted by Pennsylvania Law. In addition, Section 7-2 provides that registrant may purchase and maintain insurance for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania Law against any expense, liability or loss whether or not Comcast would have the power to indemnify such person under Pennsylvania or other law. Comcast may also purchase and maintain insurance to insure its indemnification obligations, whether arising under its Bylaws or otherwise. In addition,
Section 7-2 states that Comcast may create a fund of any nature or otherwise may secure in any manner its indemnification obligations, whether arising under the Bylaws or otherwise.



    Section 7-3 of Comcast's Bylaws states that the provisions of Comcast's Bylaws relating to indemnification constitute a contract between Comcast and each of its directors and officers which may be modified as to any director or officer only with that person's consent or as provided in Section 7-3. Further, any repeal or amendment of the indemnification provisions of Comcast's Bylaws adverse to any director or officer will apply only on a prospective basis. In addition, no repeal or amendment of the Bylaws may affect the indemnification provisions of the Bylaws so as to limit indemnification or the advancement of expenses in any manner unless adopted by (a) the unanimous vote of Comcast's directors then serving or (b) the affirmative vote of shareholders entitled to cast at least 80% of the votes that all shareholders are entitled to cast in the election of directors, provided that no such amendment will have a retroactive effect inconsistent with the preceding sentence.



    Comcast's directors and officers are insured against certain liabilities under its directors' and officers' liability insurance as permitted by the PBCL.



ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.



    Exhibits required to be filed by Item 601 of Regulation S-K:



EXHIBIT NUMBER                                  DESCRIPTION
--------------          ------------------------------------------------------------
        2.1             Agreement and Plan of Merger among Jones Intercable, Inc.,
                        Comcast Corporation and Comcast JOIN Holdings, Inc., dated as of December 22, 1999 (attached as Appendix A to the proxy statement/prospectus).

EXHIBIT NUMBER                                  DESCRIPTION
--------------          ------------------------------------------------------------
        4               Specimen Class A Special Common Stock Certificate
                        (incorporated by reference to Exhibit 4(2) to Comcast's
                        Annual Report on Form 10-K for the year ended December 31,
                        1986).

        5*              Opinion and consent of Arthur R. Block, Esquire, Senior
                        Deputy General Counsel of Comcast.

        8.1*            Opinion of Dechert Price & Rhoads as to certain U.S. federal income tax matters.

       15               Letter re: Unaudited Interim Financial Information from
                        Arthur Andersen LLP.

       23.1             Consent of Deloitte & Touche LLP.

       23.2             Consent of Arthur Andersen LLP.

       23.3             Consent of KPMG LLP.

       23.4*            Consent of Arthur R. Block, Esquire, Senior Deputy General
                        Counsel (included in Exhibit 5).

       23.5             Consent of Donaldson, Lufkin & Jenrette Securities
                        Corporation.

       23.6*            Consent of Dechert Price & Rhoads (included in Exhibit 8.1)

       24.1**           Power of Attorney.

       99.1 Form of proxy card for the special meeting of shareholders of Jones Intercable.

       99.2             Form of notice of special meeting of shareholders of Jones
                        Intercable.

       99.3             Opinion of Donaldson, Lufkin & Jenrette Securities
                        Corporation (attached as Appendix B to the proxy statement/prospectus).


------------------------


*   To be filed by amendment.



**  Previously filed.


ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    (c) The undersigned registrant hereby undertakes as follows:



        (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.



        (2) that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Philadelphia, Pennsylvania, on January 10, 2000.



                                                       COMCAST CORPORATION

                                                       By:              /s/ JOHN R. ALCHIN
                                                            -----------------------------------------
                                                                         John R. Alchin,
                                                               SENIOR VICE PRESIDENT AND TREASURER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                          *                            Chairman of the Board of
     -------------------------------------------         Directors; Director
                  Ralph J. Roberts

                          *                            Vice Chairman of the Board of
     -------------------------------------------         Directors; Director
                  Julian A. Brodsky

                          *                            President; Director (Principal
     -------------------------------------------         Executive Officer)
                  Brian L. Roberts

                          *                            Executive Vice President
     -------------------------------------------         (Principal Accounting
                  Lawrence S. Smith                      Officer)

                 /s/ JOHN R. ALCHIN                    Senior Vice President and
     -------------------------------------------         Treasurer (Principal            January 10,
                   John R. Alchin                        Financial Officer)                 2000

                          *                            Director
     -------------------------------------------
                Gustave G. Amsterdam

                          *                            Director
     -------------------------------------------
                 Sheldon M. Bonovitz

                          *                            Director
     -------------------------------------------
                 Joseph L. Castle II

                          *                            Director
     -------------------------------------------
                  Bernard C. Watson

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                          *                            Director
     -------------------------------------------
                 Irving A. Wechsler

                          *                            Director
     -------------------------------------------
                     Anne Wexler



                          *By:       /s/ JOHN R. ALCHIN
                                   ---------------------        January 10,
                                       John R. Alchin              2000
                                      Attorney-in-fact

                                                                      APPENDIX A


                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                            JONES INTERCABLE, INC.,
                              COMCAST CORPORATION
                                      AND
                          COMCAST JOIN HOLDINGS, INC.
                         DATED AS OF DECEMBER 22, 1999

                               TABLE OF CONTENTS


                                                                                   PAGE
                                                                                 --------
ARTICLE I  THE MERGER..........................................................      1

    Section 1.1.   The Merger..................................................      1
    Section 1.2.   Effective Time; Closing.....................................      2
    Section 1.3.   Effect of the Merger........................................      2
    Section 1.4.   Conversion of Shares........................................      2
    Section 1.5.   Stock Options...............................................      2
    Section 1.6.   Exchange of Shares; Stock Transfer Books....................      3
    Section 1.7.   Fractional Shares...........................................      3
    Section 1.8.   Lost Certificates...........................................      4
    Section 1.9.   No Dissenters' Rights.......................................      4

ARTICLE II  THE SURVIVING CORPORATION..........................................      4

    Section 2.1.   Certificate of Incorporation................................      4
    Section 2.2.   Bylaws......................................................      4
    Section 2.3.   Directors and Officers......................................      4

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................      4

    Section 3.1.   Organization and Standing...................................      4
    Section 3.2.   Capitalization..............................................      5
    Section 3.3.   Authority for Agreement.....................................      5
    Section 3.4.   No Conflict.................................................      6
    Section 3.5.   Required Filings and Consents...............................      6
    Section 3.6.   Compliance..................................................      6
    Section 3.7.   Reports and Financial Statements............................      7
    Section 3.8.   Registration Statement......................................      7
    Section 3.9.   Company Action..............................................      7

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB............      8

    Section 4.1.   Organization and Standing...................................      8
    Section 4.2.   Capitalization..............................................      8
    Section 4.3.   Authority for Agreement.....................................      8
    Section 4.4.   No Conflict.................................................      8
    Section 4.5.   Required Filings and Consents...............................      9
    Section 4.6.   Registration Statement......................................      9
    Section 4.7.   Reports and Financial Statements............................      9
    Section 4.8.   Ownership of Merger Sub; No Prior Activities................     10

ARTICLE V  COVENANTS...........................................................     10

    Section 5.1.   Conduct of the Business Pending the Merger..................     10
    Section 5.2.   Registration Statement; Other Filings.......................     10
    Section 5.3.   Meeting of Company Shareholders.............................     11
    Section 5.4.   Access to Information; Confidentiality......................     11
    Section 5.5.   Notification of Certain Matters.............................     11
    Section 5.6.   Further Action; Commercially Reasonable Efforts.............     12
    Section 5.7.   Shareholder Litigation......................................     12
    Section 5.8.   Indemnification.............................................     12

                                                                                   PAGE
                                                                                 --------
    Section 5.9.   Public Announcements........................................     13
    Section 5.10.  Affiliates..................................................     14
    Section 5.11.  Listing.....................................................     14

ARTICLE VI  CONDITIONS.........................................................     14

    Section 6.1.   Conditions to the Obligation of Each Party..................     14
    Section 6.2.   Conditions to Obligations of Parent and Merger Sub to Effect     14
                   the Merger..................................................
    Section 6.3.   Conditions to Obligations of the Company to Effect the           16
                   Merger......................................................

ARTICLE VII  TERMINATION, AMENDMENT AND WAIVER.................................     16

    Section 7.1.   Termination.................................................     16
    Section 7.2.   Effect of Termination.......................................     17
    Section 7.3.   Amendments..................................................     17
    Section 7.4.   Waiver......................................................     18

ARTICLE VIII  GENERAL PROVISIONS...............................................     18

    Section 8.1.   No Third Party Beneficiaries................................     18
    Section 8.2.   Entire Agreement............................................     18
    Section 8.3.   Succession and Assignment...................................     18
    Section 8.4.   Counterparts................................................     18
    Section 8.5.   Headings....................................................     18
    Section 8.6.   Governing Law...............................................     18
    Section 8.7.   Severability................................................     19
    Section 8.8.   Specific Performance........................................     19
    Section 8.9.   Construction................................................     19
    Section 8.10.  Non-Survival of Representations and Warranties and               19
                   Agreements..................................................
    Section 8.11.  Certain Definitions.........................................     19
    Section 8.12.  Fees and Expenses...........................................     19
    Section 8.13.  Notices.....................................................     20

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of December 22, 1999, among Jones Intercable, Inc., a Colorado corporation (the "Company"), Comcast Corporation, a Pennsylvania corporation ("Parent"), and Comcast JOIN Holdings, Inc., a Delaware corporation ("Merger Sub") and wholly owned subsidiary of Parent.

                              W I T N E S S E T H:

    WHEREAS, as of the date hereof, Parent and its subsidiaries own 2,878,151 shares of the Company's Common Stock, par value $.01 per share (the "Common Shares"), and 13,782,500 shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Shares")(the Common Shares and Class A Shares are collectively referred to herein as the "Shares");

    WHEREAS, Parent and the Company desire that the Company be merged with and into Merger Sub, on the terms and conditions set forth herein;

    WHEREAS, a special committee (the "Special Committee") comprised of the independent directors of the Board of Directors of the Company (the "Company Board") has unanimously determined that the Merger (as defined herein) is fair to and in the best interests of the shareholders of the Company other than Parent and its Affiliates (the "Public Shareholders") and has unanimously approved and adopted this Agreement and the Merger and has unanimously recommended that the Company Board and the shareholders of the Company approve and adopt this Agreement and the Merger;

    WHEREAS, the Company has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation (the "Financial Advisor"), the financial advisor to the Special Committee and the Company, that the consideration to be received by the Public Shareholders for their Shares in the Merger is fair to the Public Shareholders from a financial point of view;

    WHEREAS, the Company Board has, by the unanimous action of the directors present and voting, determined that the Merger is fair to and in the best interests of the Public Shareholders and has resolved to approve and adopt this Agreement and the Merger and to recommend the approval and adoption of this Agreement and the Merger by the Company's shareholders;

    WHEREAS, the respective Boards of Directors of Parent, and Merger Sub have deemed it advisable and in the best interests of their respective shareholders to consummate, and have approved, the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth herein; and

    WHEREAS, the Merger is intended to qualify for Federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    Section 1.1. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the Colorado Business Corporation Act (the "CBCA") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined herein) the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger. In its capacity as the surviving corporation of the Merger, Merger Sub is sometimes referred to herein as the "Surviving Corporation."

    Section 1.2. EFFECTIVE TIME; CLOSING. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof or on such later date as may be mutually agreed to by Parent and the Company, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the "Articles of Merger") with the Secretary of State of the State of Colorado, by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, and making all other filings or recordings required under the CBCA and the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the CBCA and the DGCL. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Colorado and the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the parties hereto agree shall be specified in the Articles of Merger and the Certificate of Merger (the date and time the Merger becomes effective, the "Effective Time"). On the date of such filing, a closing shall be held at the offices of Dechert Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103, or such other place as the parties shall agree.

    Section 1.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

    Section 1.4. CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

        (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent or Merger Sub and other than Shares owned by the Company as treasury stock) shall be cancelled and shall be converted automatically into the right to receive 1.4 shares of the Class A Special Common Stock, par value $1.00 per share (the "Class A Special Common Stock") of Parent. For purposes of this Agreement, the term "Merger Consideration" means the shares of Class A Special Common Stock to be delivered in exchange for the Shares pursuant to this Section 1.4(a) together with any cash paid in lieu of fractional shares pursuant to
    Section 1.7, and the term "Exchange Ratio" means the ratio of 1.4 shares of Class A Special Common Stock to one Share. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend, recapitalization or other like change without receipt of consideration with respect to either the Shares or the Class A Special Common Stock occurring on or after the date hereof and prior to the Effective Time.

        (b) Each Share issued and outstanding immediately prior to the Effective Time owned by Parent or Merger Sub, and each Share that is owned by the Company as treasury stock shall be canceled and no payment or distribution shall be made with respect thereto.

        (c) Each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    Section 1.5. STOCK OPTIONS. As of the Effective Time, by virtue of the Merger and without any action on the part of holders thereof, each option (a "Company Option") which has been granted under the Company's 1992 Stock Option Plan (the "Company Stock Option Plan") and is outstanding at the Effective Time, whether or not then exercisable, shall be immediately exercisable in accordance with Section 7.7. of the Company Stock Option Plan and, unless exercised, shall expire in accordance with Article XII of the Company Stock Option Plan. At least three days before the anticipated

Effective Time, Parent shall deliver to each holder of a Company Option an appropriate notice setting forth the holder's rights with respect to such Company Options as described in the preceding sentence and shall notify each holder that the Company Options may be exercised conditioned upon the occurrence of the Effective Time and that any Company Options not exercised at the Effective Time shall expire.

    Section 1.6.  EXCHANGE OF SHARES; STOCK TRANSFER BOOKS.

        (a) Parent shall designate a bank, trust company or transfer agent reasonably satisfactory to the Company to act as the Exchange Agent (the "Exchange Agent").

        (b) As promptly as practicable, but in no event later than five business days after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented the Shares (collectively, the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for exchange and receiving the Merger Consideration to which such holder shall be entitled under this
    Article I.

        (c) Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor that number of shares of Class A Special Common Stock that such holder has the right to receive under this Article I, and such Certificate shall forthwith be cancelled. If any shares of Class A Special Common Stock are to be issued to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that such surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange by a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.6, each Certificate shall represent, for all purposes, the right to receive the Merger Consideration in respect of the number of Shares evidenced by such Certificate. No dividends or other distributions that are declared after the Effective Time on shares of Class A Special Common Stock and payable to the holders of record thereof after the Effective Time will be paid to holders of Certificates until such holders surrender their Certificates. Upon such surrender, Parent shall deposit with the Exchange Agent and shall cause the Exchange Agent to pay to the record holders of the shares of Class A Special Common Stock representing Merger Consideration, the dividends or other distributions, excluding interest, that became payable after the Effective Time and were not paid because of the delay in surrendering Certificates for exchange.

        (d) From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article I.

        (e) None of Parent, the Company or the Surviving Corporation shall be liable to any holder of Certificates with respect to any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 1.7. FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of Shares who upon surrender of Certificates would be entitled to receive fractional shares of Class A Special Common Stock shall not be entitled to receive dividends on or vote such fractional shares of Class A Special Common Stock and shall receive, in lieu of such fractional shares of Class A

Special Common Stock, cash or an amount equal to such fraction multiplied by the Market Value. "Market Value" shall mean the closing price of Class A Special Common Stock as reported on the Nasdaq National Market on the trading day immediately preceding the date on which the Effective Time occurs. All references in this Agreement to Class A Special Common Stock to be issued as Merger Consideration shall be deemed to include any cash in lieu of fractional shares of Class A Special Common Stock payable pursuant to this Section 1.7.

    Section 1.8. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of the fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, Parent will issue in exchange for such lost, stolen or destroyed Certificate, the shares of Class A Special Common Stock and any cash in lieu of fractional shares, and any unpaid dividends and distributions on shares of Class A Special Common Stock deliverable in respect thereof pursuant to this Agreement.

    Section 1.9. NO DISSENTERS' RIGHTS. In accordance with Section 7-113-102 of the CBCA, holders of Shares shall not be entitled to dissenters' rights with respect to the Merger.

                                   ARTICLE II
                           THE SURVIVING CORPORATION

    Section 2.1. CERTIFICATE OF INCORPORATION. At the Effective Time and subject to the terms of SECTION 5.8 hereof, the certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

    Section 2.2. BYLAWS. Subject to the terms of Section 5.8 hereof, the bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

    Section 2.3. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Sub at the Effective Time shall continue as the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Sub as follows:

    Section 3.1. ORGANIZATION AND STANDING. The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to conduct its business as presently conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined herein) on the Company. The Company and each of its subsidiaries is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has furnished to Parent true and complete copies of its articles of incorporation (the "Company Articles of Incorporation") and bylaws (the "Company Bylaws"), each as amended to date, which documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any provision of its articles of incorporation, bylaws or equivalent organizational documents. "Material Adverse Effect" shall mean, with respect to any party hereto, any change, event or effect that, when taken together with all other adverse changes, events or effects, is or is reasonably likely to be materially adverse to the business, operations, prospects, properties, condition (financial or otherwise), assets, or liabilities (including, without limitation, contingent liabilities) of such party and its subsidiaries, taken as a whole.

    Section 3.2. CAPITALIZATION. The authorized capital stock of the Company consists of 5,550,000 Common Shares and 60,000,000 Class A Shares. As of November 30, 1999, (i) 5,113,021 Common Shares and 36,937,420 Class A Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no Common Shares and no Class A Shares are held in the treasury of the Company, and (iii) 21,225 Company Options were outstanding pursuant the Company Stock Option Plan, each such option entitling the holder thereof to purchase one Class A Share and 21,225 Class A Shares are authorized and reserved for future issuance pursuant to the exercise of such Company Options. The Company has previously furnished to Parent a detailed schedule of outstanding Company Options including the exercise prices, vesting schedules and existing provisions therefore. Except as set forth above, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

    Section 3.3. AUTHORITY FOR AGREEMENT. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including without limitation the unanimous approval of the members of the Special Committee) and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by the affirmative vote of (i) the holders of two-thirds of the outstanding Common Shares voting as a single class, (ii) the holders of two-thirds of the outstanding Class A Shares voting as a single class and
(iii) the holders of a majority of the outstanding Shares that are not beneficially owned by Parent or its Affiliates voting together as a single class with each such Share being entitled to one vote for purposes of the approval set forth in this clause (iii) (the approvals referred to in clauses (i), (ii) and (iii) are sometimes referred to herein as the "Company Shareholder Approvals"), and the filing and recordation of appropriate merger documents as required by the CBCA and the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Company Shareholder Approvals are the only votes of the Company's shareholders necessary to approve this Agreement, the Merger and the transactions contemplated by this Agreement.

    Section 3.4. NO CONFLICT. Except with respect to receipt of any applicable Franchise Approvals and FCC Consents (each as defined herein), the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the transactions contemplated by this Agreement will not, (i) conflict with or violate the Company Articles of Incorporation or Company Bylaws, (ii) conflict with or violate any United States federal state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a "Law") applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement.

    Section 3.5. REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws") and filing and recordation of appropriate merger documents as required by the CBCA and the DGCL, (ii) the filing by Parent and the Company of the Transaction Disclosure Documents (as defined herein) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"),
(iii) for applicable actions, if any, by the Federal Communications Commission (the "FCC") granting its consent to the transfer of ownership of all licenses, permits, construction permits and other authorizations issued by the FCC in connection with the business and operations of the Company and its subsidiaries, in connection with the consummation of the Merger and the transactions contemplated hereby (the "FCC Consents") and for consents or approvals of, or notices to, such analogous state or local regulatory authorities with respect to transfer of ownership, in connection with the Merger and the transactions contemplated hereby, of any license, franchise (including without limitation any written "Franchise" within the meaning of Section 602(8) of the Communications
Act), permit, construction permit or other authorization issued by such state or local regulatory authorities and held by the Company or its subsidiaries (the "Franchise Approvals"), and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement.

    Section 3.6. COMPLIANCE. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound or affected, except in the case of clauses (i) and (ii) above for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company, or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement.

    Section 3.7.  REPORTS AND FINANCIAL STATEMENTS.

        (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1998, and has heretofore made available to Parent, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1999 (the forms, reports and other documents referred to in clauses (i) and (ii) above, together with any amendments or supplements thereto, being referred to herein, collectively, as the "Company SEC Reports"). The Company SEC Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (b) Each of the consolidated financial statements contained in the Company SEC Reports complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q under the Exchange Act) and each fairly presented the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

    Section 3.8. REGISTRATION STATEMENT. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the time that the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company should occur that is required to be described in an amendment of, or a supplement to, the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company, and such amendment or supplement shall comply in all material respects with all provisions of the Securities Act. For purposes of this Section 3.8, any statement which is made or incorporated by reference in the Registration Statement shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Registration Statement or any statement included in the Registration Statement modifies or supersedes such earlier statement.

    Section 3.9.  COMPANY ACTION.

    The Company represents that (i) at a meeting duly called and held on December 21, 1999, the Special Committee has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Public Shareholders, (B) approved and authorized this Agreement, the Merger and the transactions contemplated hereby, and (C) recommended that the shareholders of the Company approve and adopt this Agreement and the Merger, (ii) at a meeting duly called and held on December 21, 1999, the Company Board has by unanimous vote of all directors present and voting and based in part upon the approval and recommendation of the Special Committee set forth in the preceding clause (i)

(A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Public Shareholders, (B) approved and authorized this Agreement, the Merger and the transactions contemplated hereby, and (C) recommended that the shareholders of the Company approve and adopt this Agreement and the Merger, and (iii) the Financial Advisor has delivered to the Special Committee and to the Company Board its written opinion dated December 21, 1999 (the "Fairness Opinion") that the consideration to be received by the Public Shareholders in the Merger is fair to such holders from a financial point of view. A copy of such opinion has been provided to Parent.

                                   ARTICLE IV
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub represent and warrant to the Company as follows:

    Section 4.1. ORGANIZATION AND STANDING. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as presently conducted and to enter into and perform this Agreement and to consummate the Merger and the transactions contemplated by this Agreement.

    Section 4.2. CAPITALIZATION. The authorized capital stock of Parent consists of 200,000,000 shares of Class A Common Stock, par value $1.00 per share ("Class A Common Stock"), 2,500,000,000 shares of Class A Special Common Stock and 50,000,000 shares of Class B Common Stock, par value $1.00 per share ("Class B Common Stock"). As of November 30, 1999, 25,993,380 shares of Class A Common Stock, 716,334,793 shares of Class A Special Common Stock and 9,444,375 shares of Class B Common Stock were issued and outstanding. All outstanding shares of Parent's capital stock are, and the shares of Class A Special Common Stock to be issued in accordance with this Agreement, when issued in accordance with this Agreement, will be validly issued, fully paid and non-assessable.

    Section 4.3. AUTHORITY FOR AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by each of Parent and Merger Sub of the transactions contemplated by this Agreement, has been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger or the transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the CBCA and the DGCL). This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms.

    Section 4.4. NO CONFLICT. Except with respect to receipt of any applicable Franchise Approvals and FCC Consents, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the transactions contemplated by this Agreement will not, (i) conflict with or violate the articles of incorporation or bylaws of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective subsidiaries or by which any property or asset of Parent or Merger Sub or their respective subsidiaries is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub or their respective subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub or their respective subsidiaries is a party or by which Parent or Merger Sub or their respective subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or delay the performance by Parent or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement.

    Section 4.5. REQUIRED FILINGS AND CONSENTS. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of state securities or Blue Sky Laws and filing and recordation of appropriate merger documents as required by the CBCA and the DGCL, (ii) the filing by Parent and the Company of the Transaction Disclosure Documents with the SEC in accordance with the Securities Act and the Exchange Act, (iii) for applicable FCC Consents and Franchise Approvals, if any, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay the performance by Parent or Merger Sub of any of their respective obligations under this Agreement or the consummation of the Merger or the transactions contemplated by this Agreement.

    Section 4.6. REGISTRATION STATEMENT. None of the information to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement (except for information about the Company furnished by the Company to Parent) will, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its subsidiaries shall occur and is required to be described in an amendment of, or a supplement to, the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. For purposes of this
Section 4.6, any statement which is made or incorporated by reference in the Registration Statement shall be deemed modified or superseded to the extent any later filed document incorporated by reference in the Registration Statement or any statement included in the Registration Statement modifies or supersedes such earlier statement.

    Section 4.7.  REPORTS AND FINANCIAL STATEMENTS.

        (a) Parent has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 1998, and has made available to the Company, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1999 (the forms, reports and other documents referred to in clauses (i) and (ii) above, together with any amendments or supplements thereto, being referred to herein, collectively, as the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

        (b) Each of the consolidated financial statements contained in the Parent SEC Reports complies as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-Q under the Exchange
    Act) and each fairly presented the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein.

    Section 4.8.  OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES.

        (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

        (b) As of the date hereof through the Effective Time, all of the outstanding capital stock of the Merger Sub will be owned directly by Parent.

        (c) As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                   ARTICLE V
                                   COVENANTS

    Section 5.1. CONDUCT OF THE BUSINESS PENDING THE MERGER. The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall have otherwise consented to or approved such action,
(a) the businesses of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with prior practice,
(b) the Company and its subsidiaries shall use their commercially reasonable best efforts to preserve substantially intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and its subsidiaries with customers, suppliers and other persons with which the Company or its subsidiaries has significant business relations, and (c) the Company and its subsidiaries shall not take any action that would make the Company's representations and warranties set forth herein untrue in any material respect.

    Section 5.2. REGISTRATION STATEMENT; OTHER FILINGS. (a) As promptly as practicable after the execution of this Agreement, the Company and Parent will jointly prepare and file with the SEC a preliminary proxy statement relating to the Merger and this Agreement (such proxy statement, as amended or supplemented, the "Proxy Statement"), and Parent will prepare and file with the SEC a registration statement on Form S-4 (the "Registration Statement"), in which the Proxy Statement shall be included as a prospectus. Parent will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable after such filing, and will take all actions required under applicable federal or state securities laws in connection with the issuance of Parent's shares of Class A Special Common Stock in the Merger. Each party will notify the other promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement, the Registration Statement or any other filing or for additional information and will supply the other party with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement or the Merger. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, the relevant party will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement. The Proxy Statement and Registration Statement, together with any supplements or amendments thereto, and any other filings required to be made with the SEC regarding the Merger, this Agreement and the transactions contemplated hereby, are sometimes referred to herein as the "Transaction Disclosure Documents."

        (b) The Transaction Disclosure Documents will include the recommendation of the Special Committee in favor of approval of this Agreement (except that the Special Committee may withdraw, modify or refrain from making such recommendation to the extent that the Special Committee determines in good faith after consultation with outside legal counsel that failure to withdraw, modify or refrain from making such recommendation would constitute a breach of the Special Committee's fiduciary duties under applicable law).

        (c) The Transaction Disclosure Documents will include the recommendation of the Board of Directors of the Company in favor of approval of this Agreement (except that the Board of Directors of the Company may withdraw, modify or refrain from making such recommendation to the extent that the Board of Directors determines in good faith after consultation with outside legal counsel that failure to withdraw, modify or refrain from making such recommendation would constitute a breach of the Board's fiduciary duties under applicable law).

        (d) To the extent that the Special Committee or the Board withdraws, modifies or refrains from making their respective recommendations pursuant to Section 5.2(b) or (c) hereof, the Transaction Disclosure Documents will reflect such action.

        (e) The Company represents that the Financial Advisor has consented to the inclusion of references to, and the text of, the Fairness Opinion in the Transaction Disclosure Documents.

    Section 5.3. MEETING OF COMPANY SHAREHOLDERS. Promptly after the date hereof, the Company will take all action necessary in accordance with the CBCA and the Company Articles of Incorporation the Company Bylaws to convene a meeting of its shareholders (the "Company Shareholders' Meeting") to be held as promptly as practicable for the purpose of obtaining the Company Shareholder Approvals. The Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger, and will take all other action necessary or advisable to secure the vote or consent of its shareholders required by the CBCA to obtain such approvals. Parent shall vote, or cause to be voted, all of the Shares then owned by it and any of its subsidiaries in favor of the approval of this Agreement and the Merger.

    Section 5.4.  ACCESS TO INFORMATION; CONFIDENTIALITY.

        (a) From the date hereof to the Effective Time, the Company and its officers, directors, employees, auditors and agents shall not impede the access of Parent and Merger Sub or their officers, directors, employees, auditors and agents at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and its subsidiaries, and shall furnish Parent and Merger Sub with financial, operating and other data and information as Parent or Merger Sub, through its officers, directors, employees, auditors or agents, may reasonably request.

        (b) No investigation pursuant to this Section 5.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

    Section 5.5. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence, or nonoccurrence, of any event which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure by such party (or Merger Sub, in case of Parent) to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 5.6. FURTHER ACTION; COMMERCIALLY REASONABLE EFFORTS. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VI. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Corporation shall use commercially reasonable efforts to take all such action. Notwithstanding the foregoing, Parent and Merger Sub shall not be required to pay any consideration (other than customary filing fees and the like), divest or otherwise rearrange the composition of any assets or agree to any conditions, restrictions, requirements or other obligations which Parent determines to be unreasonably adverse or burdensome to Parent or the Surviving Corporation or which have any of the effects set forth in clauses (i)--(vi) of Section 6.2(a).

    Section 5.7. SHAREHOLDER LITIGATION. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement including the cases styled Susser v. Jones, et al., Famet v. Jones, et al., Harbor Finance Partners Ltd. v. Jones, et al., and Harbor Finance Partners Ltd. v. Frenzel, et al., all pending in the District Court, City and County of Denver, State of Colorado (Case Nos. 99CV5119, 99CV5132, 99CV2568 and 99CV7150); provided, however, that no such settlement shall be agreed to without Parent's consent.

    Section 5.8.  INDEMNIFICATION.

        (a) It is understood and agreed that all rights to indemnification by the Company now-existing in favor of each present director and officer of the Company as provided in the Company Articles of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of at least six (6) years from the Effective Time. Consistent with the foregoing, for a period of at least six (6) years from the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth, respectively, in the Company Articles of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified during such six (6)-year period in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors or officers of the Company.

        (b) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, with respect to any claim brought within the applicable statute of limitations relating thereto, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present director and officer of the Company and its subsidiaries (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer or director, whether occurring before or after the Effective Time (and shall pay any expenses in advance of the final disposition of such action or proceeding to each Indemnified Party to the fullest extent permitted under the CBCA and the DGCL, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under the CBCA and the
    DGCL). In the event of any such claim, action, suit, proceeding or investigation, (i) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received and (ii) the Company and the Surviving Corporation shall cooperate in, and may control, the defense of any such matter; provided further that if any D&O Insurance (as defined herein) in effect at the time shall require the insurance company to control such defense in order to obtain the full benefits of such insurance and such provision is consistent with the provisions of the Company's D&O Insurance existing as of the date of this Agreement, then the provisions of such policy shall govern. Notwithstanding the foregoing, neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). In addition, neither the Company nor the Surviving Corporation shall be obligated pursuant to this
    Section 5.8(b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action. All rights under this Section 5.8(b) shall be deemed to be a contract between the Company and each of the Indemnified Parties.

        (c) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six (6) years from the Effective Time, if available, the current directors' and officers' liability insurance policies ("D&O Insurance") maintained by the Company covering those persons who are currently covered by such policies (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to two hundred percent (200%) of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than two hundred percent (200%) of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance, if any, obtainable by payment of annual premiums equal to two hundred percent (200%) of current annual premiums.

        (d) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.8.

    Section 5.9. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent or the Company is a party.

    Section 5.10. AFFILIATES. At least 30 days prior to the Effective Time, the Company and Parent shall agree as to persons (other than Parent and its subsidiaries) who are, at the time the Merger is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Parent on or prior to the Effective Time a letter (an "Affiliate Letter") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Class A Special Common Stock issued in the Merger, except pursuant to an effective registration statement, in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act. Parent shall not be required to maintain the effectiveness of the Registration Statement for the purpose of resale of the Class A Special Common Stock by such affiliates and the certificates representing the Class A Special Common Stock received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 5.10.

    Section 5.11. LISTING. Parent shall use its best efforts to cause the shares of Class A Special Common Stock to be issued to holders of Common Shares and Class A Shares pursuant to this Agreement to be listed on the Nasdaq National Market subject to official notice of issuance, prior to the Effective Time.

                                   ARTICLE VI
                                   CONDITIONS

    Section 6.1. CONDITIONS TO THE OBLIGATION OF EACH PARTY. The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

        (a) SHAREHOLDER APPROVAL. The Company Shareholder Approvals shall have been obtained.

        (b) NO INJUNCTIONS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

        (c) NO CONSENTS. All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Merger shall have been obtained or made.

        (d) REGISTRATION. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the Commission seeking a stop order or to suspend the effectiveness of the Registration Statement shall have been initiated or threatened. Parent shall have received all state securities law or blue sky permits and authorizations necessary to issue the Merger Consideration as contemplated hereby and such permits and authorizations shall be in full force and effect.

        (e) NASDAQ LISTING. The shares of Class A Special Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq National Market subject only to official notice of issuance.

    Section 6.2. CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB TO EFFECT THE MERGER. The obligations of Parent and Merger Sub to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

        (a) there shall not have been threatened, instituted or be pending any action, proceeding, application or counterclaim by any Governmental Entity or by any other person before any court or governmental regulatory or administrative agency, authority or tribunal
    (i) challenging or seeking to make illegal, materially delay or otherwise directly or indirectly restrain, prohibit or enjoin or make more costly the consummation of the Merger and the other transactions contemplated by this Agreement, (ii) seeking to obtain any damages from the Company, Parent, Merger Sub or any of their respective Affiliates which directly or indirectly relate to the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) seeking to prohibit or limit the ownership or operation by the Company, Parent, Merger Sub or any of their subsidiaries of all or any portion of their business or assets, or to compel the Company, Parent, Merger Sub or any of their subsidiaries to dispose of or hold separate all or any portion of their businesses or assets, as a result of the Merger and the other transactions contemplated by this Agreement; (iv) seeking to impose or confirm limitations on the ability of Parent or Merger Sub or any of their Affiliates to exercise effectively full rights of ownership of any Shares or any securities of the Surviving Corporation, including, without limitation, the right to vote any Shares or any securities of the Surviving Corporation on all matters properly presented to the Company's or the Surviving Corporation's shareholders, including, without limitation, the approval and adoption of the Agreement and the Merger by the Company's shareholders; (v) seeking to require divestiture by Parent or Merger Sub or any of their Affiliates or subsidiaries of any Shares or any securities of the Surviving Corporation; or (vi) which if adversely determined would have a Material Adverse Effect on the Company, Parent or the Surviving Corporation or inhibit the ability of any party to this Agreement to perform its obligations hereunder;

        (b) there shall not have been any order or injunction issued, or any Law enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent, Merger Sub, the Company or any subsidiary or Affiliate of Parent, Merger Sub or the Company which has resulted, or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (vi) of paragraph (a) above;

        (c) there shall not have occurred any change, condition, event or development that has a Material Adverse Effect on the Company since the date hereof;

        (d) the Special Committee and the Board of Directors of the Company each shall not have amended, withdrawn or modified in a manner adverse to Parent or Merger Sub its adoption or recommendation of the Merger or this Agreement, or resolved to do any of the foregoing, and the Fairness Opinion shall not have been amended, withdrawn or modified in a manner adverse to Parent or Merger Sub;

        (e) the representations and warranties of the Company in this Agreement which are qualified as to materiality shall be true and correct and the representations or warranties that are not so qualified shall be true and correct in all material respects; provided that any breach of a representation or warranty of the Company of which Parent had actual knowledge prior to the date hereof or which breach occurred directly as a result of an action taken at the direction of Parent shall be deemed to have been waived by Parent to the extent Parent had actual knowledge prior to the date hereof of such breach or such breach occurred directly as a result of such action taken at the direction of Parent;

        (f) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement;

        (g) all FCC Consents and Franchise Approvals shall have been obtained, be in effect and be subject to no limitations, conditions, restrictions or obligations, except for such consents the failure to obtain would not, and such limitations, conditions, restrictions or obligations as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Surviving Corporation; and

        (h) no court, arbitrator or Governmental Entity shall have issued any order, and there shall not be any statute, rule or regulation restraining or prohibiting the effective operation of the business of Parent and its subsidiaries or the Company and its subsidiaries after the Effective Time that would be reasonably expected to have a Material Adverse Effect on Parent or the Surviving Corporation.

    Section 6.3.  CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE
MERGER. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

        (a) the representations and warranties of Parent and Merger Sub which are qualified as to materiality shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects;

        (b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement; and

        (c) (i) there shall not have been threatened, instituted or be pending any action, proceeding, application or counterclaim by any Governmental Entity or by any other person before any court or governmental regulatory or administrative agency, authority or tribunal which would be reasonably expected to have a Material Adverse Effect on Parent; (ii) there shall not have been any order or injunction issued, or any law enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent, Merger Sub, the Company or any subsidiary or Affiliate of Parent, Merger Sub or the Company which has resulted, or is reasonably likely to result in a Material Adverse Effect on Parent; and (iii) no court, arbitrator or Governmental Entity shall have issued any order, and there shall not be any statute, rule or regulation restraining or prohibiting the effective operation of the business of Parent and its subsidiaries or the Company and its subsidiaries after the Effective Time that would be reasonably expected to have a Material Adverse Effect on Parent.

                                  ARTICLE VII
                       TERMINATION, AMENDMENT AND WAIVER

    Section 7.1. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

        (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company, if such termination is also approved by the Special Committee;

        (b) By any of Parent, Merger Sub or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

        (c) By any of Parent, Merger Sub or the Company (at the direction of the Special Committee) if the Effective Time shall not have occurred on or before December 31, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

        (d) By any of Parent, Merger Sub or the Company (at the direction of the Special Committee) if this Agreement and the Merger shall fail to be approved and adopted by the shareholders of the Company at the Company Shareholders' Meeting called for such purpose;

        (e) By Parent or Merger Sub if the Special Committee shall have amended, withdrawn or modified in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger or this Agreement or shall have resolved to do any of the foregoing or if the Fairness Opinion shall have been amended, withdrawn or modified in a manner adverse to Parent or Merger Sub;

        (f) by Parent or Merger Sub, if (i) any of the conditions set forth in
    Section 6.2 shall have become incapable of fulfillment and shall not have been waived by Parent and Merger Sub, or (ii) if the Company shall breach in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived by Parent or Merger Sub and the Company shall not have provided reasonable assurance to Parent and Merger Sub that such breach will be cured in all material respects on or before the Effective Time, but in the case of clause (ii) Parent or Merger Sub may terminate this agreement only if such breach, singly or together with all other such breaches, constitutes a failure of the conditions contained in Section 6.2 as of the date of such termination; or

        (g) by the Company, if (i) any of the conditions set forth in
    Section 6.3 shall have become incapable of fulfillment and shall not have been waived by the Company, (ii) if Parent or Merger Sub shall breach in any material respect any of their respective representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived by the Company and Parent or Merger Sub, as the case may be, shall not have provided reasonable assurance to the Company that such breach will be cured in all material respects on or before the Effective Time, but in the case of clause (ii) the Company may terminate this agreement only if such breach, singly or together with all other such breaches, constitutes a failure of the condition contained in Section 6.3 as of the date of such termination;

provided, however that any party seeking termination pursuant to clause (f) or
(g) hereof shall not be in breach of any of its material representations, warranties, covenants or agreements contained in this Agreement.

    Section 7.2.  EFFECT OF TERMINATION.

        (a) In the event of the termination of this Agreement pursuant to
    Section 7.1 hereof, this Agreement shall forthwith become void, and except as provided in this Section 7.2 and in Section 8.10, there shall be no liability on the part of any party hereto, provided that nothing herein shall relieve any party from liability for any willful breach hereof.

        (b) In the event that this Agreement is terminated pursuant to
    Section 7.1(e) or pursuant to any other paragraph of Section 7.1 in circumstances where Parent or Merger Sub had the right to terminate this Agreement pursuant to Section 7.1(e), then upon such termination, the Company shall pay to Parent upon demand an amount equal to $8,000,000 in cash by wire transfer of immediately available funds. In the event the payment referred to in the preceding sentence is not payable and this Agreement is terminated pursuant to Section 7.1(d) or pursuant to any other paragraph of Section 7.1 in circumstances where Parent or Merger Sub had the right to terminate this Agreement pursuant to Section 7.1(d), then upon such termination, the Company shall pay to Parent upon demand an amount equal to $2,000,000 in cash by wire transfer of immediately available funds.

    Section 7.3. AMENDMENTS. This Agreement may not be amended except by action of the board of directors of each of the parties hereto (and, in the case of the Company, with the approval of the Special Committee) set forth in an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the shareholders of the Company, no amendment may be made without the further approval of the shareholders of the Company if the effect of such amendment would be to (i) reduce the Merger Consideration or change the form thereof or (ii) alter or change any of the terms and conditions of this Agreement if any of such alterations or changes, alone or in the aggregate, would be materially adverse to the shareholders of the Company (other than Parent and its subsidiaries). This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    Section 7.4. WAIVER. At any time prior to the Effective Time, whether before or after any of the Company Shareholders' Meeting, any party hereto, by action taken by its board of directors (and, in the case of the Company, with the approval of the Special Committee), may (i) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (ii) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    Section 8.1.  NO THIRD PARTY BENEFICIARIES.  Other than the provisions of
Section 5.8 hereof, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

    Section 8.2. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof. In consideration of the agreements and covenants of Parent and Merger Sub contained herein and their willingness to enter into this Agreement, the parties hereby acknowledge, confirm and agree that Parent and Merger Sub are not parties to the Shareholders Agreement dated as of December 20, 1994 among Glenn R. Jones, Jones International, Ltd., Bell Canada International Inc. and the Company, as amended, and none of Parent, Merger Sub or any of their Affiliates (other than the Company) shall be subject to, or bound by, the terms and conditions of such agreement.

    Section 8.3. SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, provided, however, that Merger Sub may freely assign its rights to another wholly owned subsidiary of Parent without such prior written approval.

    Section 8.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    Section 8.5. HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 8.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to principles of conflicts of law thereof.

    Section 8.7. SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

    Section 8.8. SPECIFIC PERFORMANCE. The Company acknowledges and agrees that Parent and Merger Sub would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Company agrees that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

    Section 8.9. CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    Section 8.10. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that (i) the agreements set forth in Articles I and VIII and Sections 5.7, 5.8 and 5.9 shall survive the Effective Time indefinitely and (ii) the agreements set forth in Section 7.2 and
Article VIII shall survive the termination of this Agreement indefinitely.

    Section 8.11. CERTAIN DEFINITIONS. For purposes of this Agreement, the term "Affiliate" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act, and the term "person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

    Section 8.12. FEES AND EXPENSES. Subject to Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

    Section 8.13. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this
Section 8.13:

            If to Parent or Merger Sub:
            Comcast Corporation
            1500 Market Street
            Philadelphia, PA 19102
            Attention: General Counsel

            with copies to:
            Dechert Price & Rhoads
            4000 Bell Atlantic Tower
            1717 Arch Street
            Philadelphia, PA 19103-2793
            Attention:  Barton J. Winokur, Esq.
                      Peter D. Cripps, Esq.

            If to the Company:
            Jones Intercable, Inc.
            c/o Comcast Corporation
            1500 Market Street
            Philadelphia, PA 19102
            Attention: General Counsel

            with copies to:
            Wilmer Cutler & Pickering
            2445 M Street N.W.
            Washington D.C. 20037-1420
            Attention: Russell J. Bruemmer

    IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                                       COMCAST CORPORATION

                                                       By:  /s/ ARTHUR R. BLOCK
                                                            -----------------------------------------
                                                            Name: Arthur R. Block
                                                            Title:  Vice President

                                                       COMCAST JOIN HOLDINGS, INC.

                                                       By:  /s/ ARTHUR R. BLOCK
                                                            -----------------------------------------
                                                            Name: Arthur R. Block
                                                            Title:  Vice President

                                                       JONES INTERCABLE, INC.

                                                       By:  /s/ ARTHUR BLOCK
                                                            -----------------------------------------
                                                            Name: Arthur R. Block
                                                            Title:  Vice President

                                                                      APPENDIX B

                                      [LOGO]

                                           December 21, 1999

Special Committee
  of the Board of Directors
and the Board of Directors
Jones Intercable, Inc.
P.O. Box 3309
Englewood, Colorado 80155

Ladies and Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to the stockholders of Jones Intercable, Inc. (the "Company") other than Comcast Corporation ("Comcast") of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of December 22, 1999 (the "Agreement"), among Comcast, the Company and Comcast JOIN Holdings, Inc., a wholly owned subsidiary of Comcast ("Merger Sub") pursuant to which the Company will be merged (the "Merger") with and into Merger Sub.

    Pursuant to the Agreement, each share of Common Stock and Class A Common Stock of the Company will be converted into the right to receive 1.4 shares (the "Exchange Ratio") of Class A Special Common Stock, $1.00 par value per share of Comcast.

    In arriving at our opinion, we have reviewed the draft dated December 21, 1999 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Comcast including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections for the Company provided to us by the management of the Company and certain financial projections for Comcast provided to us by the management of Comcast. In addition, we have compared certain financial and securities data of the Company and Comcast with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the common stock of the Company and Comcast, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Comcast or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections provided to us, we have relied on representations that they have been prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Comcast as to the future operating and financial performance of the Company and Comcast, respectively. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Special Committee of the Board of Directors of the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood

Jones Intercable, Inc.
Page 2                                                         December 21, 1999

that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion as to the prices at which the Comcast Class A Special Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company and Comcast in the past and has been compensated for such services.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by the stockholders of the Company other than Comcast pursuant to the Agreement is fair to such stockholders from a financial point of view.

                                        Very truly yours,

                                        DONALDSON, LUFKIN & JENRETTE SECURITIES
                                        CORPORATION

                                        By:  /s/ JAMES M. BRONER
                                        ----------------------------------------
                                            James M. Broner
                                            Senior Vice President